Exhibit 2(b)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAVY, LLC

DATED AS OF [_______], 201_

THE TRANSFER OF THE MEMBERSHIP INTERESTS IN THE COMPANY DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN

i

(continued)

(continued)

(continued)

	ARTICLE 12
	DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.01.	No Dissolution	107
Section 12.02.	Events Causing Dissolution	107
Section 12.03.	Bankruptcy of a Member	108
Section 12.04.	Winding Up	108
Section 12.05.	Distribution of Assets	109
Section 12.06.	Distributions in Cash or in Kind	110
Section 12.07.	Claims of the Members	110

	ARTICLE 13
	MISCELLANEOUS

Section 13.01.	Further Assurances	110
Section 13.02.	Amendment or Modification	111
Section 13.03.	Waiver; Cumulative Remedies	111
Section 13.04.	Entire Agreement	112
Section 13.05.	Third Party Beneficiaries	112
Section 13.06.	Non-Assignability; Binding Effect	112
Section 13.07.	Severability	113
Section 13.08.	Injunctive Relief	114
Section 13.09.	Governing Law	114
Section 13.10.	Submission to Jurisdiction	114
Section 13.11.	Waiver of Jury Trial	115
Section 13.12.	Notices	115
Section 13.13.	Counterparts	116

EXHIBITS

Exhibit A -	Example of Redemption Purchase Price Calculation
Exhibit B -	Strategic Plan
Exhibit C -	Compliance Plan
Exhibit D -	Registration Rights
Exhibit E-1 -	Description of Back-End Transaction
Exhibit E-2 -	Terms of Company Preferred Interests
Exhibit E-3 -	Terms of New HoldCo Preferred Interests
Exhibit F -	Financial Reporting Adjustments

SCHEDULES

Schedule 4.01 -	Member Information

(continued)

Schedule 7.05 -	Company Tax Principles

v

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Navy, LLC, a Delaware limited liability company (the “Company”), is made as of [______], 201_, by and among [_________], [_________], [_________] (each, an “Initial Comcast Member” and collectively, the “Initial Comcast Members”), Navy Holdings, Inc., a Delaware corporation (the “Initial GE Member” or “HoldCo”), each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act, and Comcast Corporation, a Pennsylvania corporation (“Comcast”), and General Electric Company, a New York corporation (“GE”).

RECITALS

WHEREAS, the Company was formed on November 12, 2009, by the filing of a Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware and the adoption of that certain Limited Liability Company Agreement of the Company dated as of December 1, 2009 by Navy Holdings, Inc., as the initial sole member of the Company (the “Original LLC Agreement”);

WHEREAS, pursuant to a Master Agreement dated as of December 3, 2009 (as amended or otherwise modified from time to time, the “Master Agreement”) by and among GE, NBC Universal, Inc., a Delaware corporation (“NBCU”), Comcast and the Company, Comcast and GE agreed to contribute (or cause to be contributed) certain assets and liabilities to the Company;

WHEREAS, pursuant to the Master Agreement, in consideration of their respective contributions, the parties thereto agreed that the Company would issue Membership Interests in the Company to the Initial Comcast Members and the Initial GE Member;

WHEREAS, pursuant to the Master Agreement, the parties thereto agreed that immediately after the contributions referred to above are made, the Initial Comcast Members would purchase from the Initial GE Member a number of Membership Interests such that, upon the consummation of such purchase, the Comcast Members’ aggregate Percentage Interests would equal 51% and GE’s Percentage Interest would equal 49%; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Closing contemplated by the Master Agreement has been consummated.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Defined Terms.  (a)  In this Agreement, except where the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  Unless otherwise specifically stated, the term “Affiliate” does not include:  (x) the Company or any of its Subsidiaries when used with respect to Comcast, GE or HoldCo or any of their respective Subsidiaries and (y) Comcast, GE or any of their respective Subsidiaries when used with respect to the Company or any of its Subsidiaries.  “Affiliated” and “Affiliation” shall have correlative meanings.

“Agreed Adjustments” shall have the meaning, and be prepared in accordance with the provisions, set forth in Exhibit F.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended or otherwise modified from time to time in accordance with Section 13.02.

“Annual Tax Distribution Amount” means, with respect to a Tax Year, an amount equal to the product of (x) the aggregate amount of net taxable income and gain allocated to the Members pursuant to Section 8.01(d)(i) in respect of such Tax Year, reduced by the amount of any deductions of Comcast during such Tax Year as a result of any tax basis adjustments pursuant to Section 743(b) of the Code attributable to the transaction set forth in Section 2.04 of the Master Agreement and (y) the Applicable Tax Rate.  For the avoidance of doubt, the Annual Tax Distribution Amount shall be calculated without regard to any allocations pursuant to Sections 8.01(d)(ii) and 8.01(d)(iii) in connection with the disposition of an asset.

“Applicable Accounting Method” means the applicable accounting method by which GE is required, in accordance with GAAP, to account for its investment in the Company (namely, on a consolidated basis, under the equity method or under the cost method).

“Applicable Tax Rate” means, with respect to a Tax Year, the combined federal, state and local income tax rate (giving effect to the deductibility of state and local income taxes for federal income tax purposes) that would have applied to the Company during such Tax Year if it were a corporation for U.S. federal income tax purposes.

“Appraiser” means any investment bank that, according to any nationally recognized data provider, was one of the top ten underwriters of equity offerings by United States issuers in the United States during the calendar year immediately preceding the year in which the Appraiser is engaged.

“Available Cash” means all cash and cash equivalents of the Company and its Subsidiaries in excess of $300 million.

“Back-End Trigger Condition” means HoldCo is a member of GE’s consolidated group for U.S. federal income tax purposes immediately prior to the exercise of a Roll-Up Right.

“BBN Holdings” means BBN Holdings, Inc. and any successors thereto.

“Board” means the board of directors of the Company.

“Business” means (i) the production, development, publication, distribution, licensing, exploitation and aggregation of content (on any medium now known or hereafter devised), including: (A) acquiring, producing, developing, distributing, licensing, syndicating, marketing and selling content; (B) acquiring, producing, developing, distributing, licensing, syndicating, marketing and selling news (including weather), sports, information and all manner of entertainment programming (including original programming) and other related content and merchandising relating thereto, including out-of-the-home media platforms (e.g., taxicabs); (C) acquiring, producing, developing, distributing, licensing, syndicating, marketing and selling motion pictures in theatrical and non-theatrical, home video/DVD, television, electronic sell-through, PPV, VOD and by any other means; (D) acquiring, producing, developing, distributing, licensing, marketing and selling musical compositions, including publishing and recorded music; (E) providing network television services to affiliated broadcast television stations; (F) owning, operating and/or investing in television broadcasting stations including locally programmed cable channels for areas served by NBC network television stations owned by the Company (other than KNTV and WMAQ); (G) owning, operating and/or investing in cable/satellite programming networks (including RSNs); (H) owning and/or operating film and television production facilities; (I) acquiring, producing, developing, distributing, licensing, syndicating, marketing and publishing video games; (J) owning, operating, developing and/or investing in internet websites in order to make content available on such sites (and similar sites including sites for mobile access and applications for the delivery of content digitally) and other digital businesses related to any of the foregoing permitted under clauses (A) through (I) above; (K) sale of national or local advertising which may include targeted/addressable or interactive advertising; and (L) acquiring, producing, developing and presenting live theatrical works; and (ii) the ownership or investment in and/or operation of theme parks and resorts.  “Business” shall include both businesses conducted on the date hereof and as could reasonably be expected to be conducted in the future, including any future businesses derived from or that are successors to existing businesses (including as a result of technological advances).  It is acknowledged and understood that (x) certain elements of the Business include and will in the future include functionalities such as social networking and commerce that are ancillary to the Business (e.g., the sale of merchandise and other media containing content acquired, produced, developed, published, licensed or exploited by the Business), (y) the business of Fandango.com includes as a principal element e-commerce (i.e., the sale of tickets and advertising) and (z) the Company may distribute its content on an ad-supported, subscription or pay-per-use basis.

“Business Day” means a day ending at 11:59 p.m. (Eastern Time), other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Philadelphia, Pennsylvania are authorized or obligated by Law to close.

“Capital Contributions” means Initial Capital Contributions and Additional Capital Contributions.

“Capital Markets Activities” means any activities undertaken in connection with efforts by any Person to raise for or on behalf of any other Person capital from any public or private source.

“Change in Tax Law” means any change in applicable U.S. federal income tax Laws after the date of this Agreement.

“Closing” has the meaning set forth in the Master Agreement.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comcast Blackout Period” means (i) with respect to any fiscal quarter of Comcast, the blackout period applicable to senior management of Comcast with respect to such fiscal quarter and (ii) if Comcast furnishes to GE and the Company a written notice signed by an officer of Comcast stating that, as of the date of such notice, Comcast has pending or in process a material transaction (including a financing transaction or a material acquisition (whether such acquisition occurs by way of stock purchase or exchange, asset purchase or exchange, merger, consolidation or similar transaction) by Comcast or any of its Subsidiaries of the business or a line of business of a Person that is not an Affiliate of Comcast), the disclosure of which would, in the good faith judgment of Comcast’s board of directors, materially and adversely affect Comcast, the period commencing on the date on which such notice is given and ending on the earlier of (A) the date that is 60 days after the date on which such notice was given and (B) the date on which the material transaction that necessitated such notice is abandoned or publicly disclosed.

“Comcast De Minimis Business” means an equity interest in any Person engaged in the video programming network business that is acquired by Comcast or any of its Subsidiaries (other than the Company or any of its Subsidiaries) as consideration for commitments made in a distribution agreement by Comcast’s multichannel video distribution business; provided that the total amount of Comcast’s and such Subsidiaries’ equity interests in any such Person shall not exceed 25%.

“Comcast Member” means any Initial Comcast Member as of the Closing and, thereafter, any of Comcast or any of its direct or indirect wholly-owned Subsidiaries that then is a Member.

“Comcast Permitted Business” means:  (I) (i) the multichannel video distribution business (e.g., the principal business now conducted by Comcast’s Cable Division), by any distribution method (cable, satellite, wireless, etc.) or technology (analog, digital, etc.) and to any type of end-user equipment (television, computer, phone, etc.); (ii) Internet access service (i.e., the principal Internet business now conducted by Comcast’s Cable Division) and Internet portal service (e.g., the principal business now conducted by Comcast’s Comcast Interactive Media Division through comcast.net), including applications and services provided or offered in conjunction therewith (e.g., email, cross-platform services, games, computer security, photo and file storage, etc.), by any distribution method (cable, satellite, wireless, etc.) and to any type of end-user equipment (television, computer, phone, etc.); (iii) Internet businesses primarily focused on: (A) the aggregation, packaging and distribution of content (e.g., the principal business now conducted by Comcast’s Comcast Interactive Media Division now known as fancast.com and the provision of authenticated programming), for Comcast or others, including content downloading; (B) the sale of goods or services through an Internet interface, including games (e.g., amazon.com; recroom.com; etc.); and (C) applications (e.g., maps, concierge services, social networking, etc. (including the business of Plaxo, Inc.)); (iv) webhosting and other Internet infrastructure services; (v) voice and data services, by any distribution method (cable, satellite, wireless, etc.) and to any type of end-user equipment (television, computer, phone, etc.); (vi) home and business security services; (vii) the operation and management of sports teams and event venues; (viii) the food services business; (ix) the ticketing business to events other than movies, by any distribution method (online or physical); (x) the production of advertising and the sale of advertising time (including targeted/addressable and interactive advertising) for Comcast and others (provided that this shall not include National Advertising), including through Canoe Ventures, LLC (“Canoe”) and National Cable Communications LLC (“NCC”); (xi) the provision of content formatting, transmission and distribution services for video content and advertising for Comcast and others (e.g., the business of thePlatform, Inc. and National Digital Television Center, LLC (i.e., the Comcast Media Center)); (xii) the provision of technical services, software, databases and other technology (for Comcast or others) related to the businesses referred to above, including hardware and software development and licensing (e.g., authentication and other security services) and cross-platform services (e.g., comcast.net’s iPhone application); (xiii) (A) the production and distribution of public access, leased access and local origination programming and other programming required under the terms of any cable television franchise agreement, (B) the production, licensing and distribution of video-on-demand programming (e.g., Select on Demand) and (C) the ownership and operation of locally programmed cable channels (e.g., Comcast Entertainment Television, Comcast Hometown Network, CN100 and C2), in each case for carriage on Comcast’s and other multichannel video distributors’ systems (other than locally programmed cable channels for areas served by NBC network broadcast television stations owned by the Company (other than KNTV and WMAQ)); (xiv) any business or activity reasonably ancillary to any of the foregoing; and (xv) any business or activity that represents an evolution over time of any of the business referred to above; provided that neither clause (I)(xiv) nor (I)(xv) shall include the ownership of any interest in, or the operation or management of, any Company Principal Business; (II) the ownership of the following interests:  (A) Big Ten Network, LLC – 4.99% [profit participation]; (B) Canoe – 48.5%; (C) Current Media, LLC – 10%; (D) Digital Entertainment Content Ecosystem (DECE), LLC – membership interest; (E) Driver TV LLC – 6.5%; (F) MGM Holdings, Inc. – 20%; (G) NHL Network US, L.P. – 15.6%; (H) Music Choice – 12.4%; (I) Pittsburgh Cable News Channel LLC– 30%; and (J) The MLB Network, LLC – 8.34%; (III) the ownership and operation of the following interests/businesses:  (A) AutoMallUSA.com, L.L.C. – 100%; (B) Comcast Digital, LLC – 100%; (C) In Demand L.L.C. – 53.9%; (D) NCC – 60%; (E) National Digital Television Center, LLC and its subsidiaries – 100%; (F) Plaxo, Inc. – 100%; (G) thePlatform, Inc. and its subsidiary – 97%; and (H) Vehix, Inc. – 100%; (IV) any changes in the ownership of the entities listed in clauses (II)(A), (C), (E), (G), (H) and (J), provided no such interest shall exceed 25%; (V) any increase in the ownership of the entities listed in clauses (II)(B) and (I) and (III)(C), (D) and (G); (VI) the ownership and operation of any assets acquired in accordance with Section 6.22; (VII) any Comcast De Minimis Business; (VIII) acting as an affiliate of MyNetwork TV in the Ft. Myers/Naples, Florida area; (IX) the ownership and operation of websites relating to Comcast

Corporation (e.g., comcast.com, cmcsk.com and cmcsa.com); and (X) ownership of the following investments of Comcast Interactive Capital, L.P. (Comcast’s internal venture capital arm); provided that the amount of any such investment shall not exceed 25%: Jingle Networks, JiWire, Oberon Media and SB Nation.

“Comcast Transfer Date” means the earlier to occur of (x) the date of the closing of the First HoldCo Redemption Right, if exercised, and (y) the fourth anniversary of the Closing Date; provided that if, as of the fourth anniversary of the Closing Date, the First HoldCo Redemption Right has been exercised but not consummated, the “Comcast Transfer Date” shall be the earlier of (i) the date of the closing of the First HoldCo Redemption Right and (ii) the date on which the First HoldCo Redemption Right is abandoned because any required Governmental Approvals cannot be obtained or for any other reason.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Company Auditors” means the independent certified public accountants of the Company, as may be engaged by the Company from time to time.

“Company Group” means the Company, each Subsidiary of the Company immediately after the Closing and each other Person that is controlled directly or indirectly by the Company immediately after the Closing.

“Company Principal Businesses” means: (i) the National Broadcast Network business; (ii) the local broadcast television business, including locally programmed cable channels for areas serviced by NBC network television stations owned or operated by the Company (other than KNTV and WMAQ); (iii) the theme park and resort businesses; (iv) the video programming network business (including RSNs) (e.g., USA, E!, etc.) (it being the parties intention that this clause (iv) include reference to a non-linear network (such as FEARnet) which is intended to operate as a stand-alone programming network with a business plan to operate at a profit predicated principally on obtaining distribution from multichannel video distribution providers including Comcast and others, but not include video-on-demand programming (such as Select on Demand) which is intended to operate principally as part of Comcast’s and/or others’ multichannel video business); (v) the production, sale and distribution of television programming (e.g., the principal business now conducted by NBCU’s Universal Media Studios and Universal Cable Productions and the related business of licensing or distributing television programming); (vi) the production, sale and distribution of filmed entertainment (i.e., motion pictures) (it being the parties’ intention that the use of the terms “production, sale and distribution” in clauses (v) and (vi) shall have the meanings customarily ascribed to them in the television production and film production businesses, as opposed to the multichannel video distribution business); (vii) the sale of tickets online and the sale of advertising to support such business; and (viii) National Advertising.  For the avoidance of doubt, it is agreed that the parties intention is that the term Company Principal Business does not, for the purposes of Section 10.03(a), prevent, or for the purposes of Section 10.06, include, the conduct by any Person covered thereby of any business that is a part of any of the enumerated businesses in clauses (i) through (viii) above unless conducted as part of the enumerated business itself (e.g., operating a website is not covered by clause (iv) above unless the website is being operated as part of conducting a video programming network business).

“Company Securities” means any securities (including debt securities) issued by the Company.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “controlled by”, “controlled”, “under common control with” and “controlling” shall have correlative meanings.

“Corporate Reporting Data” means the data necessary to provide GE the ability to apply the equity method of accounting (including consolidated trial balance data supporting balance sheet, statement of operations, members equity, comprehensive income accounts and reasonable mapping information with respect thereto) with respect to its investment in the Company.

“Cushion Percentage” means (A) with respect to the transaction occurring pursuant to Section 9.02(a), 20%, and (B) with respect to any transaction not described in clause (A), (i) if such transaction occurs on or after the three and one half year anniversary of the Closing Date and before the fifth anniversary of the Closing Date, 15%, (ii) if such transaction occurs on or after the fifth anniversary of the Closing Date and before the sixth anniversary of the Closing Date, 12%, (iii) if such transaction occurs on or after the sixth anniversary of the Closing Date and before the seventh anniversary of the Closing Date, 7.5%, and (iv) if such transaction occurs on or after the seventh anniversary of the Closing Date, 5%.

“Debt” of any Person means (i) all debt of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables and other similar obligations incurred in the ordinary course of business), (ii) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases, (iv) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or leveraged lease, (v) all obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person, (vi) all liabilities secured by any lien granted on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, and (vii) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Debt of any other Person referred to in clauses (i) through (vi) of such Person; provided, however, that for the purposes of Sections 4.10(a), 5.02(a)(i), 5.02(a)(iii) and 9.02(c)(ii):

(A)           Debt shall not include (1) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (2) deferred compensation, pension and other post-employment benefit liabilities, (3) take or pay obligations arising in the ordinary course of business, (4) obligations arising under the Credit Agreement, dated as of March 2, 1998 (the “Lin Credit Agreement”), between General Electric Capital Corporation and Station Venture Holdings, LLC (the “LLC”) (as successor in interest to Lin Television of Texas, L.P.), so long as the obligations of the Company, NBCU or any of their respective Subsidiaries (other than the LLC or Station Ventures Holdings, LP or any of their respective Subsidiaries) arising under the Lin Credit Agreement or any related credit support, risk of loss or similar arrangement constitute NBCU Excluded Liabilities (as defined in the Master Agreement) and (5) non-recourse Debt under any Factoring Agreement; and

(B)           the amount of any Debt described in clause (v), (vi) or (vii) shall only be included to the extent such Debt is consolidated on such Person’s balance sheet in accordance with GAAP.

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Capital Markets Activities, Financing, Insurance, Leasing, Other Financial Services Activities or Securities Activities (whether such rights or remedies arise under any agreement relating to such activity, under applicable Law or otherwise), including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activities or any property subject to Leasing.

“Depreciation” means, for each Tax Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Tax Year, except that if (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Tax Year and which difference is being eliminated by use of the “remedial allocation method” as defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Tax Year shall be the amount of book basis recovered for such Tax Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other assets the Gross Asset Value that differs from its adjusted tax basis for federal income tax purposes at the beginning of such Tax Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Tax Year bears to such beginning adjusted tax basis; provided, however, in the case of clause (b) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Tax Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member unless such method could reasonably be expected to have an adverse effect on the Initial GE Member or any of its Affiliates that is material and disproportionate as to its effect on other Members or their Affiliates, in which case such method shall not be selected without the consent of the Initial GE Member, which consent shall not be unreasonably withheld or delayed.

“EBITDA” means, other than for purposes of Section 9.05(c), for any period, net income of any Person and its consolidated Subsidiaries plus or minus, to the extent included in the calculation of net income for such period, and without duplication:

(a) extraordinary expenses or losses and unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, (x) non-cash losses from dispositions of assets not in the ordinary course of business and (y) goodwill or intangible asset impairment);

(b) any extraordinary income or gains and any unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on dispositions of assets not in the ordinary course of business);

(c) restructuring charges deemed to be one time in nature (excluding charges incurred in the ordinary course of business), including restructuring charges in connection with the Transactions (as defined in the NBCU Financing (as defined in the Master Agreement), the Alternative Financing (as defined in the Master Agreement) and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, credit facilities, bridge facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, collectively, the “Credit Facilities”), whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, solely to the extent such charges are agreed between NBCU and the lenders under the Credit Facilities to be added back to Consolidated EBITDA (as defined in the Credit Facilities) for purposes of the calculation of Consolidated Leverage Ratio (as defined in the Credit Facilities) under the Credit Facilities; provided that the aggregate amount of cash charges permitted to be added back to consolidated net income under this clause (c) shall not exceed $250 million in any period;

(d) transaction expenses directly related to the Transactions (as defined in the Credit Facilities) paid by NBCU or its Subsidiaries in accordance with Section 12.02 of the Master Agreement;

(e) net income (loss) attributable to noncontrolling interests;

(f) income tax expense or benefit;

(g) interest expense (including intercompany interest expense, and amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Debt but excluding capitalized interest expense) and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period);

(h) depreciation and amortization expense and impairment of tangible, intangible assets and goodwill, including amortization of intangibles, but excluding (x) amortization expenses relating to film, television or similar entertainment rights, investment or inventory other than amortization of adjustments recorded in the application of purchase accounting in connection with the closing of the Transactions and (y) amortization of programming distribution rights (i.e., launch support);

(i) gain or loss from the disposition of businesses, assets or investments;

(j) equity in income or loss of unconsolidated investments or associated companies;

(k) interest (including intercompany interest) and dividend income; provided that EBITDA shall include the amount of cash dividends or distributions received from unconsolidated investments or associated companies; and

(l) foreign currency gains or losses.

If the Company consolidates the earnings of Station Venture Holdings LLC and/or Station Venture Operations L.P. during any pre-Closing period, the financial results of such entity/entities shall be excluded from the calculation of EBITDA for such period.

If during any post-Closing period (1) the Company or NBCU, as applicable, consolidates the earnings of Station Venture Holdings LLC and/or Station Venture Operations L.P. and (2) the obligations of the Company, NBCU or any of their respective Subsidiaries (other than Station Venture Holdings LLC and Station Venture Operations L.P. or any of their respective Subsidiaries) arising under the Credit Agreement, dated March 2, 1998, between Station Venture Holdings, LLC (as successor to Lin Television of Texas, L.P.) or any related credit support, risk of loss or similar arrangements are Excluded NBCU Liabilities (as defined in the Master Agreement), the financial results of such entity/entities shall be excluded from the calculation of EBITDA for such period.

“Equity Method Threshold” means GE’s direct or indirect interest in the Company is such that any member of the GE Group is required, in accordance with GAAP, to account for its investment in the Company under the equity method of accounting as in effect with respect to the applicable accounting period.

“Equity Securities” means (i) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests, other than customary profit participations granted in the media business) (collectively, “Interests”), (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any security described in clause (i) or clause (ii), (iv) any such warrant or right or (v) any security issued in exchange for, upon conversion of or with respect to any of the foregoing securities.

“Estimated Tax Distribution Amount” means, with respect to a calendar quarter, an amount equal to one quarter of the product of (x) the aggregate amount of net taxable income and gain estimated by the Tax Matters Member to be allocated to the Members pursuant to Section 8.01(d)(i) in respect of such calendar year, reduced by the amount of any deductions of Comcast during such Tax Year as a result of any tax basis adjustments pursuant to Section 743(b) of the Code attributable to the transaction set forth in Section 2.04 of the Master Agreement, and (y) the Applicable Tax Rate.  For the avoidance of doubt, the Estimated Tax Distribution amount shall be calculated without regard to any allocations pursuant to Sections 8.01(d)(ii) and 8.01(d)(iii) in connection with the disposition of an asset.

“Excess Amount” means an amount (not less than zero) equal to (i) 120% of Public Market Value less (ii) [$28.15 billion]1.

“Existing Business Activities” means any business conducted or investment held by GE or any of its Subsidiaries or contemplated by any existing

1 This amount will be increased by the purchase price for any Relevant Transactions (as defined in the Master Agreement) contributed at Closing, if any.

contractual arrangements applicable to GE or its Subsidiaries, on the date of this Agreement after giving effect to the Closing, as such business may evolve over time.

“Financial Services Business” means any activities undertaken principally in connection with or in furtherance of (i) Capital Markets Activities, (ii) Financing, (iii) Leasing, (iv) Default Recovery Activities, (v) Other Financial Services Activities, (vi) Securities Activities or (vii) the sale of Insurance, the conduct of any Insurance brokerage activities or services or the provision of Insurance advisory services, business processes or software.  Financial Services Business also includes any investment or ownership interest in a Person through an employee benefit or pension plan.

“Financing” means the making of, entering into, purchase of, or participation in (including syndication or servicing activities), (i) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature or for similar purposes, (ii) non-voting preferred equity investments, and (iii) investments as a limited partner in a partnership or as a member of a limited liability company in which another Person who is not an Affiliate of the limited partner or member is a general partner, manager or management member, or funds of funds in which GE Capital is the general partner which consist only of investments of the type referred to in this definition.
“GAAP” means:
(i)           for purposes of Article 11 hereof, the generally accepted accounting principles adopted from time to time by an enterprise for financial reporting purposes, which may refer to U.S. GAAP, International Financial Reporting Standards (IFRS) GAAP, or other generally accepted accounting principles adopted by a reporting enterprise.  The parties agree that, in respect of any period prior to, and as of the Closing Date, “GAAP” refers to U.S. generally accepted accounting principles.  In the event that either GE or Comcast, or any applicable members of their respective Groups, adopts a new basis of accounting other than U.S. generally accepted accounting principles, unless otherwise mutually agreed to in writing by GE and Comcast, all information required to be prepared and provided pursuant to Article 11 shall be prepared and provided based on GAAP as adopted by Comcast for purposes of its reporting requirements.

(ii)           for purposes other than for Article 11 hereof, U.S. generally accepted accounting principles.

“GE Auditors” means the independent certified public accountants of GE, as may be engaged by GE from time to time.

“GE De Minimis Business” means (i) any minority equity investment by GE or any of its Subsidiaries in any Person (A) in which GE or its Subsidiaries (x) do not have the right to designate a majority of the members of the board of directors (or similar governing body) of such Person, (y) hold less than 25% of the outstanding voting securities or similar equity interests of such Person and (z) do not manage or operate the business of such Person or make significant proprietary assets (including the GE name or brand and any non-public information derived from any Company Principal Business) available to such Person for use in such Person’s business or (B) in which the amount invested by GE and its Subsidiaries, collectively, is less than $25 million, (ii) any business activity conducted by GE or any of its Subsidiaries that is ancillary to the conduct of their principal businesses, it being understood that the Company Principal Business will be deemed ancillary to a principal business if the Company Principal Business is not conducted as a separate profitable business offering and comprises not more than 20% of the value measured by the net operating profit of the business activities of which it forms a part, (iii) any other business in which Company Principal Business is conducted primarily in connection with (x) the sale, purchase, leasing, financing, licensing, disposition, marketing or distribution of goods and services that do not constitute Company Principal Business, (y) the development, design, manufacture, use or application of such goods and services referred to in clause (x), or (z) other activities incidental to or provided in connection with the foregoing, including the provision to actual or potential customers, consumers, end users or the public of news, technical information or other material that is distributed for the purpose of promoting demand for such goods or services that do not constitute Company Principal Business, or of technical support, education, training and servicing in connection with the provision of such goods or services that do not constitute Company Principal Business, or (iv) research and development of intellectual property or technology that could be used in both the Company Principal Business and in connection with businesses of GE or any of its Affiliates that do not constitute Company Principal Business.

“GE Group” means GE and each Person (other than any member of the Company Group) that is an Affiliate of GE immediately after the Closing.

“GE Public Filings” means GE’s public earnings releases, Quarterly Reports on Form 10-Q, annual reports to shareholders, Annual Reports on Form 10-K, Current Reports on Form 8-K and any amendments to any of the foregoing and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by GE or any of its Subsidiaries with the Commission or any national securities exchange.

“Governmental Approval” means any authorization, consent, waiver, order and approval of any Governmental Authority, including any applicable waiting periods associated therewith.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Group” means the GE Group or the Company Group, as the context requires.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of any asset contributed by a Member to the Company in the Initial Capital Contribution and by Comcast or a Comcast Affiliate in any subsequent contribution shall be the gross fair market value of such asset, as mutually agreed by Comcast and the Initial GE Member.  If Comcast and the Initial GE Member are unable to reach agreement as to the initial Gross Asset Value of any such asset, such amount shall be determined pursuant to a mutually agreeable appraisal process.  The initial Gross Asset Value of any other asset contributed by a Member other than Comcast or a Comcast Affiliate to the Company shall be the gross fair market value of such asset, as determined by the Tax Matters Member in its reasonable discretion;

(ii)           The Gross Asset Value of any asset shall be adjusted to equal its gross fair market value (taking Section 7701(g) of the Code into account), as determined by the Tax Matters Member in its reasonable discretion as of the following times:  (A) the acquisition of an additional Membership Interest in the Company by any new or existing Member; (B) the making of an Additional Capital Contribution; (C) the distribution by the Company to a Member of more than a de minimis amount of the Company’s property as consideration for an interest in the Company; (D) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (E) the withdrawal of a Member from the Company; provided that an adjustment described in clauses (A), (B) and (E) of this paragraph shall be made only if the Tax Matters Member reasonably determines that such adjustment is necessary to reflect the relative interests of the Members in the Company;

(iii)           The Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the Tax Matters Member in its reasonable discretion;

(iv)           The Gross Asset Value of any asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); and

(v)           If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses;

provided, however, that if the determination by the Tax Matters Member pursuant to clause (i), (ii) or (iii) could reasonably be expected to have an adverse effect on the Initial GE Member or any of its Affiliates that is material and disproportionate as to its effect on other Members or their Affiliates such determination shall be subject to the consent of the Initial GE Member, which consent shall not be unreasonably withheld or delayed.

“HoldCo Agreement” means the Navy Holdco 2 Agreement the form of which is attached as an exhibit to the Master Agreement.

“HoldCo Shareholder” means, at any time, any Person who, at such time, directly owns any HoldCo Shares.

“HoldCo Shares” means shares of common stock, par value $0.01 per share, of HoldCo.

“Independent Director” means an individual meeting the independence tests necessary for service on the audit committee of a public company listed on any national securities exchange on which the Company is listed if then listed.

“Insurance” means any product or service determined to constitute insurance, assurance or reinsurance by the Laws in effect in any jurisdiction.

“Investment Grade Credit Rating” means that the Company’s senior unsecured long-term Debt is rated at least BBB- by Standard & Poor’s Ratings Services and at least Baa3 by Moody’s Investors Service, Inc.; provided that if no such Debt is outstanding at that time, then such Debt shall be deemed to be rated at those ratings that the ratings agencies or their successors assign to Debt of the Company having the hypothetical characteristics of such Debt on a “shadow rating” or “indicative rating” basis.

“IPO” means the first underwritten public offering of common Equity Securities of the Company that results in such common Equity Securities of the Company being publicly registered and traded.

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Leasing” means the rental, leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

“LIBOR” means the rate per annum equal to the British Bankers Association LIBOR from Telerate Successor Page 3750, as published by Reuters at approximately 11:00 a.m., London time, on the date of the commencement of the relevant interest period, as the rate for dollar deposits with a three-month maturity.  If such rate is not available at such time for any reason, then “LIBOR” shall be the arithmetic mean of the rates quoted by three major banks in the City of New York, selected by the Company, at approximately 11:00 a.m., New York City time, on the date of the commencement of the relevant interest period for loans in U.S. dollars to leading European banks in a principal amount equal to an amount not less than $1 million that is representative for a single transaction in such market at such time.

“Member” means, at any time, for so long as it holds any Membership Interests, (i) any Initial Comcast Member and the Initial GE Member, as applicable, and (ii) any other Person who, after the Closing, is admitted to the Company as a member in accordance with the terms of this Agreement.  No Person that is not a Member shall be deemed a “member” of the Company under the Act.

“Membership Interest” means the entire limited liability company interest(s) of a Member in the Company.  A Member’s Membership Interests include, but are not limited to, such Member’s share of the Profits and Losses, its rights in its Capital Account, its right to receive distributions of Company assets, and any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act.  The Membership Interests are divided into equal proportionate units of limited liability company interests (including fractional units), with the number of Membership Interests held by each Member set forth on Schedule 4.01, as amended from time to time.

“Membership Percentage” means, with respect to any Member as of any time, the number of Membership Interests owned by such Member at such time divided by the aggregate number of Membership Interests owned by all Members at such time.

“Mixed Competing Business Acquisition” means a transaction involving both an acquisition of or an investment in a Company Principal Business and an acquisition of or an investment in a business that is not a Company Principal Business.

“NASDAQ” means the NASDAQ National Market.

“National Advertising” means the sale of traditional, linear advertising time (i.e., advertising that is not targeted/addressable or interactive) for advertisements aired on any National Broadcast Network or video programming network (as such term is used in the definition of clause (iv) of Company Principal Business).  For the avoidance of doubt, it is agreed that this definition does not refer to advertising time that is made available by (i) a National Broadcast Network for sale by a local broadcast station (or its representatives) for local market insertion; or (ii) a video programming network for sale by a multichannel video distributor (or its representatives) for local market insertion.

“National Broadcast Network” means a provider of television programming through a network of owned and affiliated local broadcast stations to a substantial portion of the United States.

“Non-Ordinary Course Related Party Transaction” means a Related Party Transaction that is not an Ordinary Course Related Party Transaction.  Examples of Non-Ordinary Course Related Party Transactions include transactions not within the scope of the definition of Business or that involve the purchase, sale or lease (not including licenses of intellectual property) of businesses or assets.

“Notice Date” means the date either Comcast or HoldCo, as applicable, receives an Exercise Notice.

“NYSE” means the New York Stock Exchange.

“Ordinary Course Related Party Transaction” means a Related Party Transaction that is within the ordinary course of business of the Company and its Subsidiaries.  Examples of Ordinary Course Related Party Transactions include the entering into by the Company or any of its Subsidiaries with Comcast or any of its Affiliates of programming agreements, affiliation agreements, agreements with respect to corporate overhead and support services (other than the Comcast Services Agreement (as defined in the Master Agreement)) and other commercial agreements of a type that are entered into between content producers and distributors in the ordinary course of business.  It is understood that entering into agreements of this type will be considered Ordinary Course Related Party Transactions even if they relate to new technologies or new types of arrangements that have not previously been in place between the Company and its Subsidiaries and Comcast and its Subsidiaries.

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of GE’s financial services Affiliates purely for financial investment purposes, investments for the benefit of third party and client accounts, credit card products or services, vendor financing and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

“Percentage Interest” means, at any time with respect to a Person who is a Member or a HoldCo Shareholder but is not HoldCo or the Company, such Person’s “aggregate percent membership interest” divided by the “residual percentage,” in each case calculated at such time, where:

(i)           “aggregate percent membership interest” shall mean, with respect to a Person who is a Member or a HoldCo Shareholder but is not HoldCo or the Company, the sum of (A) such Person’s Membership Percentage and (B) the product of (x) HoldCo’s Membership Percentage and (y) such Person’s “HoldCo interest”;

(ii)           “HoldCo interest” shall mean, with respect to a HoldCo Shareholder, the number of HoldCo Shares directly owned by such HoldCo Shareholder divided by the aggregate number of HoldCo Shares directly owned by all HoldCo Shareholders; and

(iii)           “residual percentage” shall mean the residual of (A) one minus (B) the product of (x) HoldCo’s Membership Percentage and (y) the Company’s “HoldCo interest.”

For purposes of this Agreement, (i) reference to “GE’s Percentage Interest” shall include Percentage Interests held by wholly-owned Affiliates of GE other than HoldCo and (ii) in order to avoid double counting, HoldCo’s Percentage Interest is deemed to be zero.

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.

“Profit” and “Loss” means, for each Tax Year, an amount equal to the Company’s taxable income or loss for such Tax Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss;

(iii)           In the event Gross Asset Value of any asset of the Company is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(iv)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Tax Year;

(v)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of (adjusted for accumulated Depreciation with respect to such property), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

(vi)           Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 8.01(c) or 12.05(b) hereof shall not be taken into account in computing net Profit or net Loss.  The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 8.01(c) or 12.05(a) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

“Public Market Value” means (i) prior to an IPO, an amount equal to Fully Distributed Public Market Value and (ii) following an IPO, the aggregate common equity market value of the Company based on the average of the daily volume weighted average per share trading prices of Common Stock on the primary exchange or market on which it trades for the 20 trading days ending on the second trading day immediately preceding the closing of the applicable purchase transaction or such other date as provided in this Agreement.

“Public Offering” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Qualifying Public Offering” means any Public Offering that is reasonably expected to yield gross proceeds that, when aggregated with the gross proceeds from any previous Public Offerings, equal at least $1.5 billion.

“Qualifying Securities” means shares of Comcast common stock that are of any class or classes of Comcast’s choosing; provided that shares of such class or classes shall then be listed or traded on a national securities exchange or quoted on an inter-dealer quotation system.

“Redemption Purchase Price” means GE’s Percentage Interest of the Company being sold by GE, HoldCo and/or their respective Affiliates, as the case may be, multiplied by an amount equal to (i) 120% of Public Market Value less (ii) 50% of any Excess Amount.  An example of the calculation of the Redemption Purchase Price is set forth on Exhibit A.

“Registrable Securities” means shares of Common Stock owned by Comcast, GE or any of their respective Affiliates; provided that Registrable Securities shall not include any such securities received in a transaction registered under the Securities Act.  As to any particular securities referred to in the immediately preceding sentence, once issued, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (b) they shall have been distributed to the public pursuant to Rule 144 under the Securities Act, (c) registration under the Securities Act is not required to permit the immediate disposition of such securities on any exchange on which such securities are listed or on any inter-dealer quotation system on which such securities are quoted; provided that, notwithstanding the foregoing, such securities shall remain Registrable Securities until such time as the aggregate value of such securities held by Comcast and its Affiliates or GE and its Affiliates, as the case may be (based on the average closing sale price of such security on the principal exchange on which such security is listed or on the principal inter-dealer quotation system on which such security is quoted during the preceding ten trading days), first falls below $1 billion, (d) they shall have been otherwise transferred, and new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not, in the opinion of counsel to the holders (or in the opinion of counsel to the Company, which counsel and opinion are reasonably satisfactory to the holders), require registration of them under the Securities Act, or (e) they shall have ceased to be outstanding.

“Related Party Transaction” means any transaction, agreement or arrangement (including any termination of, or modification of the terms of, any such transaction, agreement or arrangement other than pursuant to and in accordance with the terms of such transaction, agreement or arrangement) between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) Comcast or any of its Affiliates, on the other hand, except:  (A) any transaction, agreement or arrangement entered into pursuant to the Master Agreement, (B) any transaction, agreement or arrangement expressly contemplated by the Master Agreement and (C) any renewal or extension of any such transaction, agreement or arrangement pursuant to and in accordance with its terms.

“Relevant Time” means, with respect to a certification provided pursuant to Section 9.02(a), Section 9.03(b), Section 9.03(c), Section 9.06(a) or Section 9.08(b), the end of the last day of the most recent Tax Year ended prior to the date of such certification.

“Roll-Up Purchase Price” means, with respect to a Roll-Up Right, (x)(A) in the case of any of the Roll-Up Rights within the meaning of clauses (i) through (iii) of the definition of Roll-Up Right, the Redemption Purchase Price, (B) in the case of a Roll-Up Right within the meaning of clause (iv) of the definition of Roll-Up Right, the allocable portion of Public Market Value and (C) in the case of a Roll-Up Right within the meaning of clause (v) of the definition of Roll-Up Right, the ROFO Offer Price, in each case calculated with respect to all of HoldCo’s Membership Interests immediately prior to the exercise of such Roll-Up Right.

“Roll-Up Right” means each of (i) the First Comcast Purchase Right, (ii) the Fourth Comcast Purchase Right, (iii) to the extent it would give HoldCo and GE the right to sell all, but not less than all, of the remainder of GE’s Percentage Interest at such time, the Second HoldCo Redemption Right (including, for the avoidance of doubt, the Second HoldCo Redemption Right if Comcast waives the limitations on its purchase obligation pursuant to Section 9.02(d) and elects to purchase the remainder of GE’s Percentage Interest at such time), (iv) any Public Offering Purchase Right that would give Comcast the right to acquire securities representing all, but not less than all, of GE’s Percentage Interest at such time and (v) any ROFO Offer that would give Comcast the right to acquire securities representing all, but not less than all, of the remainder of GE’s Percentage Interest at such time.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Satellite Business” means the business of operating satellites and provision of satellite communication services and related businesses in the satellite business sector, including the following GE businesses and/or investments: Sat-GE Limited, Asia Satellite Telecommunications Holdings Limited, SatLynx Holdings S.a.r.l., Star One S.A. and Orbcomm, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Activities” means any activities, functions or services (without regard to where such activities, functions or services actually occur) subject to any Law governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

“Significant Investment” means an investment with a purchase price in excess of $500 million.  To the extent that as a result of the investment the consolidated Debt of Comcast would increase, the purchase price for such investment shall be deemed to include a pro rata portion (corresponding to the percentage of the business or entity acquired pursuant to the investment) of the value of such incremental Debt.

“Stand-alone Competing Business Acquisition” means an acquisition of or an investment in a Company Principal Business or Company Principal Businesses in a transaction which does not also involve an acquisition of or an investment in a business that is not a Company Principal Business.

“Subsidiary” of any specified Person means (x) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (y) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions); provided that notwithstanding anything to the contrary contained herein, including any sale of HoldCo Shares in accordance with the terms of this Agreement, (i) so long as GE or any of its Subsidiaries continues to control HoldCo, HoldCo shall be deemed a Subsidiary of GE, (ii) HoldCo shall not be deemed a Subsidiary of Comcast, the Company or any of their respective Subsidiaries and (iii) the Company and its Subsidiaries shall not be deemed to be Subsidiaries of Comcast, GE or HoldCo.

“Tax Matters Agreement” means the agreement, dated as of December 3, 2009, by and among Comcast, GE, NBCU, the Company, HoldCo and the other parties that may from time to time become parties thereto, with respect to certain tax matters, as it may be amended from time to time in accordance therewith.

“Tax Year” means (i) the fiscal year of the Company determined pursuant to Section 7.01 or (ii) if after the date of this Agreement, the taxable year is required by the Code or the Treasury Regulations promulgated thereunder to be a period other than the period described in clause (i), then each period that is the taxable year of the Company determined in accordance with the requirements of the Code or the Treasury Regulations promulgated thereunder; provided that (i) in the case of a dissolution, Tax Year means the period from the day after the end of the most recently ended Tax Year until the dissolution of the Company and (ii) for purposes of making allocations of Profit and Loss, Tax Year means any portion of a taxable year of the Company to the extent required to comply with Section 706 of the Code or the Treasury Regulations promulgated thereunder.  For the avoidance of doubt, Tax Year shall include any portion of a taxable year of the Company with respect to which the allocation of Profit and Loss is determined based on a “closing of the books.”

“Threshold” means, with respect to Comcast, Significant Investments in Company Principal Businesses after the date hereof by Comcast and its Affiliates with an aggregate purchase price of $6 billion; provided that on each anniversary of the date hereof, commencing on the fourth anniversary of the date hereof, such Threshold shall increase by 5% of the Threshold as in effect as of immediately prior to such increase.

“Transaction Agreements” has the meaning set forth in the Master Agreement.

“Transfer” means directly or indirectly (whether by merger, operation of law or otherwise) to sell, transfer, assign or otherwise dispose of any direct or indirect economic, voting or other rights in or to a Membership Interest, including by means of the Transfer of an interest in a Person that directly or indirectly holds such Membership Interest; provided that a merger of, an acquisition of Equity Securities in, or a sale of substantially all of the assets of, either Comcast or GE (or any of their publicly-traded successors, including any successor by acquisition) with, by or to a third party will not be deemed to be a Transfer of any Membership Interest or HoldCo Shares.  “Transferred” and “Transferring” shall have correlative meanings.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Weather Channel Business” means the business conducted by BBN Holdings and its Subsidiaries.

“Weather Channel Stockholders Agreement” means the Stockholders Agreement among BBN Holdings, BBN Intermediate Holdings, Inc., BBN Acquisitions, Inc. and Certain Stockholders of BBN Holdings, Inc. and BBN Intermediate Holdings, Inc., dated as of September 12, 2008, as amended.

“Whole Board” means, at any time, the total number of Directors (including any vacant seats) comprising the Board at such time.

(m) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Member	9.11(a)
Additional Capital Contribution	3.02(b)
Arm’s Length Terms	10.02(a)
Audited Financial Statements	11.01(a)
Audit Opinion	11.01(a)
Back-End Transaction	9.08(a)
Budget and Forecasting Reports	11.03(a)
Capital Account	3.05(a)
Certificate of Formation	Recitals
Comcast	Preamble
Comcast Proposed Transfer	9.14(d)
Comcast Purchase Rights	9.03(e)
Comcast Third Party Acquirer	9.14(a)
Common Stock	10.04(a)
Company	Preamble
Competing Business Offer	10.06(a)
Confidential Information	10.01(b)
Covered Persons	6.01(b)
Credit Facilities	1.01
Director	5.01(a)
Drag-Along Notice	9.10(c)
Drag-Along Right	9.10(a)
Drag-Along Sale	9.10(a)
Exercise Notice	9.04(a)
First Comcast Purchase Right	9.03(a)
First HoldCo Redemption Right	9.02(a)
Fourth Comcast Purchase Right	9.03(d)
Fully Distributed Public Market Value	9.05(a)
GE	Preamble
GE Annual Statement	11.04

Term	Section
GE Proposed Transfer	9.14(d)
HoldCo	Preamble
HoldCo Redemption Rights	9.02(b)
Holding	10.04(a)
Indemnified Party	9.14(a)
Indemnifiable Taxes	9.14(a)
Initial Appraisers	9.05(b)
Initial Capital Contribution	3.01
Initial Comcast Member(s)	Preamble
Initial GE Member	Preamble
IPO Purchase Right	9.03(e)
Issuance Notice	3.07(a)
Liquidating Agent	12.04
Master Agreement	Recitals
Offering Period	10.06(b)
Preemptive Rights Exercise Notice	3.07(b)
Public Market Valuation Methodology	9.05(c)
Public Offering Purchase Right	9.03(e)
Purchase Representative	9.04(a)
Representatives	10.01(b)
ROFO Notice	9.06(a)
ROFO Offer	9.06(a)
ROFO Offer Price	9.06(a)
RPT Dispute Notice	10.02(d)
RPT Dispute Representative	10.02(e)
RPT Notice	10.02(b)
Rule 144 Sale	9.07(a)
Rule 144 Sale Notice	9.07(a)
Rule 144 Offer	9.07(a)
Rule 144 Offer Price	9.07(a)
Second Comcast Purchase Right	9.03(b)
Second HoldCo Redemption Right	9.02(b)
Specified Representations	9.04(c)
SpinCo	9.01(b)
Tag-Along Acceptance Notice	9.09(c)
Tag-Along Notice	9.09(a)
Tag-Along Right	9.09(b)
Tag-Along Sale	9.09(a)
Tax Claim	9.14(b)
Tax Matters Member	7.05(c)
Third Comcast Purchase Right	9.03(c)
Third Party Acquirer	9.01(b)

Section 1.02 .  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  All references to a particular statute or other Law shall be deemed to include all rules and regulations thereunder in effect from time to time.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

Organizational Matters and General Provisions

Section 2.01 .  Formation.  (a)  The Company was formed as a Delaware limited liability company on November 12, 2009 by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the Act and the adoption of the Original LLC Agreement.  The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein.

(b) The Company shall initially have one class of interests, which shall have equal rights and preferences in the assets of the Company except as otherwise expressly provided herein.  A Membership Interest shall for all purposes be personal property.  Each Membership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(c) Upon the execution and delivery of this Agreement or a counterpart to this Agreement, each of the Initial Comcast Members shall be admitted, with effect as of the date hereof, as a Member and, upon the consummation of the transaction described in Section 2.04 of the Master Agreement, each of the Initial Comcast Members and the Initial GE Member shall hold a number of Membership Interests representing the Membership Percentages set forth on Schedule 4.01 hereto.  The Initial Comcast Members and the Initial GE Member each hereby (i) acknowledges the receipt (either by initial issuance or Transfer of Membership Interests) on the date hereof of the number of Membership Interests indicated on Schedule 4.01 hereto, (ii) consents to the Transfer of Membership Interests from the Initial GE Member to the Initial Comcast Members in accordance with Section 2.04 of the Master Agreement (which Transfer shall be deemed exempted from the provisions of Article 9 hereof) and (iii) agrees that the Initial Comcast Members are admitted as Members with respect to such Transferred Membership Interests.

(d) This Agreement amends, restates and supersedes in its entirety the Original LLC Agreement.

Section 2.02 .  Name.  The name of the Company as of the date hereof is “Navy, LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as the Board deems necessary or appropriate.  The Board shall have the power at any time to change the name of the Company in its sole discretion.2

Section 2.03 .  Principal Place of Business.  The principal place of business of the Company shall be located at such location as the Board may determine from time to time.  The Company may also maintain such other office or offices at such other locations as the Board may determine from time to time.

Section 2.04 .  Registered Agent.  The Company’s registered agent and office in Delaware shall be Comcast Capital Corporation, 1201 N. Market Street, Suite 1000, Wilmington, Delaware 19801.  At any time, the Board may designate another registered agent and/or registered office.

Section 2.05 .  Purpose and Powers of the Company.  (a)  The Company is formed for the object and purpose of engaging in any and all lawful activities permitted under the Act and within the scope of the definition of Business or otherwise conducted by the Contributed Businesses (as defined in the Master Agreement) as of the date hereof, without geographic restriction of any kind, as

2 The parties intend to change, immediately after the Closing, the name of NBC Universal, LLC to a different name to be selected and the name of the Company to “NBC Universal, LLC”.

well as in any and all other activities ancillary thereto (including extensions or modifications thereof in light of technological, market or business developments) or as contemplated by the Transaction Agreements.

(b) Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.05.  Without limiting the foregoing, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates, or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.

(c) The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

Section 2.06 .  Term.  The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement and the Act.

Section 2.07 .  Filings; Qualification in Other Jurisdictions.  The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board’s or an authorized executive officer’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business.  The Board may cause or authorize an executive officer to cause the Company to be qualified or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified or registered.  Each executive officer shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing.  The Board may appoint any other authorized persons to execute, deliver and file any such documents.

Section 2.08 .  Company Property.  All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity.  A Member has no interest in specific Company property.

Section 2.09 .  Transactions with Members and Directors.  Subject to the terms and conditions of this Agreement (including Section 10.02), any Member or Director may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to applicable Law and the terms and conditions of this Agreement, shall have the same rights and obligations with respect to such matter as a Person who is not a Member or Director, and any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act.

Section 2.10 .  Uncertificated Membership Interests.  Membership Interests shall be in uncertificated form.

ARTICLE 3
Capital Contributions and Preemptive Rights

Section 3.01 .  Initial Capital Contributions.  In connection with the transactions contemplated by the Master Agreement, the Initial Comcast Members and Initial GE Member have made the contributions (each of which shall constitute an “Initial Capital Contribution”) of their respective Contributed Businesses (as defined in the Master Agreement) at the Closing.

Section 3.02 .  Additional Capital Contributions.  (a)  From and after the Closing, no Member shall be required or permitted to make any additional capital contributions (other than Initial Capital Contributions) to the Company except as provided in this Article 3.

(b) Subject to Sections 3.07 and 4.10(a), in addition to the Initial Capital Contributions, Members may from time to time make capital contributions to the Company (each, an “Additional Capital Contribution”) at such times and in such amounts as the Board may determine to offer to or accept from the Members.

Section 3.03 .  Issuance of Membership Interests.  (a)  No Membership Interests or other equity interests shall be issued in respect of any Additional Capital Contribution until such Additional Capital Contribution is actually made.  All Membership Interests in respect of the Initial Capital Contributions are hereby duly issued on the date of this Agreement and no additional Membership Interests shall be issued by the Company after the date of this Agreement in respect of any Initial Capital Contributions.

(b) Subject to Sections 3.07 and 4.10(a), the Board may authorize the Company to issue additional Membership Interests and/or create and issue new series, types or classes of equity interests in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may determine and authorize, obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Membership Interests or other equity interests in the Company and warrants, options or other rights to purchase or otherwise acquire Membership Interests or other equity interests in the Company, in each case to any Person in such amounts and on such terms as so approved by the Board; provided that any such issuance will be made only in exchange for payment of fair market value for such interest, as determined in the reasonable good faith judgment of the Board, and provided, further, that an issuance of equity interests in the Company, such as warrants or rights to acquire Membership Interests, on customary commercial terms in connection with a bona fide debt financing or other commercial arrangement need not comply with the requirement set forth in the immediately preceding proviso so long as such arrangement as a whole has been approved by the Board.  The Company may issue whole or fractional Membership Interests or other equity interests in the Company.  In the event the Company issues any equity interests other than Membership Interests, this Agreement will be appropriately amended to reflect the terms of such other equity interests and the issuance thereof.

Section 3.04 .  Withdrawal of Capital.  (a)  No Member shall be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company, except as expressly provided herein.  Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash.  No Member shall have the right to cause the sale of any Company asset.  No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member.

(b) No Member shall have any liability for the return of the Capital Contributions of any other Member.  Except as otherwise required by Law, no Member shall be required to make up a negative balance in its Capital Account.  No Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company (except to the extent granted by Company Securities hereinafter approved by the Board pursuant to Section 3.03(b), subject to Section 4.10(a)).

Section 3.05 .  Capital Accounts.

(a) A capital account (a “Capital Account”) shall be maintained for each Member in accordance with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.  The Capital Account of each such Member shall be equal to the amount of the Capital Contributions made by such Member in exchange for such Member’s Membership Interests, and thereafter adjusted as follows:

(i) increased by the Additional Capital Contributions made by such Member after the date of this Agreement with respect to such Membership Interests;

(ii) increased by items of income or gain which are allocated to such Member with respect to such Membership Interest under Article 8 and Article 12;

(iii) decreased by the items of loss and deduction which are allocated to the Member in respect of such Membership Interests under Article 8 and Article 12; and

(iv) decreased by the amount of any cash and the Gross Asset Value of any asset of the Company distributed to such Member in respect of such Membership Interests (net of any liability assumed by the Member or to which the distributed property is subject).

(b) Upon a Transfer of any Membership Interest in accordance with the terms of this Agreement, the transferee Member shall succeed to the Capital Account of the transferor which is attributable to such Membership Interest.

(c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts shall be applied in accordance with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

Section 3.06 .  No Interest.  No interest shall be paid on Capital Contributions or on the balance in a Member’s Capital Account.

Section 3.07 .  Preemptive Rights.  (a)  The Company shall give Comcast and HoldCo written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Company Securities at least 20 Business Days prior to the proposed issuance date.  The Issuance Notice shall specify the price at which such Company Securities are to be issued and the other material terms of the issuance (including the terms of the Company Securities proposed to be issued).  Subject to Sections 3.07(f) and 4.10(a)(viii), each of Comcast and HoldCo shall be entitled to purchase (or to cause its Subsidiaries to purchase or, in the case of HoldCo, to assign to GE or its Subsidiaries the right to purchase) up to its respective Percentage Interest (or, in the case of HoldCo, GE’s Percentage Interest) of the Company Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice; provided that if any HoldCo Shares have previously been sold to the Company in accordance with the terms of this

Agreement, neither HoldCo nor any of its Subsidiaries shall purchase any such Company Securities.

(b) Subject to Section 3.07(a), if Comcast or HoldCo desires to purchase or to have any of its Affiliates purchase any or all of its Percentage Interest (or, in the case of HoldCo, GE’s Percentage Interest) of the Company Securities specified in the Issuance Notice, it shall deliver a written notice to the Company (each a “Preemptive Rights Exercise Notice”) of its election to purchase such Company Securities within ten Business Days of receipt of the Issuance Notice.  The Preemptive Rights Exercise Notice shall specify the number (or amount) of Company Securities to be purchased by such party or its Affiliates and shall constitute exercise by such party of its rights under this Section 3.07 and a binding agreement of such party or such party’s applicable Affiliates to purchase, at the price and on the terms specified in the Issuance Notice, the number of shares (or amount) of Company Securities specified in the Preemptive Rights Exercise Notice with such purchase to be consummated as promptly as reasonably practicable.  If, at the termination of such ten Business-Day period, Comcast or HoldCo shall not have delivered a Preemptive Rights Exercise Notice to the Company, such party shall be deemed to have waived all of its rights under this Section 3.07 with respect to the purchase of such Company Securities.  Promptly following the termination of such ten Business Day period, the Company shall deliver to each of Comcast and HoldCo a copy of any Preemptive Rights Exercise Notice it has received from the other party.

(c) If Comcast or HoldCo fails to exercise its preemptive rights under this Section 3.07 or elects to exercise such rights with respect to less than its Percentage Interest (or, in the case of HoldCo, GE’s Percentage Interest) of the issuance and the other party has exercised its rights under this Section 3.07 with respect to its entire Percentage Interest, the other party shall be entitled to purchase from the Company any or all of the remaining portion of the issuance.

(d) Subject to Section 4.10(a)(viii), the Company shall have 90 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Company Securities that Comcast or HoldCo have not elected to purchase at a price equal to or greater than the price specified in the Issuance Notice and otherwise upon terms that are not less favorable to the Company than those specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received, but in no event later than 180 days from the date of the Issuance Notice.  If the Company proposes to issue any such Company Securities after such 90-day (or longer, as permitted by the preceding sentence) period, it shall again comply with the procedures set forth in this Section 3.07.

(e) At the consummation of the issuance of such Company Securities, subject to Section 2.10, the Company shall, if necessary or desirable, issue certificates or other appropriate instruments representing the Company Securities to be purchased by each party exercising preemptive rights pursuant to this Section 3.07 registered in the name of such party, against payment by such party of the purchase price for such Company Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(f) Notwithstanding the foregoing, neither Comcast nor HoldCo shall be entitled to purchase Company Securities as contemplated by this Section 3.07 in connection with issuances of Company Securities (i) to employees of the Company or any of its Subsidiaries pursuant to employee benefit plans or arrangements approved by the Board (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements), (ii) in connection with any bona fide, arm’s length restructuring or refinancing of outstanding debt of the Company or any of its Subsidiaries, (iii) as consideration in a bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction, (iv) pursuant to an IPO or (v) that are Equity Securities as described in the second proviso of Section 3.03(b).  The Company shall not be obligated to consummate any proposed issuance of Company Securities, nor be liable to any Member if the Company has not consummated any proposed issuance of Company Securities, pursuant to this Section 3.07 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Preemptive Rights Exercise Notices in respect of such proposed issuance.

(g) If GE or any of its Affiliates (other than HoldCo or any of its Subsidiaries) acquires Membership Interests pursuant to the exercise of HoldCo’s preemptive rights under this Section 3.07, notwithstanding any provision set forth in this Agreement that GE only sell or cause to be sold HoldCo Shares (as opposed to Membership Interests) in connection with a particular transaction, GE will be permitted and, if such provision requires GE to sell or cause to be sold securities representing the remainder of its Percentage Interest, required to sell such Membership Interests in connection with such transaction.

(h) This Section 3.07 shall terminate upon an IPO.

ARTICLE 4
Certain Rights and Obligations of Members

Section 4.01 .  Members.  The Members of the Company and the HoldCo Shareholders, and their respective numbers of Membership Interests, Membership Percentages, Percentage Interests, initial Capital Account balances, share of Profits and Losses, each as applicable, and addresses and other contact information for purposes of Section 13.12, are listed on Schedule 4.01 attached hereto.  The Company shall amend Schedule 4.01 from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement.  No Person may be a Member without the ownership of a Membership Interest.  The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act.

Section 4.02 .  No Action on Behalf of the Company; No Dissent Rights.  No Member (in its capacity as such) shall, without the prior written approval of the Board, have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement.  No Member (in its capacity as such) shall be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person (but, for the avoidance of doubt, HoldCo shall have consent rights to the extent set forth in Section 4.10(a)).

Section 4.03 .  No Right to Withdraw.  Except in connection with the Transfer of Membership Interests in accordance with the terms of this Agreement such that the Transferring Member no longer holds any Membership Interests, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of the Company and each of Comcast and HoldCo.  A resigning Member shall only be entitled to receive amounts approved by the Board on the terms and conditions set forth by such Board.  A resigning Member shall not be entitled to a distribution of the fair value of its Membership Interests under Section 18-604 of the Act.

Section 4.04 .  Member Meetings.  A meeting of the Members for any purpose or purposes may be called at any time by the Board.  At a meeting, no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting unless all Comcast Members and HoldCo are present at such meeting and agree that other business not stated in the notice of the meeting can be transacted.

Section 4.05 .  Notice of Meetings.  Written notice stating the place, day and hour of every meeting of the Members and the purpose or purposes for which the meeting is called shall be mailed not less than five nor more than 15 Business Days before the date of the meeting (or if sent by facsimile, not less than five Business Days before the date of the meeting), in either case to each Member entitled to vote at such meeting, at its address maintained in the records of the Company by the Company’s Secretary.  Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Members entitled to vote at the meeting are present in person or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.  Presence at a meeting by a Member shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 4.06 .  Quorum; Telephonic Meetings.  (a)  Provided that notice of the meeting has been given in accordance with Section 4.05, Members holding a majority of the outstanding Membership Interests (including, subject to the last sentence of this Section 4.06, HoldCo) entitled to vote with respect to the business to be transacted, who shall be present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business.  If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the Members present or represented by proxy and the Company shall promptly give notice of when the meeting will be reconvened.  If a meeting is adjourned due to a lack of a quorum, and the sole reason for such lack was the failure of HoldCo to be present, then, if the reconvened meeting is held at least 24 hours after the meeting at which a quorum was not present, then at such reconvened meeting, a quorum shall consist of Members holding a majority of the outstanding Membership Interests entitled to vote with respect to the business to be transacted, irrespective of whether HoldCo is present at such meeting.

(b) Members may participate in meetings of the Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other.  Participation in a telephonic meeting pursuant to this Section 4.06(b) shall constitute presence at such meeting for purposes of Section 4.06(a) and shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 4.07 .  Voting.  (a)  At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the number of Membership Interests held in its name on the relevant record date established pursuant to Section 4.09.  All Membership Interests shall constitute a single class and group of Equity Securities of the Company and the holders of Membership Interests shall vote together as a single class and group of Members.

(b) When a quorum is present, the affirmative vote or consent of Members holding a majority of the outstanding Membership Interests present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall constitute the act of the Members.  Every proxy shall be in writing, dated and signed by the Member entitled to vote or its duly authorized attorney-in-fact.

(c) Except as otherwise provided in this Agreement in respect of any class or series of interests in the Company created and issued after the date of this Agreement in accordance with the terms of this Agreement, no class or series of such interests, other than the Membership Interests, shall have any voting rights whatsoever, and no Member shall have any right to vote with respect to any business or matter to be voted or acted upon by the Members by virtue of its ownership of any such interests in the Company other than the Membership Interests.

Section 4.08 .  Action Without a Meeting.  Notwithstanding Section 4.07(b), on any matter requiring an approval or consent of Members under this Agreement or the Act at a meeting of Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Members entitled to vote thereon.

Section 4.09 .  Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 70 days prior to the date on which the particular meeting or action, requiring such determination of such Members, is to be held or taken.  If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, or Members entitled to receive payment of a distribution, the date on which notices of the meeting are mailed or faxed or the date on which the resolution of the Board declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.09, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 4.10 .  Member Approval Rights.  (a)  Except as expressly contemplated by this Agreement or any of the other Transaction Agreements, the Company shall take no action (including any action by the Board or any committee of the Board) after the date hereof with respect to any of the following matters without the prior written consent of HoldCo, for so long as GE’s Percentage Interest is at least 20% (calculated in accordance with Section 4.10(d)):

(i) any acquisition of, or merger, consolidation, reorganization or other business combination involving, the Company which results in a

Member and its Affiliates having aggregate Percentage Interests greater than the aggregate Percentage Interests of the Comcast Members;

(ii) any acquisition (whether by merger, consolidation or otherwise) of Equity Securities or any other investment in any third-party business (including through a purchase of assets) by the Company or any of its Subsidiaries such that after giving effect to such acquisition or other third-party investment the Company and its Subsidiaries will have made acquisitions and third-party investments with an aggregate purchase price in excess of $500 million (it being understood that, to the extent that as a result of any such acquisition or other third-party investment the consolidated Debt of the Company increased or will increase, the purchase price for such acquisition or other third-party investment shall be deemed to have included or include a pro rata portion (corresponding to the percentage of the business or entity acquired pursuant to such acquisition or other third-party investment) of the value of such incremental Debt); provided that if (x) Comcast, GE or any of their respective Subsidiaries agreed, prior to the date of this Agreement, to any acquisition of Equity Securities or other investment in any third-party business in accordance with the provisions of the Master Agreement, (y) such acquisition or other third-party investment is not consummated until after the date of this Agreement and (z) the right to acquire such Equity Securities or other third-party investment is contributed to the Company or any of its Subsidiaries in accordance with the terms of the Master Agreement, then the purchase price for such acquisition or other third-party investment shall be disregarded when determining whether such $500 million threshold has been exceeded;

(iii) to the fullest extent permitted by Law, any liquidation, dissolution, winding up, commencement of or consent to bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its principal Subsidiaries;

(iv) any material expansion of the purpose of the Company (including any material expansion of the scope of the activities included in the definition of Business as of the date hereof) as set forth in Section 2.05;

(v) (x) any declaration of any dividend on or the making of any distribution (other than distributions by the Company pursuant to Section 8.02(a)(i)) with respect to, or (y) the redemption, repurchase or other acquisition of, any Equity Securities of the Company; provided that the consent right of HoldCo pursuant to subclause (x) of this clause (v) shall not be required (A) if the Second HoldCo Redemption Right is not exercised, from and after the expiration of the exercise period applicable to such HoldCo Redemption Right or (B) if such HoldCo Redemption Right is exercised, from and after the closing in respect of such HoldCo Redemption Right;

(vi) any creation, incurrence, or assumption of Debt by the Company or any of its Subsidiaries, including the Debt of any Subsidiary acquired by the Company or any of its Subsidiaries that will be included in the consolidated Debt of the Company, in an amount such that, after giving effect to such creation, incurrence or assumption, the ratio of the Company’s consolidated Debt to the Company’s consolidated EBITDA for the most recent twelve month period for which consolidated EBITDA has been determined as of the date of creation, incurrence or assumption of such Debt would exceed 2.75;

(vii) any loans or advances to or guarantees for the benefit of any Person (other than a wholly-owned Subsidiary), other than (A) any loan, advance or guarantee in the ordinary course of business of the Company and its Subsidiaries and (B) any loan, advance or guarantee that does not exceed $150 million individually; or

(viii) any creation, authorization, increase in the authorized amount or issuance of any Equity Securities of the Company other than issuances of shares of Common Stock in a Public Offering effected after the Comcast Transfer Date.

(b) Prior to the three and one half year anniversary of the Closing Date, the Company shall take no action (including any action by the Board or any committee of the Board) after the date hereof with respect to the appointment of the Chief Executive Officer of the Company without the prior written consent of HoldCo; provided that approval of HoldCo shall not be required to appoint a new Chief Executive Officer if in connection therewith a majority of the Board has previously approved two candidates but neither of such candidates has been appointed by virtue of the failure of HoldCo to approve such candidate.

(c) For the avoidance of doubt, and notwithstanding any other provision of this Agreement and any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, in connection with the exercise of consent rights pursuant to Section 4.10(a), HoldCo may consider its own best interests (or that of its Affiliates) when determining whether or not to consent and shall in no event be deemed to have any duty (including any fiduciary duty) to any Members or to the Company with respect to any such consent or withholding of consent.  Except as otherwise required by Law, the Company shall not be required to hold any meeting of Members or obtain any action by written consent of the Members in order for consents obtained directly by the Company from HoldCo to be valid for purposes of Section 4.10(a).

(d) For the purposes of calculating GE’s Percentage Interest for the purposes of the thresholds set forth in Sections 4.10(a), 5.01(b), 5.01(c), 5.01(j), 5.02, 5.10, 9.01(b)(iv)(x) and 10.06, newly issued primary shares of Common Stock issued in Public Offerings effected after the Comcast Transfer Date shall be disregarded.

Section 4.11 .  Reimbursements.  To the extent not inconsistent with or otherwise addressed by another provision of any Transaction Agreement to which a Member is a party, the Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members on behalf of the Company but only if such expenses were authorized by or under the authority of the Board.  Such reimbursement shall not be deemed to constitute a distribution or return of capital to any Member.

Section 4.12 .  Partition.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 4.13 .  Liability.  Except as otherwise set forth herein or in the Master Agreement, or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or Company officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or Company officer.

ARTICLE 5
Board and Officers

Section 5.01 .  Board.  (a)  The property, affairs and business of the Company shall be managed by or under the direction of the Board, except as otherwise expressly provided in this Agreement.  The Board shall be made up of the number of individuals (who need not be Members) (each, a “Director”) as specified in this Agreement.  Each Director shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement.

(b) Prior to an IPO, the Board shall be made up of five Directors and:

(i) HoldCo shall have the right to designate a number of Directors equal to (x) for so long as GE’s Percentage Interest is at least 20%, two Directors and (y) for so long as GE’s Percentage Interest is at least 10% but less than 20%, one Director; and

(ii) the Comcast Members shall collectively have the right to designate the remaining Directors.

(c) Following an IPO, the Board shall consist of the number of Directors determined by the Board from time to time.  Following an IPO, for so long as the Comcast Members’ aggregate Percentage Interests are greater than GE’s Percentage Interest, each of GE and each of the Comcast Members agrees to vote, or cause to be voted, its shares of Common Stock and any shares of Common Stock held by any of its Subsidiaries in any election of Directors in favor of any slate of Directors proposed by the Company consisting of:

(i) at least three Independent Directors (who shall be designated by the Board),

(ii) for so long as GE’s Percentage Interest is at least 10%, a number of Directors designated by GE equal to the product of GE’s Percentage Interest multiplied by the number of Directors constituting the Whole Board (rounded up or down to the nearest whole number of Directors but which number shall not be less than one), and

(iii) the remaining Directors designated collectively by the Comcast Members, which number of Directors shall not be fewer than the minimum number of Directors necessary to constitute a majority of the Whole Board.

(d) The Comcast Members and HoldCo shall be entitled to select their respective designees to the Board in their discretion from the management of their ultimate parent Affiliate.  The Directors designated by the Comcast Members shall initially be Brian L. Roberts, Stephen B. Burke and Michael J. Angelakis, and the Directors designated by HoldCo shall initially be Jeffrey R. Immelt and Keith Sherin.

(e) Each Director shall hold such position until his or her successor is appointed or elected or until his or her earlier death, disability, resignation or removal.

(f) Subject to the consent rights set forth in Section 4.10(a), the Board, by taking action in accordance with this Article 5, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may deem necessary or advisable in connection therewith.  The Members agree that, subject to the consent and other rights set forth in Sections 4.10(a), 10.02 and 10.06(h), all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives (without requirement for further consent or other action by the Members).  The voting and consent rights of the Members are solely those set forth herein and the Members shall have no additional voting or consent rights under the Act.

(g) Each Director will serve without compensation.  Each Director shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred by such Director during the course of conducting the Company’s business.  Notwithstanding the foregoing, following an IPO, the Board may authorize compensation for some or all Independent Directors.

(h) No Director (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a resolution authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

(i) Each Director may authorize another individual (who may or may not be a Director) to act for such Director by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting.  A writing authorizing a Person to act for such Director as proxy, which has been executed by such Director and entered into the books and records of the Company, shall be a valid means by which a Director may grant such authority.

(j) So long as GE’s Percentage Interest is at least 10% (calculated in accordance with Section 4.10(d)), HoldCo shall have the right to designate one non-voting observer to the Board; provided that prior to any such designation, such observer shall enter into a confidentiality agreement with the Company on terms reasonably satisfactory to Comcast.  Such observer shall be entitled to receive notice and attend all meetings of the Board and shall receive the same information regarding the Company as is provided to the Directors.  Such observer shall be entitled to attend any committee meeting to which such observer is invited by any Director on such committee.

(k) So long as the Comcast Members’ aggregate Percentage Interests are at least 10%, the Comcast Members shall have the right to designate one non-voting observer to the Board; provided that prior to any such designation, such observer shall enter into a confidentiality agreement with the Company on terms reasonably satisfactory to HoldCo.  Such observer shall be entitled to receive notice and attend all meetings of the Board and shall receive the same information regarding the Company as is provided to the Directors.  Such observer shall be entitled to attend any committee meeting to which such observer is invited by any Director on such committee.

(l) Notwithstanding anything to the contrary in Section 5.01(j) or Section 5.01(k), upon the reasonable request of any Director, the Board may determine to exclude the non-voting observers from any meeting of the Board or any committee thereof or any portion of either of the foregoing.  For the avoidance of doubt, if both HoldCo and the Comcast Members have designated a non-voting observer, then the Board may only determine to simultaneously exclude both such non-voting observers.

Section 5.02 .  Required Board Actions.  (a)  Prior to a Qualifying Public Offering and for so long as GE’s Percentage Interest is at least 10% (calculated in accordance with Section 4.10(d)), the Company shall take no action (including any action by the Board or any committee of the Board) after the date hereof with respect to any of the following matters without the affirmative approval of a majority of the Whole Board:

(i) any creation, incurrence, or assumption of Debt by the Company or any of its Subsidiaries in an amount in excess of $250 million, including the Debt of any Subsidiary acquired by the Company or any of its Subsidiaries, in each case that will be included in the consolidated Debt of the Company;

(ii) any removal of any of the Company’s Chief Executive Officer or employees directly reporting thereto (including, for the avoidance of doubt, the Chief Financial Officer of the Company);

(iii) any acquisition (whether by merger, consolidation or otherwise) of Equity Securities or other investment in any third party business (including through a purchase of assets) or any disposition of Equity Securities or other assets by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions) with a purchase price in excess of 20% of the aggregate dollar value of the assets reflected on the Company’s most recent year-end consolidated balance sheet at the time the Company agrees in writing to such transaction (it being understood that, to the extent that as a result of any acquisition or other third party investment the consolidated Debt of the Company increased or will increase, the purchase price for such acquisition or other third party investment shall be deemed to have included or include a pro rata portion (corresponding to the percentage of the business or entity acquired pursuant to such acquisition or other third party investment) of the value of such incremental Debt);

(iv) any loan or advance to or guarantee for the benefit of any Person (other than a wholly-owned Subsidiary), other than (i) any loan, advance or guarantee in the ordinary course of business of the Company and its Subsidiaries and (ii) any other loan, advance or guarantee that does not exceed $50 million;

(v) any prepayment of any loan, factoring or assignment of any debt or creation or redemption of any mortgage, charge, debenture or other security by the Company or any of its Subsidiaries in an amount in excess of $250 million;

(vi) any material restructuring of employees;

(vii) any entering into, or any material amendment or modification of, any agreement of the Company or any of its Subsidiaries providing for payments by or to the Company or such Subsidiary in excess of $50 million per annum or $250 million in the aggregate over the term of such agreement (or, in the case of any material amendment or modification, over the remaining term of such agreement) and which agreement (or amendment or modification) is outside the ordinary course of business; provided that this clause (vii) shall not apply to any agreement (or amendment or modification thereto) the subject matter of which is covered by another clause of this Section 5.02(a);

(viii) any commencement or settlement of litigation or an arbitration proceeding, which is likely to have a material impact on the Company and its Subsidiaries, taken as a whole;

(ix) any proposed settlement or other resolution of any material inquiry or investigation of the Company or any of its Subsidiaries by a Governmental Authority;

(x) any application for the listing of Company Securities on a securities exchange or automated dealer quotation system;

(xi) to the fullest extent permitted by Law, any liquidation, dissolution, winding up, commencement of or consent to bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its material Subsidiaries;

(xii) subject to Section 5.09, any future strategic plan of the Company or any material amendment to or departure therefrom, and any material amendment to or departure from the initial strategic plan of the Company, a copy of which is attached hereto as Exhibit B;

(xiii) incurrence of expenditures on any project not included in the then current strategic plan of the Company in excess of $100 million;

(xiv) material changes to the compliance plan of the Company, a copy of which is attached hereto as Exhibit C;

(xv) annual reports of the Company; or

(xvi) annual budget of the Company and its Subsidiaries.

(b) For so long as GE’s Percentage Interest is at least 10%, the following information will be included in the operational review presented to the Board at quarterly meetings:

(i) the material terms of any material acquisition (whether by merger, consolidation or otherwise) of Equity Securities or other material third party investment (including through a purchase of assets) or material disposition of Equity Securities or other assets by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions) then under active negotiation, then pending or completed in the most recent fiscal quarter;

(ii) any entry into, or any material amendment or modification of, any agreement of the Company or any of its Subsidiaries providing for payments by or to the Company or such Subsidiary in excess of $50 million per annum or $250 million in the aggregate over the term of such agreement (or, in the case of any material amendment or modification, over the remaining term of such agreement); provided that this clause (ii) shall not apply to any agreement (or amendment or modification thereto) the subject matter of which is covered by Section 5.02(b)(i); or

(iii) a report on the status of any material inquiry or investigation of the Company or any of its Subsidiaries by a Governmental Authority.

Section 5.03 .  Removal and Resignation.  (a)  Each Member or group of Members shall at all times have the exclusive right to remove, with or without cause, any Director designated by such Member or group of Members, upon the giving of written notice to such Director and the Board.  Directors who were not designated by the Comcast Members or HoldCo pursuant to Section 5.01(b) or (c) may be removed at any time by the affirmative vote of Members holding a majority of the then outstanding Membership Interests present in person or represented by proxy at a duly called meeting and entitled to vote thereat.

(b) Any Director may resign by written notice to the Board.  Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery.  Vacancies created on the Board resulting from the resignation (other than pursuant to Section 5.03(c)), removal, death, retirement or disability of a

Director shall be filled by the Member or group of Members that designated such Director with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Members and the Company President, or in the case of Directors who were not designated by the Comcast Members or HoldCo pursuant to Section 5.01(b) or (c), by the affirmative vote of a majority of the Directors then in office (even if less than a quorum).

(c) In the event that any Director would not continue to be entitled to be designated by the Member or group of Members, as applicable, that designated such Director pursuant to Section 5.01(b) or Section 5.01(c), then such Director shall be deemed to have immediately resigned.  Any vacancy created by such deemed resignation shall be filled by the affirmative vote of a majority of the Directors then in office (even if less than a quorum).

(d) Each of the Company and each Member agrees to take all necessary action to effectuate fully the provisions of Sections 5.01(b), 5.01(c) and 5.03(c) to ensure that the Board consists of the Directors that are duly designated, elected or appointed in accordance with such sections, including by promptly calling and/or voting, as applicable, in any meetings or promptly participating in an action by written consent; provided that if GE’s Percentage Interest is less than 10%, this Section 5.03(d) shall not be applicable to HoldCo.

Section 5.04 .  Meetings of the Board.  (a)  Regular meetings of the Board shall be held on at least a quarterly basis at such place, date and time as the Board may designate.  Special meetings of the Board may be called at any time by any Director.

(b) Notice of a meeting of the Board or any committee thereof stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Director by telephone, electronic mail or facsimile no less than five Business Days before the date of the meeting; provided that the Chairman may reduce the advance notice period for any meeting to no less than two Business Days if the Chairman determines, acting reasonably and in good faith, that it is necessary in the best interests of the Company for the Board to take action within a time period of less than five Business Days.  Notice of any meeting may be waived by any Director.  Presence at the meeting shall constitute waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

(c) The Secretary of the Company shall circulate to each Director an agenda for the quarterly meeting not less than five Business Days in advance of such quarterly meeting (or if sent by facsimile, three Business Days before the date of such quarterly meeting).  Such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01 or Section 11.02, as the case may be, and any other matters that a Director may reasonably request be included on such agenda (subject, however, to the other provisions of this Agreement).

(d) The presence in person or by proxy of a number of Directors equal to a majority of the Whole Board shall constitute a quorum for the conduct of business at any meeting of the Board; provided that in order to constitute a quorum, at least a majority of the Directors present in person or by proxy must be Directors designated by the Comcast Members and for so long as GE has a Percentage Interest of at least 10% and subject to the last sentence of this Section 5.04(d), at least one Director present in person or by proxy must be a Director designated by HoldCo.  If such quorum shall not be present at any meeting of the Board, the Directors present shall adjourn the meeting and promptly give notice of when it will be reconvened.  If a meeting is adjourned due to a lack of a quorum, and the sole reason for such lack of a quorum was the failure of at least one Director designated by HoldCo to be present, then, if the reconvened meeting is held at least 24 hours after the meeting at which a quorum was not present, then at such reconvened meeting, the presence in person or by proxy of at least one Director designated by HoldCo shall not be required in order for a quorum to be present.

(e) Members of the Board may participate in a meeting of the Board or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another.  Participation in a meeting pursuant to this Section 5.04(e) shall constitute presence in person at such meeting pursuant to Section 5.04(d) and shall constitute a waiver of any deficiency, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

(f) Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Director is a member) for approval.  Except as otherwise provided by this Agreement, the affirmative vote of a majority of the Directors in attendance at any meeting at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.  No Director shall be disqualified from voting on matters as to which the Member or group of Members that designated such Director or any of their respective Affiliates may have an interest.  Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, no Director (other than a Director who is an officer of the Company (but is not an officer of Comcast, GE or any of their respective Subsidiaries) in his or her capacity as an officer of the Company) shall have any duty to disclose to the Company or the Board confidential information of the Member or group of Members that designated such Director or any of their respective Affiliates in such Director’s possession even if it is material and relevant information to the Company and/or the Board and, in any case, such Director shall not be liable to the Company or the other Members or their Affiliates for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a Director by reason of such lack of disclosure of such confidential information; provided that such Director believes in good faith that its disclosure of such information would be prohibited by a confidentiality agreement with, or fiduciary duty to, another Person.  For the avoidance of doubt, a Director shall not be considered to be an officer of the Company by virtue of holding the position of Chairman of the Board.

(g) The Secretary of the Company or, if he or she is not present, any individual whom the Chairman may appoint, shall keep minutes of each meeting which shall reflect all actions taken by the Board thereat.

(h) The Board may establish other provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

Section 5.05 .  Action Without a Meeting.  Notwithstanding Section 5.04, on any matter requiring an approval or consent of the Board under this Agreement or the Act, the Board or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or, in the case of a committee, all of the Directors who are members of such committee.

Section 5.06 .  Chairman of the Board.  Directors designated by the Comcast Members may appoint any one of the Directors who was designated by the Comcast Members to act as Chairman of the Board and preside at all meetings of Members and the Board at which he or she is present.  Such Chairman shall also perform such other duties as from time to time may be assigned to him or her by the Board, subject, in each case, to the ultimate authority of the Board and the consent rights set forth in Section 4.10(a).

Section 5.07 .  Committees of the Board.  (a)  The Board may designate one or more committees, with each committee to consist of one or more of the Directors, subject to the requirements set forth in this Section 5.07.  Any committee, to the extent permitted by Law and provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; provided that, following an IPO, no duties will be delegated to the audit committee other than those duties required by Law to be so delegated.

Each committee shall keep regular minutes and report to the Board when required.

(b) Subject to the requirements of Law, Directors designated by the Comcast Members shall constitute at least a majority of each committee of the Board and, if there are any Directors designated by HoldCo, each such committee shall include at least one such Director; provided that, following an IPO, the audit committee shall be comprised solely of the Independent Directors designated pursuant to Section 5.01(c)(i).

(c) A majority of the members of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide.  Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.04(b).  Subject to Section 5.07(b) and except as expressly required otherwise by a Transaction Agreement with respect to a committee contemplated by such Transaction Agreement, the Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.  Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of Persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

Section 5.08 .  Officers; Designation and Election of Officers; Duties.  (a)  Subject to Sections 4.10(a) and 4.10(b), the Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as officers of the Company, with titles including but not limited to “chief executive officer,” “chief financial officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel” and “director,” as and to the extent authorized by the Board.  Any number of offices may be held by the same Person.  In the Board’s discretion, the Board may choose not to fill any office for any period as it may deem advisable.  Officers need not be residents of the State of Delaware or Members.  Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them; provided that the Chief Executive Officer of the Company shall be the most senior officer of the Company, and no other officer shall be granted authority equal to or in excess of that of the Chief Executive Officer with respect to any matter or any authority as generally pertains to a chief executive officer of companies of a size and scope comparable to the Company.  The Board may assign titles to particular officers.  Each officer shall hold office until his successor shall be duly designated or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(b) Removal of Officers; Vacancies.  Any officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board.  The acceptance by the Board of a resignation of any officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation.  Any officer may be removed as such, either with or without cause, at any time by the Board or any authorized committee thereof.  Subject to Section 4.10(b), vacancies may be filled by approval of the Board or any authorized committee thereof.  Designation of any Person as an officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(c) Powers and Duties.  The officers of the Company shall have such authority and perform such duties in the management of the Company as may be prescribed by the Board and, to the extent not so prescribed, as generally pertain to their respective offices in a public company incorporated under the Delaware General Corporation Law, subject to the control of the Board or any authorized committee thereof.

(d) Officers as Agents; Reliance by Third Parties.

(i) The officers, to the extent of their powers set forth in this Agreement or in a resolution of the Board or authorized committee thereof, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

(ii) Any Person dealing with the Company may rely upon a certificate signed by any officer as to:

(A) the identity of any Member, Director or officer;

(B) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by Members, the Board or officers or in any other manner germane to the affairs of the Company;

(C) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company;

(D) the authenticity of any copy of this Agreement and amendments hereto;

(E) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or, solely with respect to the activities of the Company, any Member; and

(F) the authority of the Board, any officer, any employee or agent of the Company, or the Tax Matters Member.

Section 5.09 .  Strategic Plans.  The initial strategic plan of the Company is attached hereto as Exhibit B.  Each fiscal year, the officers of the Company shall develop a strategic plan for the Company covering a three-year period.  Each successive strategic plan and any material amendment to any strategic plan (including any material amendments to the initial strategic plan of the Company) shall be presented to the Board for its consideration.  If at any Board meeting any Director designated by HoldCo raises any objection to any such strategic plan or material amendment presented at such meeting and such objection is not resolved at such meeting, each of Comcast and GE will cause their respective chief executive officers to use their respective good faith efforts during the five Business Days following such meeting to resolve such objection after such meeting; provided, however, that any approval of such strategic plan or material amendment by a majority of the Whole Board after such five Business Day period shall be sufficient approval with respect thereto.

Section 5.10 .  Controlled Company. The Members agree and acknowledge that, following an IPO, by virtue of this Agreement, they will be acting as a “group” for the purpose of the Company qualifying for the exemptions relating to controlled companies under the listing standards of any national securities exchange (including NASDAQ) on which the Company is listed.  If Comcast, together with its Affiliates, owns less than 50.1% of the outstanding common equity of the Company, but Comcast, GE and their respective Affiliates own more than 50% of the outstanding common equity of the Company on an aggregate basis, Comcast, GE and the Members will take whatever action may be reasonably necessary to ensure that the Company is eligible for such exemptions; provided that such actions shall not require GE or any of its Affiliates to incur any costs or expenses (other than costs or expenses in connection with any filings required under applicable Law or similar action) or to acquire additional equity of the Company; and provided, further, that in the event that GE’s Percentage Interest is less than 10% (calculated in accordance with Section 4.10(d)), this Section 5.10 shall not be applicable to GE or its Affiliates or HoldCo.

ARTICLE 6
Duties, Exculpation and Indemnification

Section 6.01 .  Duties, Exculpation and Indemnification.  (a)  Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law and except as expressly contemplated by this Agreement, no Member or Affiliate of any Member shall have any duty (including any fiduciary duty) otherwise applicable at Law or in equity to the Company or to any other Person with respect to or in connection with the Company or the Company’s business or affairs.  Except to the extent that a particular provision in this Agreement (including, without limitation, (i) the third and fourth sentences of Section 5.04(f), (ii) Section 6.02 and (iii) Section 9.08) establishes a different standard, process, right or duty, the Directors and each Company officer shall owe such fiduciary duties to the Company and the Members as shall exist from time to time under the Laws of the State of Delaware with respect to directors or officers, as applicable, of Delaware corporations.

(b) To the fullest extent permitted by Law, no Person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a member, shareholder, partner, director, manager or executive officer of the Company or any of its Subsidiaries (collectively, “Covered Persons”) shall be liable to the Company or its Subsidiaries or to any other Person that is a party hereto or is otherwise bound hereby for any act or failure to act with respect to or in connection with the Company or the Company’s business or affairs, except in the case of bad faith or willful misconduct.  The Company shall also have the power to exculpate to the same extent set forth in this Section 6.01(b) employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(c) Except in the case of bad faith or willful misconduct, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Covered Person, in each case acting in their capacities as such, and such action, suit or proceeding relates to an act or omission of such Covered Person acting in its capacity as such, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Laws of the State of Delaware (including indemnification for acts or omissions constituting negligence, gross negligence or breach of duty); provided that the foregoing indemnification shall not be available to a Member in the case of an action, suit or proceeding brought by a Member or any other party to this Agreement against such Member.  The right to indemnification conferred in this Section 6.01(c) shall also include the right to be paid by the Company the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent authorized by the Laws of the State of Delaware; provided that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Covered Person to repay all amounts so paid in advance if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this Section

6.01(c) or otherwise.  The rights to indemnification and advancement conferred in this Section 6.01(c) constitute contract rights.  Notwithstanding the foregoing provisions of this Section 6.01, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board; provided, however, that a Covered Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Covered Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 6.01 to the extent that the Covered Person is successful on the merits in such proceeding (or part thereof).  The Company shall also have the power to indemnify and hold harmless to the same extent set forth in this Section 6.01(c) employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(d) The Company may, by action of the Board, provide indemnification to such officers, employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Board shall determine to be appropriate.

(e) The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Laws of the State of Delaware.

(f) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.01 shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Covered Person or other Person as to whom the provisions of this Section 6.01 apply as such and the termination of this Agreement or dissolution of the Company.

(g) The provisions of this Section 6.01 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Covered Person arising from any act or omission of such Covered Person acting in its capacity as such, whether occurring before or after the date of this Agreement.  No amendment to or repeal of this Section 6.01, or, to the fullest extent permitted by Law, any amendment of Law, shall have any effect on the rights provided under this Section 6.01 with respect to any act or omission occurring prior to such amendment or repeal.

(h) The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Section 6.01 on the Board shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Section 6.01.  Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) approved by the Board (whether or not any of the Members, Directors or Company officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Section 6.01 or applicable Law.

(i) Nothing contained in this Section 6.01 is intended to relieve any Member or any other Person from any liability or other obligation of such Person pursuant to the Master Agreement or any other Transaction Agreement or to in any way impair the enforceability of any provision of such agreements against any party thereto.

(j) Any indemnity under this Section 6.01 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Covered Person pursuant to this Section 6.01.  None of the provisions of this Section 6.01 shall be deemed to create any rights in favor of any Person other than Covered Persons and any other Person to whom the provisions of this Section 6.01 expressly apply.

Section 6.02 .  Other Activities; Business Opportunities.  (a) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, and subject only to Sections 10.02, 10.03 and 10.06, no Member, Affiliate of any Member (other than any Affiliate that is a natural person), Director or Company officer who is also an employee of a Member or an Affiliate of a Member (in each case only when acting on behalf of such Member or such Member’s Affiliate in connection with such Member’s or such Member’s Affiliate’s own business and operations) shall have any obligation to refrain from, directly or indirectly, (i) engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest, publicly or privately, in, developing a business relationship with, or serving as an employee, officer, director, consultant or agent of, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or (iii) doing business with (directly or as an employee, officer, director, consultant or agent of a Person who does business with) the Company or any Person who conducts business with the Company; and neither the Company nor any Member (or Affiliate of any Member (other than any Affiliate that is a natural person)) shall have any right in or to, or to be offered any opportunity to participate or invest in, any business or venture engaged or to be engaged in by any other Member, Affiliate of any other Member, officer of the Company who is also an employee of any other Member (or an Affiliate of any other Member) or Director or shall have any right in or to any income or profits derived therefrom.  It is understood and agreed by the Members, GE and Comcast that each Person referred to in this Section 6.02(a) shall be permitted to undertake any and all actions of the type referred to in this Section 6.02(a) without limitation (in each case acting on behalf of the applicable Member or Affiliate of a Member in connection with such Member’s or such Member’s Affiliate’s own business and operations) and that the taking of any such actions shall not violate any legal obligation or duty (including any fiduciary duty) to any Member, Comcast, GE or other Person under or in connection with this Agreement or the Company, subject only to the provisions of Sections 10.02, 10.03 and 10.06.

(b) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, and subject only to Section 10.03, if a Member, any Director designated by a Member, any Affiliate of such Member (other than any Affiliate that is a natural person) or any officer of the Company who is also an employee of such Member (or any of such Member’s Affiliates) acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member or an Affiliate of such Member, on the one hand, and the Company or another Member or another Member’s Affiliate (other than any Affiliate that is a natural person), on the other hand, no such Member, Director, Affiliate or officer shall have a duty to communicate or offer such business opportunity to the Company or such other Member or such other Member’s Affiliate, and no such Person shall be liable to the Company, the other Members and their Affiliates in respect of any such matter (including for any breach of fiduciary or other duties) by reason of the fact that such Member or any Affiliate of such Member (other than any Affiliate that is a natural person) pursues or acquires such business opportunity for itself or by reason of the fact that such Member, Director, Affiliate or officer directs such opportunity to such Member or an Affiliate of such Member (other than any Affiliate that is a natural person) or does not communicate information regarding such opportunity to the Company.  Notwithstanding the foregoing, the first sentence of this Section 6.02(b) shall not apply to any such knowledge or business opportunity acquired by any Director who is an officer of the Company (other than an officer of the Company who is an employee of Comcast, GE or any of their Subsidiaries) in his or her capacity as an officer of the Company.  For the avoidance of doubt, a

Director shall not be considered to be an officer of the Company by virtue of holding the position of Chairman of the Board or any other Board-level position.

ARTICLE 7
Accounting, Tax, Fiscal and Legal Matters

Section 7.01 .  Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year or on such other day as may be fixed from time to time by resolution of the Board.

Section 7.02 .  Bank Accounts.  In the absence of instructions from the Board to the contrary, an authorized officer of the Company shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 7.03 .  Books of Account and Other Information.  (a)  The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.

(b) In addition to such books and records, the Board shall cause the Company to maintain and make available to each Member for any purpose reasonably related to its interest as a Member at the principal business office of the Company (or, with respect to copies of the Company’s income tax returns and reports, at the principal business office of the Tax Matters Member):  a copy of this Agreement, a current list of the full name and last known business address of each Member, a copy of the Certificate of Formation, including all certificates of amendment thereto and executed copies of all powers of attorney pursuant to which the Certificate of Formation or any certificate of amendment has been executed, copies of any federal, state, local or foreign income tax returns, if any, required to be filed by the Company or any of its Subsidiaries and of any audited financial statements of the Company, in each case for the three most recent years or, if not prepared for the three most recent years, such lesser period for which such documents have been prepared, and all other records required to be maintained pursuant to this Agreement or the Act.

Section 7.04 .  Auditors.  The auditors of the Company shall be such firm of certified independent public accountants as shall be selected by the Board.

Section 7.05 .  Certain Tax Matters.  (a)  The Company shall prepare and file its tax returns (including without limitation on Internal Revenue Service Form 1065) in a timely manner (taking into account extensions) and shall, subject to Section 11 of the Tax Matters Agreement, cause all tax returns of the Company and its Subsidiaries to be filed in a timely manner (taking into account extensions); provided, however, that prior to filing the Company’s Internal Revenue Service Form 1065, any material foreign, state or local income tax return of the Company, or any material franchise tax return of the Company, the Company shall submit such tax return no less than 30 days prior to its due date to HoldCo for its review, and shall not file any such tax return with the applicable taxing authority without the consent of HoldCo, which consent shall not be unreasonably withheld or delayed.  HoldCo may object to the filing of such tax return by delivering a written notice to the Company within 10 days of receipt of such tax return from the Company.  Such written notice shall specify the item or items included in the tax return disputed by HoldCo.  After delivery of such written notice, HoldCo and the Company shall use commercially reasonable efforts to resolve the dispute.  If HoldCo and the Company are unable to resolve such dispute within five days, the disputed item or items shall be resolved within 10 days using the procedures set forth in Section 24 of the Tax Matters Agreement.  If HoldCo does not object to the filing of such tax return within 10 days of receipt of such tax return from the Company, HoldCo shall be deemed to have consented to the filing of such tax return by the Company.  Such tax returns will be prepared in accordance with the principles set forth in Schedule 7.05 and no change from these principles will be reflected on such tax returns without the consent of HoldCo.

(b) The Company shall prepare such information (including without limitation a Schedule K-1 and any comparable foreign, state and local tax forms) as shall be necessary to enable each Member to prepare its income tax returns and shall provide such information no later than five Business Days after the filing of the Company’s appropriate tax returns; provided that the Company shall use commercially reasonable efforts to provide estimates of the information to be set forth on such Schedule K-1 no later than 60 days after the end of each Tax Year but in no event later than 90 days after the end of each Tax Year.

(c) Comcast or any Member designated by Comcast shall be the tax matters member of the Company (the “Tax Matters Member”), with all powers and responsibilities of a “tax matters partner” as defined in Section 6231(a)(7)(A) of the Code.  The Tax Matters Member shall act in good faith in fulfilling its responsibilities.  Comcast or any Member designated by Comcast, in its capacity as Tax Matters Member, shall have the right to (i) cause the Company and its Subsidiaries to make all tax elections required or permitted to be made by the Company or any of its Subsidiaries under applicable Law (including an election under Section 754 of the Code); provided, however, that in the case of any election that could reasonably be expected to have an adverse effect on HoldCo or any of its Affiliates that is material and disproportionate as to its effect on other Members or their Affiliates, such election shall not be made without the consent of HoldCo, which consent shall not be unreasonably withheld or delayed; and (ii) manage all tax proceedings of the Company or any of its Subsidiaries.  The Company shall not pay any fees or other compensation to the Tax Matters Member in its capacity as such.  However, the Company shall reimburse the Tax Matters Member for any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Tax Matters Member.  The Company shall indemnify, defend and hold the Tax Matters Member harmless from and against any loss, liability, damage, costs or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning the Company’s tax matters and within the scope of such Member’s responsibilities as Tax Matters Member, so long as such act or decision does not constitute bad faith or willful misconduct.  In the event that the Tax Matters Member is notified (in writing) by a taxing authority that the Company or any of its Subsidiaries is the subject of an audit or examination by a taxing authority of any federal income, material foreign, state or local income, or material franchise tax return of the Company or any of its Subsidiaries, the Tax Matters Member shall promptly provide to HoldCo a written notice informing the Members that the Company or any of its Subsidiaries, as applicable, is the subject of an audit or examination by a taxing authority, shall keep the Members reasonably informed of material developments relating to such audit or examination and not settle such audit or examination, to the extent relating to (A) a matter set forth in Schedule 7.05 or (B) a matter that could reasonably be expected to have an adverse effect on HoldCo or any of its Affiliates that is material and disproportionate as to its effect on other Members or their Affiliates, without the consent of HoldCo, which consent shall not be unreasonably withheld or delayed.

(d) The Members intend that the Company shall be treated as a partnership for federal, state, and local income tax purposes to the extent such treatment is available (and no Member will make an election otherwise) and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.  Notwithstanding the foregoing, the Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture and that no Member or the Company shall be a partner or joint venturer of any other Member or the Company for any purposes other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary, and no Member shall be liable for the debts, liabilities or obligations of the Company or any other Member.

ARTICLE 8
Allocations and Distributions

Section 8.01 .  Allocations.

(a) Membership Percentages of the Members.  The Membership Percentage of each Member shall be indicated on Schedule 4.01, as amended from time to time.

(b) Allocation of Profit and Loss.  Except as otherwise provided in this Section 8.01, or required pursuant to Treasury Regulations Section 1.704-1(b)(1)(i), Profit and Loss of the Company for each Tax Year of the Company shall be allocated among the Members in accordance with their respective Membership Percentages, as such Membership Percentages may be in effect from time to time.

(c) Special Allocations.  Notwithstanding anything contained herein to the contrary:

(i) If a Member would at any time receive, but for this Section 8.01(c)(i), an allocation of deduction, loss, or expenditure that would cause or increase a deficit balance in such Member’s Capital Account in excess of any amount of such deficit balance that the Member is obligated to restore or deemed obligated to restore (as determined in accordance with Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), then the portion of such allocation that would cause or increase such deficit Capital Account balance will be specially allocated to the other Members, if any, with positive Capital Account balances in proportion to such balances.  The loss limitation under this Section 8.01(c)(i) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d), including the reductions described in subparagraphs (4), (5) and (6) therein.

(ii) If in any Tax Year, a Member receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income and gain for such Tax Year) will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in such Member’s Capital Account in excess of any amount of such deficit balance that the Member is obligated to restore or deemed obligated to restore (as determined in accordance with Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)) as quickly as possible; provided that an allocation pursuant to this Section 8.01(c)(ii) will be made only if and to the extent that such

Member would have a Capital Account deficit after all other allocations provided for in this Article 8 have been tentatively made as if this Section 8.01(c)(ii) were not in the Agreement.  This Section 8.01(c)(ii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

(iii) If there is a net decrease in minimum gain attributed to the Company or Member nonrecourse debt minimum gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members will be allocated items of income and gain attributed to the Company for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5).  The items to be so allocated will be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 8.01(c)(iii) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and will be interpreted consistently therewith, including that no chargeback will be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(iv) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(v) “Nonrecourse deductions” (as such term is defined by Treasury Regulations Section 1.704-2(b)(1)) with respect to a Tax Year shall be allocated among the Members in accordance with their respective Membership Percentages.

(vi) The allocation provisions set forth in this Article 8 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations

Section 1.704-1(b) and will be interpreted and applied in a manner consistent with such Treasury Regulations.

(vii) Any special allocations of items of income, gain, loss or deductions pursuant to Sections 8.01(c)(i), (ii), (iii), (iv) and (v) will be taken into account in computing subsequent allocations pursuant to Section 8.01(b) and this Section 8.01(c) so that the net amount of any items so allocated will, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of Section 8.01(b) if such special allocations had not occurred.

(viii) In the event that any fees, interest, or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or any other agreement providing for the payment of such amount, and deducted by the Company in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the Company on its federal income tax return and are treated as Company distributions, then:

(A) the Profit or Loss, as the case may be, for the Tax Year in which such fees, interest, or other amounts were paid will be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as Company distributions;

(B) there will be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 8.01(b), an amount of gross income for the Tax Year equal to the amount of such fees, interest, or other amounts that are treated as Company distributions; and

(C) the amount of such fees, interest, or other amounts paid to any Member or any Affiliate thereof shall be treated as having been distributed to the Member to which (or to whose Affiliate) such fees, interest or other amounts were paid.

(d) Tax Allocations.  (i)  Except as set forth in Sections 8.01(d)(ii) and (iii), for each Tax Year, items of taxable income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in the same manner as their corresponding book items were allocated pursuant to Sections 8.01(b), 8.01(c), and 12.05 for such Tax Year.

(ii) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any asset contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the “traditional method” described in Treasury Regulations Section 1.704-3(b).

(iii) In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value as provided under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder using such method determined by the Tax Matters Member in its reasonable discretion.

(iv) Allocations pursuant to Sections 8.01(d)(ii) and (iii) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profit, Loss, other items, or distributions pursuant to any provision of this Agreement.

Section 8.02 .  Distributions.

(a) Distributions; Withholding.

(i) The Company shall distribute to the Members with respect to each calendar quarter of each Tax Year, on a pro rata basis in accordance with their Membership Percentages, an amount of cash equal to the Estimated Tax Distribution Amount.  Each pro rata distribution of the Estimated Tax Distribution Amount shall be made to the Members in immediately available funds no later than three Business Days immediately preceding the date of HoldCo’s corresponding payment obligation under Section 8 of the Tax Matters Agreement.  If the Annual Tax Distribution Amount for a Tax Year exceeds the sum of Estimated Tax Distribution Amounts for such Tax Year, the Company shall, within 20 days after filing its Internal Revenue Service Form 1065, distribute to the Members, on a pro rata basis in accordance with their Membership Percentages, an amount of cash equal to such excess.  If the sum of Estimated Tax Distribution Amounts for a Tax Year exceeds the Annual Tax Distribution Amount for such Tax Year, the Company shall so notify each of the Members and each Member shall, within 20 days after the Company files its Internal Revenue Service Form 1065, refund to the Company its pro rata share of such excess or, at the Company’s election, offset such excess against future distributions pursuant to this Section 8.02(a)(i).

(ii) Except as specified in Section 8.02(a)(i) and Article 12 and subject to Section 8.02(c), (i) the Company shall have no obligation to distribute any cash or other property of the Company to the Members and (ii) subject to Section 4.10(a), the Board shall have sole discretion in determining whether to distribute any cash or other property of the Company, when available, and in determining the timing, kind and amount of any and all distributions.

(iii) The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, any amounts required to be withheld under Law.  All amounts withheld with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement.  Provided the Company determined the amount of any required withholding reasonably and in good faith, neither the Company nor the Tax Matters Member shall be liable for any over-withholding in respect of any Member’s Membership Interest, and, in the event of any such over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority.  The Company shall cooperate with a Member in the preparation and filing of such refund claims.

(b) Distributions in Kind.  No Member has any right to demand or receive property other than cash.  Assets of the Company distributed in kind shall be valued based on the Gross Asset Value thereof.

(c) Limitations on Distributions.  Notwithstanding anything in this Agreement to the contrary:

(i) no distribution shall be made in violation of the Act or other applicable Law; and

(ii) all amounts distributed to Members in respect of their Membership Interests shall be distributed to them pro rata in accordance with their respective Membership Percentages.

(d) Exculpation.  The Members hereby consent and agree that, except as expressly provided herein or required by applicable Law, no Member shall have an obligation to return cash or other property paid or distributed to such Member under Section 18-502(b) of the Act or otherwise.

ARTICLE 9
Transfers, Redemption/Purchase Rights and Additional Members

Section 9.01 .  Restrictions on Transfers.  (a)  Prior to the three and one-half year anniversary of the Closing Date, neither GE nor HoldCo may Transfer

(or permit the Transfer of) any Membership Interests or HoldCo Shares; provided that GE and its Subsidiaries (other than HoldCo) may Transfer HoldCo Shares owned by GE or such Subsidiary to GE or to any direct or indirect wholly-owned Subsidiary of GE other than HoldCo (provided that such Subsidiary remains a direct or indirect wholly-owned Subsidiary of GE and agrees to be bound by the provisions of this Agreement applicable to GE).  After the three and one half year anniversary of the Closing Date, subject to the terms and conditions of this Agreement (including Sections 9.01(c), 9.01(d), 9.06 and 9.07), GE may directly Transfer or permit direct Transfers of Membership Interests and HoldCo Shares to any Person but, for the avoidance of doubt, may not permit indirect Transfers of HoldCo Shares or Membership Interests (other than an indirect Transfer of Membership Interests resulting from a direct Transfer of HoldCo Shares).

(b) No Comcast Member may Transfer any Membership Interests owned by it other than (i) to Comcast or to any direct or indirect wholly-owned Subsidiary of Comcast; provided that such Subsidiary remains a direct or indirect wholly-owned subsidiary of Comcast and agrees to be bound by the provisions of this Agreement applicable to the Comcast Members, (ii) at any time after the Comcast Transfer Date, subject to Section 9.09, in a Transfer of all (but not less than all) of the Membership Interests held by the Comcast Members to an unaffiliated Person or group of Persons (“Third Party Acquirer”), (iii) at any time after the Comcast Transfer Date; provided that no such Transfer pursuant to this clause (b)(iii) shall be permitted if, as a result of such Transfer, the Comcast Members’ aggregate Percentage Interests would not be greater than the aggregate Percentage Interests of each other Member and its Affiliates or the Comcast Members’ would not be entitled to designate a majority of the Directors or (iv)(x) at any time that GE’s Percentage Interest is less than 20% or (y) if as a result of a change in Law or a change in the interpretation, enforcement or administration of a Law, in each case after the date hereof, Comcast’s and its Affiliates’ continued investment in the Company would be prohibited by Law or would reasonably be expected to result in a material adverse effect on Comcast and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, pursuant to a spin-off to its shareholders by Comcast of an entity that holds all of the Membership Interests then owned by Comcast and its Affiliates.  In the event of a spin-off as contemplated by Section 9.01(b)(iv), notwithstanding any provision of this Agreement to the contrary, (i) the spun-off entity (“SpinCo”) shall immediately prior to such spin-off be assigned all of Comcast’s rights, and shall assume all of Comcast’s obligations, under this Agreement and (ii) subject to Section 18-704(c) of the Act, from and after the time of such assignment, Comcast shall have no rights, and shall have no obligations under, this Agreement; provided that from and after the time of the assignment to, and assumption by, SpinCo of Comcast’s rights and obligations under this Agreement, either Comcast guarantees SpinCo’s obligations under Section 9.02(d) or SpinCo otherwise obtains credit or other support (in a form, and from a Person, satisfactory to GE in GE’s reasonable discretion), or is capitalized, such that SpinCo’s ability to comply with its obligations under Section 9.02(d), as compared to Comcast’s ability to comply with such obligations prior to the spin-off, is not impaired by virtue of the spin-off (it being understood that, among other things, the full funding of SpinCo’s obligation into an escrow account satisfactory to GE in GE’s reasonable discretion or obtaining a letter of credit (in a form, and from a Person, satisfactory to GE in GE’s reasonable discretion) with respect to the full amount of such obligation would satisfy the obligations set forth in this proviso).

(c) Notwithstanding anything to the contrary herein, HoldCo shall impose appropriate restrictions on the issuance of HoldCo securities, and on the transfer of HoldCo securities by GE, any Subsidiary of GE or any other holder thereof, as necessary to avoid the requirement for HoldCo to register as an “investment company” under the Investment Company Act of 1940, as amended, without reference to Rule 3a-2 promulgated thereunder.  For the avoidance of doubt, as used in this Section 9.01(c), “HoldCo securities” shall include equity securities and debt securities of HoldCo.

(d) Notwithstanding anything to the contrary herein, prior to an IPO, no Member shall be permitted to Transfer, or permit the Transfer of, any Membership Interests or HoldCo Shares in a sale pursuant to Rule 144 under the Exchange Act.

Section 9.02 .  GE/HoldCo Redemption Rights.  (a)  HoldCo shall have the right (the “First HoldCo Redemption Right”), exercisable upon written notice to Comcast and the Company during the six-month period commencing on the three and one half year anniversary of the Closing Date, to require the Company to purchase securities representing 50% of GE’s Percentage Interest (as of immediately after the Closing), for a purchase price equal to the Redemption Purchase Price determined as of the date of receipt of the applicable written election by Comcast and the Company, payable in cash; provided that, subject to the immediately succeeding sentence, at the election of GE, the First HoldCo Redemption Right may be effected by a sale of HoldCo Shares to the Company instead of a repurchase of Membership Interests by the Company, or any combination of the foregoing; and provided, further, that, subject to the immediately succeeding sentence, if GE or a Subsidiary has previously sold HoldCo Shares in connection with an IPO Purchase Right, the First HoldCo Redemption Right may be effected only by a sale of HoldCo Shares.  Notwithstanding the immediately preceding sentence, Comcast may require that the First HoldCo Redemption Right be effected first by a repurchase by the Company of Membership Interests (instead of a purchase of HoldCo Shares) up to an amount such that, after giving effect to such repurchase, the disposition by GE and its Subsidiaries of their remaining HoldCo Shares for a price per HoldCo Share equal to the portion of the Redemption Purchase Price attributable to one

HoldCo Share will not result in GE and its Subsidiaries having a loss for U.S. federal income tax purposes on the disposition of such shares that is disallowed by operation of Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law; provided that Comcast shall not be permitted to require that the First HoldCo Redemption Right be effected through the acquisition of Membership Interests to the extent that, after such purchase of Membership Interests and the accompanying purchase of HoldCo Shares pursuant to the exercise of the First HoldCo Redemption Right, (A) HoldCo would be a member of the GE consolidated group for U.S. federal income tax purposes and (B) the aggregate bases of the members of GE’s consolidated group for U.S. federal income tax purposes in their respective HoldCo Shares would be greater than the product of the Cushion Percentage and the allocable Redemption Purchase Price of such remaining HoldCo Shares.  At the time of the exercise of the First HoldCo Redemption Right, the Chief Financial Officer of GE shall certify to Comcast and the Company as to GE’s good faith estimate based on facts then known after due inquiry of (1) the aggregate bases of the members of GE’s consolidated group in such members’ HoldCo Shares for U.S. federal income tax purposes as of the Relevant Time, (2) HoldCo’s basis in its Membership Interests for U.S. federal income tax purposes as of the Relevant Time, (3) the maximum portion of HoldCo’s Membership Interests that could have been sold, as of the Relevant Time, at the Redemption Purchase Price without causing GE and its Subsidiaries to recognize a loss on such sale that is disallowed pursuant to Treasury Regulations Section 1.1502-36(c) (or any successor provision) and (4) a description of all facts (to the extent such facts would not be required to be recorded by the Company on a properly completed IRS Form 1065 (Schedule K-1)) occurring between the Relevant Time and the date of certification, or reasonably expected to occur prior to the consummation of the transactions pursuant to the First HoldCo Redemption Right, that could have an effect on the foregoing calculations during such time, in each case setting forth in reasonable detail the basis for such computation.  The Chief Financial Officer of GE shall deliver its certificate with respect to the matters described in clauses (1), (2) and (4) of the immediately preceding sentence together with the Exercise Notice for the First HoldCo Redemption Right and its certificate with respect to the matters described in clause (3) of the immediately preceding sentence as promptly as practicable after determination of the Redemption Purchase Price.

(b) HoldCo shall have the right (the “Second HoldCo Redemption Right” and together with the First HoldCo Redemption Right, the “HoldCo Redemption Rights”), exercisable upon written notice to Comcast and the Company during the six-month period commencing on the seven year anniversary of the Closing Date, to require the Company to purchase securities representing the remainder of GE’s Percentage Interest at such time, for a purchase price equal to the Redemption Purchase Price determined as of the date of receipt of the applicable written election by Comcast and the Company, payable in cash; provided that, subject to Section 9.08, at the election of GE, the Second HoldCo Redemption Right may be effected by a sale of HoldCo Shares to the Company instead of a repurchase of Membership Interest by the Company, or any combination of the foregoing; and provided, further, that, subject to Section 9.08, if GE or a Subsidiary has previously sold HoldCo Shares in connection with the First HoldCo Redemption Right, the Second Comcast Purchase Right or an IPO Purchase Right, the Second HoldCo Redemption Right may be effected only by a sale of HoldCo Shares.

(c) Notwithstanding anything to the contrary set forth in this Section 9.02, the Company shall not be required to satisfy a HoldCo Redemption Right to the extent that, after giving effect to any borrowing by the Company required to satisfy such HoldCo Redemption Right (assuming that all Available Cash is applied to the satisfaction of such HoldCo Redemption Right prior to any borrowing), (i) the Company is advised in writing by the credit rating advisory services of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. that the Company would have a credit rating that is not an Investment Grade Credit Rating or (ii) the Board determines in good faith that the Company would reasonably be expected to have a ratio of consolidated Debt (as of the reasonably anticipated date of closing of such HoldCo Redemption Right) to consolidated EBITDA (for the most recent twelve month period for which consolidated EBITDA has been determined at the time of the closing of such HoldCo Redemption Right) in excess of 2.75.  For the avoidance of doubt, the Company shall be required to satisfy the applicable HoldCo Redemption Right to the fullest extent possible without violating the restrictions set forth in clauses (i) and (ii) of the immediately preceding sentence.  In satisfying the applicable HoldCo Redemption Right, the Company must use all Available Cash.  In connection with any determination of a credit rating advisory service set forth above in clause (i), GE shall be given prompt notification of, and a reasonable opportunity to participate in, all discussions with the credit rating advisory service.  In connection with any Board determination set forth above in clause (ii), the Company shall give GE prompt notice of such determination and its basis therefor and at the same time a copy of all materials used by the Board in reaching such determination.

(d) If pursuant to Section 9.02(c) the Company is not required to satisfy all of a HoldCo Redemption Right, Comcast shall purchase the securities constituting such unsatisfied portion that the Company would be obligated to purchase but for Section 9.02(c) for a purchase price equal to the Redemption Purchase Price with respect to such unsatisfied portion determined as of the date of receipt of the applicable written election by Comcast and the Company, payable at the election of Comcast in cash or Qualifying Securities or any combination of the foregoing; provided that Comcast’s purchase obligation with respect to the First HoldCo Redemption Right shall not exceed $2.875 billion and with respect to the Second HoldCo Redemption Right shall not exceed an amount equal to (i) $5.750 billion less (ii) the amount, if any, used by Comcast pursuant to this Section 9.02(d) to satisfy a portion of the First HoldCo Redemption Right; and provided, further, that, if Comcast elects to purchase securities in excess of its purchase obligation in connection with the First HoldCo Redemption Right, such excess amount shall not reduce its purchase obligation in respect of the Second HoldCo Redemption Right; and provided, further, that such purchase shall be structured (x) in the manner set forth in Section 9.02(a) in the case of the First HoldCo Redemption Right and (y) in the manner set forth in Section 9.02(b) or Section 9.08, as the case may be, in the case of the Second HoldCo Redemption Right.  For the avoidance of doubt, notwithstanding the first proviso set forth in the immediately preceding sentence, with respect to each HoldCo Redemption Right Comcast shall have the right to purchase at the same valuation, in cash or Qualifying Securities, or any combination of the foregoing, any or all securities that by virtue of such proviso it is not obligated to purchase pursuant to such HoldCo Redemption Right.  Notwithstanding anything to the contrary herein, the cap on Comcast’s purchase obligation with respect to any HoldCo Redemption Right shall be reduced by the amount of any purchase price previously paid by Comcast in connection with the exercise of any IPO Purchase Right made in response to any IPO Registration Request (as defined in Exhibit D) pursuant to Section 2(a)(iii) or Section 2(a)(iv) of Exhibit D.

(e) In the event that Comcast elects to deliver Qualifying Securities in satisfaction of all or any portion of its obligations pursuant to Section 9.02(d), Comcast shall be required to deliver such number of Qualifying Securities that, if sold by HoldCo in a single transaction on the date of receipt with the goal of maximizing the value received for such securities would generate cash proceeds, net of all market discounts, fees and expenses, equal to the portion of the Redemption Purchase Price being satisfied.  In the event that GE disagrees with Comcast’s determination of the number of Qualifying Securities delivered pursuant to the immediately preceding sentence, GE shall within five Business Days of their delivery provide written notice to Comcast of such disagreement.  If Comcast and GE are unable to resolve such disagreement within five Business Days of the delivery of such notice, GE may within five Business Days of the expiration of such period by written notice to Comcast elect to cause the dispute to be resolved by a mutually agreeable arbitrator (who shall be an independent third party with relevant expertise) pursuant to an arbitration process not to exceed 10 Business Days and conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties.  If an arbitration is necessary and Comcast and GE do not mutually select and appoint an arbitrator within five Business Days following delivery of the notice pursuant to the preceding sentence, an arbitrator shall be selected and appointed in the manner set forth in the final two sentences of

Section 10.02(f).  All fees and disbursements of the arbitrator shall be paid by Comcast.  In the event the arbitrator determines that the delivery of Qualifying Securities was deficient, Comcast shall promptly pay the amount of such deficiency to HoldCo or GE, as applicable, in cash, by wire transfer of immediately available funds, plus interest from the date of closing of the applicable HoldCo Redemption Right until the date on which such payment is made at a rate equal to LIBOR (as in effect on the date of the commencement of such interest period).

(f) Notwithstanding anything to the contrary in this Agreement, if (i) Comcast elects to deliver Qualifying Securities in satisfaction of all or any portion of its obligations pursuant to Section 9.02(d) and (ii) pursuant to Section 9.04(c)(i), the closing of the relevant HoldCo Redemption Right would occur during a Comcast Blackout Period, then Comcast may elect to delay such closing until after such Comcast Blackout Period; provided that if Comcast so delays such closing, the Redemption Purchase Price payable in connection with such HoldCo Redemption Right shall accrue interest from the latest date on which the closing of such HoldCo Redemption Right would otherwise have taken place pursuant to Section 9.04(c)(i) until the date on which such closing takes place at a rate equal to LIBOR (as in effect on the date of the commencement of such interest period).

(g) Prior to delivering any Qualifying Securities, (i) Comcast shall file a shelf registration statement registering the offer and sale of such shares by GE or HoldCo that will permit GE or HoldCo to effect the immediate sale thereof without volume limitations or any similar limitations (subject to the suspension periods set forth in Exhibit D, with references to the Company being understood to mean Comcast) and (ii) such shelf registration statement shall have been declared effective.  Comcast will keep such registration statement effective and will comply with the registration procedures in Section 5 of Exhibit D hereto (as though such procedures were applicable to it, with references to the Company being understood to mean Comcast) to permit GE or HoldCo to effect offers and sales of Qualifying Securities under such registration statement at any time thereafter that GE or HoldCo continues to hold any Qualifying Securities (subject to the suspension periods set forth in Exhibit D, with references to the Company being understood to mean Comcast) until the entire amount of Qualifying Securities held by GE or HoldCo may be sold without any limitation as to volume under Rule 144 (or any successor or similar provision then in force) under the Securities Act; provided that, notwithstanding the foregoing, Comcast shall be obligated to keep such shelf registration statement effective until such time as the aggregate value of the Qualifying Securities held by GE or HoldCo (based on the average closing sale price of the Qualifying Security on the principal exchange on which the Qualifying Security is listed or on the principal inter-dealer quotation system on which the Qualifying Security is quoted during the preceding ten trading days) first falls below $1 billion.  For so long as Comcast is obligated pursuant to the immediately preceding sentence to keep such registration statement effective, Comcast will reasonably cooperate with and assist GE or HoldCo in connection with underwritten offerings of Qualifying Securities in accordance with the registration procedures in Section 5 of Exhibit D hereto (as though such procedures were applicable to it, with references to the Company being understood to mean Comcast), subject to the suspension periods set forth in Exhibit D, with references to the Company being understood to mean Comcast.  Without limiting the foregoing, Comcast will enter into a customary agreement with GE or HoldCo providing for the indemnification of GE or HoldCo and such party’s Affiliates in connection with any information included in (or omitted from) the applicable registration statement, other than any information supplied for inclusion in (or omitted from) such registration statement by or on behalf of a selling holder.  Notwithstanding anything to the contrary in this Section 9.02(g), neither GE nor HoldCo shall be permitted to effect offers or sales of Qualifying Securities made in reliance on such registration statement (excluding, for the avoidance of doubt, offers or sales made in reliance on any applicable exemption from the registration requirements under the Securities Act) during any Comcast Blackout Period.

Section 9.03 .  Comcast Purchase Rights.  (a)  Comcast shall have the right (the “First Comcast Purchase Right”), exercisable upon written notice to GE and the Company during the ten Business Day period after the determination of the Fully Distributed Public Market Value in respect of the First HoldCo Redemption Right, to acquire from GE and its Affiliates securities representing the remainder (but not less than the remainder) of GE’s Percentage Interest at the Redemption Purchase Price (determined using the same valuation as the valuation for the First HoldCo Redemption Right), payable in cash.  Subject to Section 9.08, at the election of GE, the First Comcast Purchase Right may be effected by a sale of Membership Interests or HoldCo Shares or any combination of the foregoing; provided that if GE intends to sell HoldCo Shares in connection with the First HoldCo Redemption Right or has previously sold HoldCo Shares in connection with an IPO Purchase Right, the First Comcast Purchase Right may be effected only by a sale of HoldCo Shares.

(b) If the First HoldCo Redemption Right is not exercised pursuant to Section 9.02(a), Comcast shall have the right (the “Second Comcast Purchase Right”), exercisable upon written notice to GE and the Company during the six-month period commencing on the five year anniversary of the Closing Date, to acquire from GE and its Affiliates securities representing 50% of GE’s Percentage Interest (as of immediately after the Closing), for a purchase price equal to the Redemption Purchase Price determined as of the date of receipt of the applicable written election by GE and the Company, payable in cash.  Subject to the immediately succeeding sentence, at the election of GE, the Second

Comcast Purchase Right may be effected by a sale of Membership Interests or HoldCo Shares or any combination of the foregoing; provided that if GE has previously sold HoldCo Shares in connection with an IPO Purchase Right, the Second Comcast Purchase Right may be effected only by a sale of HoldCo Shares.  Notwithstanding the immediately preceding sentence, Comcast may require that the Second Comcast Purchase Right be effected first by a purchase by Comcast of Membership Interests (instead of a purchase of HoldCo Shares) up to an amount such that, after giving effect to such purchase, the disposition by GE and its Subsidiaries of their remaining HoldCo Shares for a price per HoldCo Share equal to the portion of the Redemption Purchase Price attributable to one HoldCo Share will not result in GE and its Subsidiaries having a loss for U.S. federal income tax purposes on the disposition of such shares that is disallowed by operation of Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law; provided that Comcast shall not be permitted to require that the Second Comcast Purchase Right be effected through the acquisition of Membership Interests to the extent that, after such purchase of Membership Interests and the accompanying purchase of HoldCo Shares pursuant to the exercise of the Second Comcast Purchase Right, (A) HoldCo would be a member of the GE consolidated group for U.S. federal income tax purposes and (B) the aggregate bases of the members of GE’s consolidated group for U.S. federal income tax purposes in their respective HoldCo Shares would be greater than the product of the Cushion Percentage and the allocable Redemption Purchase Price of such remaining HoldCo Shares.  If the First HoldCo Redemption Right is not exercised pursuant to Section 9.02(a), the Chief Financial Officer of GE shall certify to Comcast and the Company as to GE’s good faith estimate based on facts then known after due inquiry of (1) the aggregate bases of the members of GE’s consolidated group in such members’ HoldCo Shares for U.S. federal income tax purposes as of the Relevant Time, (2) HoldCo’s basis in its Membership Interests for U.S. federal income tax purposes as of the Relevant Time, (3) the maximum portion of HoldCo’s Membership Interests that could have been sold, as of the Relevant Time, at the Redemption Purchase Price without causing GE and its Subsidiaries to recognize a loss on such sale that is disallowed pursuant to Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law and (4) a description of all facts (to the extent such facts would not be required to be recorded by the Company on a properly completed IRS Form 1065 (Schedule K-1)) occurring between the Relevant Time and the date of certification, or reasonably expected to occur prior to the consummation of the transactions pursuant to the Second Comcast Purchase Right, that could have an effect on the foregoing calculations during such time, in each case, setting forth in reasonable detail the basis for such computation.  The Chief Financial Officer of GE shall deliver its certificate with respect to the matters described in clauses (1), (2) and (4) of the immediately preceding sentence prior to the first date on which the Second Comcast Purchase Right is exercisable, but no earlier than 30 days prior thereto, and its certificate with respect to the matters described in clause (3) of the immediately preceding sentence as promptly as practicable after the determination of the Redemption Purchase Price.

(c) If the Second HoldCo Redemption Right is exercised pursuant to Section 9.02(b), Comcast shall have the right (the “Third Comcast Purchase Right”), exercisable upon written notice to GE and the Company during the ten Business Day period after determination of the Fully Distributed Public Market Value in respect of the Second HoldCo Redemption Right, to acquire all (but not less than all) Membership Interests and HoldCo Shares previously Transferred by GE and its Affiliates to third parties (excluding, for the avoidance of doubt, any Membership Interest, HoldCo Shares or any successor securities Transferred by GE or its Affiliates pursuant to a Public Offering or pursuant to a Rule 144 Sale), for a purchase price equal to the Redemption Purchase Price (determined using the same valuation as the valuation for the Second HoldCo Redemption Right), payable in cash.

(d) Comcast shall have the right (the “Fourth Comcast Purchase Right”), exercisable upon written notice to GE and the Company during the six-month period commencing on the eight year anniversary of the Closing Date, to acquire from GE and its Affiliates securities representing the remainder (but not less than the remainder) of GE’s Percentage Interest at such time, for a purchase price equal to the Redemption Purchase Price determined as of the date of receipt of the applicable written election by GE and the Company, payable in cash.  Subject to Section 9.08, at the election of GE, the Fourth Comcast Purchase Right may be effected by a sale of Membership Interests or HoldCo Shares or any combination of the foregoing; provided that if GE has previously sold HoldCo Shares in connection with the First HoldCo Redemption Right, the Second HoldCo Redemption Right, the Second Comcast Purchase Right or an IPO Purchase Right, the Fourth Comcast Purchase Right may be effected only by a sale of HoldCo Shares.

(e) Comcast shall have the right (a “Public Offering Purchase Right” and together with the First Comcast Purchase Right, the Second Comcast Purchase Right, the Third Comcast Purchase Right and the Fourth Comcast Purchase Right, the “Comcast Purchase Rights”), exercisable after a request for registration under Section 2 or 3 of Exhibit D has been made and prior to the execution of the underwriting agreement relating to such registration, by written notice to GE and the Company, to acquire all, but not less than all, of the Registrable Securities that GE and its Affiliates seek to register pursuant to such registration request, for a purchase price equal to their allocable portion of Public Market Value determined as of the date of receipt of the applicable written election by GE, payable in cash; provided that a Public Offering Purchase Right that has not been consummated shall not survive the withdrawal of the related request for registration (including, for the avoidance of doubt, if such withdrawal occurs after the exercise but prior to the consummation of such Public Offering Purchase Right).  The determination of Public Market Value shall commence as promptly as practicable after notice of a request for registration under Section 2 or 3 of Exhibit D has been made.  Subject to the immediately succeeding sentence and Section 9.08, if Comcast exercises a Public Offering Purchase Right in connection with a request for an IPO registration (an “IPO Purchase Right”), at the election of GE, the IPO Purchase Right may be effected by sale of Membership Interests or HoldCo Shares or any combination of the foregoing; provided that if GE has previously sold HoldCo Shares in connection with a HoldCo Redemption Right or a Comcast Purchase Right, such Public Offering Purchase Right may be effected only by a sale of HoldCo Shares.  Notwithstanding the immediately preceding sentence, if (i) Comcast exercises an IPO Purchase Right and (ii) such IPO Purchase Right would not give Comcast the right to acquire securities representing all, but not less than all, of GE’s Percentage Interest at such time, then Comcast may require that such IPO Purchase Right be effected first by a purchase of Membership Interests (instead of HoldCo Shares) up to an amount such that, after giving effect to such purchase, the disposition by GE and its Subsidiaries of their remaining HoldCo Shares at their allocable portion of Public Market Value will not result in GE and its Subsidiaries having a loss for U.S. federal income tax purposes on the disposition of such shares that is disallowed by operation of Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law; provided that Comcast shall not be permitted to require that the IPO Purchase Right be effected through the acquisition of Membership Interests to the extent that, after such purchase of Membership Interests and the accompanying purchase of HoldCo Shares pursuant to the exercise of the IPO Purchase Right, (A) HoldCo would be a member of the GE consolidated group for U.S. federal income tax purposes and (B) the aggregate bases of the members of GE’s consolidated group for U.S. federal income tax purposes in their respective HoldCo Shares would be greater than the product of the Cushion Percentage and the allocable Public Market Value of such remaining HoldCo Shares.  At the time of a request by GE for registration under Section 2 or 3 of Exhibit D, the Chief Financial Officer of GE shall certify to Comcast and the Company as to GE’s good faith estimate based on facts then known after due inquiry of (1) the aggregate bases of the members of GE’s consolidated group in such members’ HoldCo Shares for U.S. federal income tax purposes as of the Relevant Time, (2) HoldCo’s basis in its Membership Interests for U.S. federal income tax purposes as of the Relevant Time, (3) the maximum portion of HoldCo’s Membership Interests that could have been sold, as of the Relevant Time, at the Public Market Value without causing GE and its Subsidiaries to recognize a loss on such sale that is disallowed pursuant to Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law and (4) a description of all facts (to the extent such facts would not be required to be recorded by the Company on a properly completed IRS Form 1065 (Schedule K-1)) occurring between the Relevant Time and the date of certification, or reasonably expected to occur prior to the consummation of the transactions pursuant to the IPO Purchase Right, that could have an effect on the foregoing calculations during such time, in each case setting forth in reasonable detail the basis for such computation.  The

Chief Financial Officer of GE shall deliver its certificate with respect to the matters described in clauses (1), (2) and (4) of the immediately preceding sentence upon GE’s request for registration and its certificate with respect to the matters described in clause (3) of the immediately preceding sentence as promptly as practicable after determination of the Public Market Value.

Section 9.04 .  Redemption/Purchase Transactions.  (a)  If HoldCo exercises its rights pursuant to a HoldCo Redemption Right or Comcast exercises its rights pursuant to a Comcast Purchase Right, the party exercising such rights shall give the other party notice in writing stating such election (an “Exercise Notice”).  Once delivered, an Exercise Notice shall be irrevocable except as otherwise mutually agreed by HoldCo and Comcast.  Upon delivery of an Exercise Notice, each of HoldCo and Comcast shall promptly designate a representative (a “Purchase Representative”) who shall be an individual responsible for overseeing the exercise of the HoldCo Redemption Right or Comcast Purchase Right, to whom all communications on such matter will be directed, and who shall have authority to act on behalf of the party that appointed such individual.  In the case of a HoldCo Redemption Right, the Purchase Representative designated by Comcast shall have the authority to act on behalf of the Company as well as Comcast.  Each party may replace its Purchase Representative at any time upon written notice to the other party’s Purchase Representative.  The Purchase Representatives shall meet as soon as reasonably practicable, but in any event not later than five Business Days, following delivery of the Exercise Notice.

(b) HoldCo and Comcast, through their Purchase Representatives, will promptly cause the Fully Distributed Public Market Value determination procedures set forth in Section 9.05 to be commenced (except in the case of a Public Offering Purchase Right exercised after an IPO or in the case of the First Comcast Purchase Right and the Third Comcast Purchase Right), shall identify and promptly commence the steps necessary for obtaining all Governmental Approvals necessary to consummate the HoldCo Redemption Right or Comcast Purchase Right, as applicable, and shall prepare all required documentation.

(c) The closing of any HoldCo Redemption Right or Comcast Purchase Right shall take place on a date to be specified by HoldCo and Comcast which shall occur no later than (i) the tenth Business Day following the later to occur of receipt of all required Governmental Approvals and the final determination of Fully Distributed Public Market Value in accordance with Section 9.05, if applicable, or (ii) such other date as may be mutually agreed in writing by HoldCo and Comcast; provided that (A) if the First HoldCo Redemption Right and First Comcast Purchase Right are both exercised, the closing in respect of such transactions shall occur simultaneously on the same date, (B) if the Second HoldCo Redemption Right and the Third Comcast Purchase Right are both exercised, the closing in respect of such transactions shall occur simultaneously on the same date and (C) if in connection with the closing of any HoldCo Redemption Right or Comcast Purchase Right, GE is selling or causing to be sold both Membership Interests and HoldCo Shares, the sale of Membership Interests shall occur prior to the sale of HoldCo Shares on the closing date.  The parties shall act in good faith to cause such closing to occur on such date as determined by the foregoing sentence, including using commercially reasonable efforts to obtain any required Governmental Approvals as promptly as practicable.  At the closing of the HoldCo Redemption Right or Comcast Purchase Right, HoldCo and its Affiliates, as applicable, shall sell, and the Company and Comcast, as applicable, shall purchase, the applicable securities free and clear of all liens and encumbrances (other than those arising under this Agreement).  In connection with such closing and except as otherwise provided in the HoldCo Agreement, neither HoldCo or any of its Affiliates shall be required to make any representations or warranties or provide any indemnification to Comcast and the Company other than with respect to (u) corporate existence, (v) due execution and delivery, (w) corporate authority, (x) enforceability, (y) non-contravention of law, organizational documents and material contracts and (z) title to the securities (free and clear of all liens and encumbrances) (the “Specified Representations”).

(d) Notwithstanding anything to the contrary contained herein, if in connection with the exercise of a HoldCo Redemption Right the Company would be obligated to purchase securities representing all or any portion of GE’s Percentage Interest, Comcast shall have the right to require the Company to assign its obligation to purchase any of such securities to Comcast or any Affiliate of Comcast; provided that for purposes of determining the continued entitlement of GE and its Affiliates to any rights hereunder that terminate if GE’s Percentage Interest is less than a specified threshold, GE’s Percentage Interest shall be calculated as if the Company had redeemed such securities.  In addition, at the request of Comcast in connection with any HoldCo Redemption Right or Comcast Purchase Right in which Comcast will purchase securities representing the remainder of GE’s Percentage Interest, the parties to this Agreement shall cooperate with respect to (i) the negotiation and execution of Company financing in an amount sufficient to complete such transaction and (ii) the structuring of such transaction to allow the Comcast Members to receive and use Company funds (whether or not such funds are the proceeds of such financing) to complete such transaction.  In furtherance of the foregoing, GE agrees not to exercise any veto rights pursuant to Section 4.10 with respect to actions by the Company in connection with such financing or any dividends of Company funds.

Section 9.05 .  Determination of Fully Distributed Public Market Value.  (a) “Fully Distributed Public Market Value” means the anticipated aggregate common equity market value of the Company on the NYSE or NASDAQ following completion of an IPO and related market stabilization activities, with such valuation to be established (i) using the Public Market Valuation Methodology of the Company’s consolidated and unconsolidated businesses, (ii)

assuming the Company is a non-controlled stand-alone entity with a single class of fully-distributed common stock publicly traded on an active and liquid market; (iii) assuming no premium or strategic value due to third-party interest or bid speculation; and (iv) taking into account all relevant facts and circumstances.

(b) “Fully Distributed Public Market Value” shall be determined by the following process:

(i) No later than the 30th day after the Notice Date, Comcast and GE each will engage one Appraiser (the “Initial Appraisers”) for purposes of estimating Fully Distributed Public Market Value.  Comcast shall also deliver to GE a list of two potential Appraisers each of whom shall be independent of, and not Affiliated with, Comcast, GE, their Affiliates or the first two Appraisers and who shall not have been engaged by GE or Comcast or any of their respective Affiliates (including the Company and its Subsidiaries) in connection with a material transaction other than a capital market or commercial lending transaction during the six calendar months preceding the date of such delivery.  GE shall select a third Appraiser from the list of two for the purpose of estimating Fully Distributed Public Market Value.  All fees and disbursements of each such Appraiser shall be the responsibility of the party that engaged such Appraiser; provided that Comcast shall be responsible for the fees and disbursements of the third Appraiser.  Each such Appraiser shall determine Fully Distributed Public Market Value in good faith in accordance with Section 9.05(a) and deliver its estimate of Fully Distributed Public Market Value not later than the first Business Day that is at least 90 days after the Notice Date.  If the higher of the two estimates of Fully Distributed Public Market Value submitted by the Initial Appraisers is not more than 115% of the lower estimate, then the Fully Distributed Public Market Value will be deemed to be the average of the Fully Distributed Public Market Value estimates of the two Appraisers.

(ii) If the higher of the Initial Appraisers’ estimates of Fully Distributed Public Market Value is more than 115% of the lower estimate, then the Fully Distributed Public Market Value shall be the average of the Fully Distributed Public Market Value estimated by the two closest estimates among the three Appraisers.

(iii) Promptly following the engagement of each Appraiser pursuant to this Section 9.05(b), the Company shall (w) provide such Appraiser with written instructions regarding the preparation of the Appraisals, including a copy of the pertinent sections of this Agreement; (x) provide the Company’s most recent consolidated financial statements; (y) provide financial forecasts for the Company on a consolidated basis for the then-current year and the following year; and (z) make available to each Appraiser a management presentation with respect to the matters set forth in clauses (x) and (y).  Each Appraiser shall receive identical information pursuant to this Section 9.05(b)(iii).

(c) “Public Market Valuation Methodology” will consist of an analysis of the trading multiples of a group of publicly-traded comparable companies.  The principal comparable companies will include those companies in the cable and broadcasting entertainment industry that are most similar in growth rate and size (in terms of revenue, EBITDA and market capitalization) to the Company.  On a secondary basis, the Appraiser may consider additional comparable companies, but only with adjustment of the trading multiples for material differences in business profiles (e.g., growth rate, business mix, etc.) as compared to the Company.  No consideration for private market value may be considered directly or indirectly.  For example, if a stock price of a comparable company reflects acquisition bid speculation either (i) the company must be excluded from the group of comparable companies or (ii) the stock price must be adjusted to exclude the impact from the acquisition bid speculation.  The Company’s management will prepare a financial forecast for the current and next fiscal year.  In the event that this financial forecast period is less than eighteen months as of the date provided, the Company’s management will prepare a financial forecast for an additional fiscal year.  The financial forecasts will be prepared on a basis consistent with financial guidance that would be provided to public shareholders.  The Company’s management financial forecast, adjusted as appropriate based on the reasonable judgment of the Appraiser, will be the sole financial forecast to be used in the determination of Fully Distributed Fair Market Value.  For the avoidance of doubt, Public Market Valuation Methodology will not include: (a) “comparable acquisitions analysis” or any “private market” assessment of the Company (i.e., will be made without regard to any premiums in respect of an acquisition of a controlling interest or any discounts in respect of the acquisition of a minority interest), such as the value of such shares in an acquisition or other business combination transaction, or the price at which Membership Interests or Common Stock may have been acquired or sold previously or any previous proposals or expressions of interest to acquire the Company or its common Equity Securities; (b) a discounted cash flow analysis, sum-of-the-parts-analysis or any other valuation methodology not explicitly permitted herein; (c) the use of any estimates of the value of the Company published by the sellside research community or any other source; (d) any valuation derived from a financial plan which contemplates strategic scenarios not anticipated in the Company’s financial plan including the sale of businesses or assets, acquisitions, joint ventures or any other type of strategic initiatives; or (e) the benefit of any tax attributes and the detriment of any tax liabilities of the Company the sharing of which is governed by Section 9 of the Tax Matters Agreement (for the avoidance of doubt, such tax attributes shall include tax basis attributable to the proceeds of a sale of a Contributed Asset (as defined in the

Master Agreement) that gives rise to a Section 704(c) Tax Amount (as defined in the Tax Matters Agreement)).

Section 9.06 .  Comcast Right of First Offer.  (a)  Prior to GE, HoldCo or any of their respective Affiliates entering into any agreement providing for a proposed Transfer by GE, HoldCo or such Affiliate of any of its Membership Interests or HoldCo Shares to an unaffiliated third party acquirer (other than in the case of a Transfer pursuant to (i) a Public Offering, which shall be governed by the provisions of Section 9.03(e), or (ii) a Rule 144 Sale, which shall be governed by Section 9.07), HoldCo shall deliver a notice (the “ROFO Notice”) to Comcast indicating its, GE’s or such Affiliate’s desire to Transfer or cause to be Transferred Membership Interests and/or HoldCo Shares, the number of securities of each type proposed to be Transferred, the cash price that GE, HoldCo or such Affiliate proposes to be paid for such securities (the “ROFO Offer Price”) and in reasonable detail any other material terms sought by HoldCo or its Affiliate.  The giving of the ROFO Notice will constitute an offer (the “ROFO Offer”) by GE, HoldCo or such Affiliate, as applicable, to Transfer or cause to be Transferred such securities to Comcast or one of its Subsidiaries at the ROFO Offer Price for cash.  At the time a ROFO Offer is made, the Chief Financial Officer of GE shall certify to Comcast and the Company as to GE’s good faith estimate based on facts then known after due inquiry of (1) the aggregate bases of the members of GE’s consolidated group in such members’ HoldCo Shares for U.S. federal income tax purposes as of the Relevant Time, (2) HoldCo’s basis in its Membership Interests for U.S. federal income tax purposes as of the Relevant Time, (3) the maximum portion of HoldCo’s Membership Interests that could have been sold, as of the Relevant Time, at the ROFO Offer Price without causing GE and its Subsidiaries to recognize a loss on such sale that is disallowed pursuant to Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law and (4) a description of all facts (to the extent such facts would not be required to be recorded by the Company on a properly completed IRS Form 1065 (Schedule K-1)) occurring between the Relevant Time and the date of certification, or reasonably expected to occur prior to the consummation of the transaction pursuant to an acceptance of the ROFO Offer, that could have an effect on the foregoing calculations during such time, in each case setting forth in reasonable detail the basis for such computation.  The Chief Financial Officer of GE shall deliver its certificate with respect to the matters described in clauses (1), (2), (3) and (4) of the immediately preceding sentence together with the ROFO Notice.

(b) Comcast may accept or reject the ROFO Offer in whole but not in part, in its sole discretion, by delivering a written notice of such acceptance or rejection, as the case may be, to HoldCo within 20 calendar days after receipt of the ROFO Notice.  To the extent (i) the ROFO Offer would not give Comcast the right to acquire securities representing all, but not less than all, of the remainder of GE’s Percentage Interest at such time, (ii) such ROFO Offer relates to the sale of HoldCo Shares and (iii) Comcast accepts the ROFO Offer with respect to such HoldCo Shares, Comcast may elect in its acceptance notice first to purchase, instead of such HoldCo Shares, Membership Interests representing up to the same portion of GE’s Percentage Interest as that represented by such HoldCo Shares at a cash price equal to the pro rata portion of the ROFO Offer Price attributable to the HoldCo Shares with respect to which Comcast makes such election; provided that such right of Comcast to purchase Membership Interests instead of HoldCo Shares shall be limited so that, after giving effect to such purchase, the disposition by GE and its Subsidiaries of their remaining HoldCo Shares for a purchase price per HoldCo Share equal to the portion of the ROFO Offer Price attributable to one HoldCo Share will not result in GE and its Subsidiaries having a loss for U.S. federal income tax purposes on the disposition of such shares that is disallowed by operation of Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law; provided, further, that Comcast shall not be permitted to require that the transactions pursuant to its acceptance of the ROFO Offer be effected through the acquisition of Membership Interests to the extent that, after such purchase and the accompanying purchase of HoldCo Shares pursuant to its acceptance of the ROFO Offer, (A) HoldCo would be a member of the GE consolidated group for U.S. federal income tax purposes and (B) the aggregate bases of the members of GE’s consolidated group for U.S. federal income tax purposes in their respective HoldCo Shares would be greater than the product of the Cushion Percentage and the allocable ROFO Offer Price of such remaining HoldCo Shares.  To the extent Comcast makes a valid election pursuant to the immediately preceding sentence, HoldCo shall be deemed for purposes of the provisions of this Section 9.06 to have made a ROFO Offer to Comcast with respect to the relevant amount of Membership Interests.

(c) If Comcast accepts such ROFO Offer within such 20 calendar day period, Comcast and the seller of the relevant Membership Interests or HoldCo Shares shall consummate the purchase and sale of the Membership Interests or HoldCo Shares as to which Comcast has accepted the ROFO Offer on the terms set forth in the ROFO Notice within 20 calendar days of the date of Comcast’s acceptance of the ROFO Offer; provided that, if any Governmental Approvals are required in connection with such transaction, such 20 calendar day period shall be extended until the expiration of three Business Days following the date on which all Governmental Approvals required with respect to such proposed transaction are obtained and any applicable waiting periods under applicable Law have expired or been terminated but in no event will such period be extended for more than an additional 120 calendar days (it being understood that, if any such required Governmental Approvals are not obtained within such 120 calendar day period, Comcast and the proposed seller shall not be obligated to proceed with the proposed transaction and the proposed seller may include the Membership Interests or HoldCo Shares which were to have been sold to Comcast in any transaction effected pursuant to Section 9.06(d)).  The parties to any such transaction shall use their respective commercially reasonable efforts to obtain any such required Governmental Approvals.  At the closing of the Transfer, Comcast or the applicable Comcast Subsidiary shall purchase the applicable securities free and clear of all liens and encumbrances (other than those arising under this Agreement or the HoldCo Agreement).  In connection with such closing and except as otherwise provided in the HoldCo Agreement, neither GE nor HoldCo or any of their respective Affiliates shall be required to make any representations or warranties or provide any indemnification to Comcast or the applicable Comcast Subsidiary except for or in respect of the Specified Representations.

(d) If Comcast fails to accept the ROFO Offer within the 20 calendar day period referred to in Section 9.06(b) or if Comcast timely accepts the ROFO Offer and the proposed transaction contemplated by such acceptance is not consummated as a result of a failure to receive all required Governmental Approvals within the 120 calendar day period referred to in Section 9.06(c), then GE, HoldCo or the applicable seller may Transfer or cause to be Transferred all (but not less than all) of the securities set forth in the ROFO Notice which Comcast has not elected to purchase or which Comcast is not able to purchase as a result of a failure to receive all required Governmental Approvals to an unaffiliated third party acquirer at a price no less than 96% of the price proposed in the ROFO Notice and on other terms and conditions that are no more favorable, other than in an immaterial respect, to the unaffiliated third party acquirer than the terms and conditions specified in the ROFO Notice, at any time during the period ending 120 calendar days after the delivery date of the ROFO Notice; provided that such period will be extended until the expiration of three Business Days following the date on which all Governmental Approvals required with respect to such proposed Transfer have been obtained and any applicable waiting periods under applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional 120 calendar days.  If, however, GE, HoldCo or the applicable seller fails to complete or cause to be completed the proposed Transfer to an unaffiliated third party acquirer within such time periods, then any proposed Transfer pursuant to this Section 9.06 shall again become subject to Comcast’s right of first offer pursuant to this Section 9.06.

Section 9.07 .  Comcast Right With Respect to Rule 144 Sales.  (a) Prior to GE, HoldCo or any of their respective Affiliates Transferring any shares of Common Stock in a sale pursuant to Rule 144 under the Securities Act (a “Rule 144 Sale”), HoldCo shall deliver a notice (a “Rule 144 Sale Notice”) to Comcast indicating its, GE’s or such Affiliate’s desire to Transfer or cause to be Transferred shares of Common Stock pursuant to such Rule 144 Sale and the number of shares of Common Stock proposed to be Transferred pursuant to such Rule 144 Sale.  The giving of the Rule 144 Sale Notice will constitute an offer (the “Rule 144 Offer”) by GE, HoldCo or such Affiliate, as applicable, to Transfer or cause to be Transferred such shares of Common Stock to Comcast or one of its Subsidiaries at the Rule 144 Offer Price for cash.  The “Rule 144 Offer Price” shall be the average of the daily volume weighted average per share trading prices of the shares of Common Stock on the primary exchange or market on which such shares trade for the 20 trading days ending on the trading day immediately preceding the delivery of the applicable Rule 144 Sale Notice.

(b) Comcast may accept or reject the Rule 144 Offer in whole but not in part, in its sole discretion, by delivering an written notice of such acceptance or rejection, as the case may be, to HoldCo within 3 Business Days after receipt of the Rule 144 Sale Notice.

(c) If Comcast accepts such Rule 144 Offer within such 3 Business Day period, Comcast shall consummate the purchase and sale of the shares of Common Stock pursuant to the Rule 144 Offer at the Rule 144 Offer Price within 20 calendar days of the date of Comcast’s acceptance of the Rule 144 Offer; provided that, if any Governmental Approvals are required in connection with such transaction, such 20 calendar day period shall be extended until the expiration of three Business Days following the date on which all Governmental Approvals required with respect to such proposed transaction are obtained and any applicable waiting periods under applicable Law have expired or been terminated but in no event will such period be extended for more than an additional 120 calendar days (it being understood that, if any such required Governmental Approvals are not obtained within such 120 calendar day period, Comcast and the proposed seller shall not be obligated to proceed with the proposed transaction and the proposed seller may include the shares of Common Stock which were to have been sold to Comcast in one or more Rule 144 Sales effected in accordance with Section 9.07(d)).  The applicable parties shall use their respective commercially reasonable efforts to obtain any such required Governmental Approvals.  At the closing of the Transfer, Comcast or the applicable Comcast Subsidiary shall purchase the applicable securities free and clear of all liens and encumbrances (other than those arising under this Agreement or the HoldCo Agreement).  In connection with such closing and except as otherwise provided in the HoldCo Agreement, neither GE nor HoldCo or any of their respective Affiliates shall be required to make any representations or warranties or provide any indemnification to Comcast or the applicable Comcast Subsidiary except for or in respect of the Specified Representations.

(d) If Comcast fails to accept the Rule 144 Offer within the 3 Business Day period referred to in Section 9.07(b) or if Comcast timely accepts the Rule 144 Offer and the proposed transaction contemplated by such acceptance is not consummated as a result of a failure to receive all required Governmental Approvals within the 120 calendar day period referred to in Section 9.07(c), then GE, HoldCo or the applicable seller thereafter may Transfer or cause to be Transferred in one or more Rule 144 Sales the securities set forth in the Rule 144 Sale Notice which Comcast has not elected to purchase at any time during the period ending 10 trading days (on the primary exchange or market on which shares of Common Stock trade) after the expiration of the 3 Business Day period referred to in Section 9.07(b).  If, however, GE, HoldCo or the applicable seller fails to complete or cause to be completed the proposed Transfer in one or more Rule 144 Sales within such time periods, then any proposed Transfer pursuant to this Section 9.07 shall again become subject to Comcast’s right of first offer pursuant to this Section 9.07.

Section 9.08 .  Back-End Transaction.  (a) Notwithstanding anything to the contrary in this Agreement, if, at the time a Roll-Up Right is exercised by giving notice in accordance with the applicable provisions of this Agreement, the Back-End Trigger Condition is satisfied with respect to such Roll-Up Right, then, in lieu of the consideration otherwise specified in this Agreement to be paid in connection with such Roll-Up Right, Comcast, GE, HoldCo and the Company shall effect the transactions provided in Exhibit E-1 hereto (collectively, the “Back-End Transaction”) and pay the consideration to be paid in the Back-End Transaction.  Comcast and GE shall cooperate in good faith in implementing the Back-End Transaction (including, to the extent necessary, by amending this Agreement).

(b) In connection with the exercise of a Roll-Up Right (which term shall include, for the purposes of this Section 9.08(b), a Second HoldCo Redemption Right irrespective of whether it would give GE and HoldCo the right to sell all, but not less than all, of the remainder of GE’s Percentage Interest at such time), and if such Roll-Up Right is exercised by GE, at the time of such exercise, the Chief Financial Officer of GE shall certify to Comcast and the Company as to GE’s good faith estimate based on facts then known after due inquiry of (1) GE’s basis in its HoldCo Shares for U.S. federal income tax purposes as of the Relevant Time, (2) the aggregate bases of the members of GE’s consolidated group in such members’ Membership Interests for U.S. federal income tax purposes as of the Relevant Time, (3) the maximum portion of HoldCo’s Membership Interests that could have been sold, as of the Relevant Time, at the Roll-Up Purchase Price without causing GE and its Subsidiaries to recognize a loss on such sale that is disallowed pursuant to Treasury Regulations Section 1.1502-36(c) (or any successor provision) or as a result of any Change in Tax Law and (4) a description of all facts (to the extent such facts would not be required to be recorded by the Company on a properly completed IRS Form 1065 (Schedule K-1)) occurring between the Relevant Time and the date of certification, or reasonably expected to occur prior to the consummation of the transactions pursuant to the Roll-Up Right, that could have an effect on the foregoing calculations during such time, in each case setting forth in reasonable detail the basis for such computation.  The Chief Financial Officer of GE shall deliver its certificate with respect to the matters described in clauses (1), (2) and (4) of the immediately preceding sentence (A) upon the exercise of the Roll-Up Right if such Roll-Up Right is exercised by GE or HoldCo, as the case may be, and (B) 60 calendar days before the date on which the Roll-Up Right described in clauses (i) and (ii) of the definition of Roll-Up Right may first be exercised if Comcast has the right to exercise such Roll-Up Right; provided that if Comcast’s right to exercise such Roll-Up Right is triggered by any action by or on behalf of GE or HoldCo, then such certificate shall be delivered upon the taking of such action by or on behalf GE or HoldCo, as the case may be.  The certificate with respect to the matters described in clause (3) of the first sentence of this Section 9.08(b) shall be delivered as promptly as practicable after determination of the relevant Roll-Up Purchase Price.

(c) If HoldCo exercises the Second HoldCo Redemption Right but the consummation thereof does not require the Company and/or Comcast (and Comcast does not elect) to acquire all of GE’s Percentage Interest at such time, then GE and Comcast will cooperate in good faith to implement a mutually agreeable alternative transaction to a Second HoldCo Redemption Right that would give HoldCo and GE the right to sell all, but not less than all, of the remainder of GE’s Percentage Interest at such time, which alternative transaction shall replicate, to the greatest extent possible, the economic arrangements and related tax consequences contemplated by this Agreement and the Tax Matters Agreement giving effect to Membership Interests and/or HoldCo Shares being retained by GE and/or its Affiliates.  For the avoidance of doubt, if GE and Comcast are unable to agree on such alternative transaction, then the Back-End Transaction shall not be effected and the consideration to be paid in connection with the Second HoldCo Redemption Right shall be the Redemption Purchase Price as determined in accordance with Section 9.02(b).

Section 9.09 .  HoldCo Tag-Along Right.  (a)  Prior to entering into a definitive agreement providing for the proposed Transfer (by merger, consolidation, sale or otherwise) of all (but not less than all) of the Membership Interests owned by the Comcast Members to a Third Party Acquirer (a “Tag-Along Sale”), Comcast shall deliver a notice (a “Tag-Along Notice”) to HoldCo indicating the proposed purchase price and in reasonable detail the other material terms and conditions of the proposed Transfer, including the identity of the proposed Third Party Acquirer, and in the case of a proposed Transfer in which the consideration payable consists in part or in whole of consideration other than cash, such information relating to such consideration as HoldCo may reasonably request as being necessary to evaluate such non-cash consideration.

(b) Subject to Section 9.09(c), HoldCo may, in its sole discretion, elect to sell or cause to be sold in the proposed Transfer securities representing all (but not less than all) of GE’s Percentage Interest on the terms and conditions specified in the Tag-Along Notice; provided that if at such time GE has sold any HoldCo Shares to the Company or Comcast pursuant to a HoldCo Redemption Right or Comcast Purchase Right, GE may only sell or cause to be sold HoldCo Shares in such transaction (the “Tag-Along Right”).

(c) HoldCo may exercise its Tag-Along Right by delivering an irrevocable written notice of its election to do so (the “Tag-Along Acceptance Notice”) to Comcast within 20 calendar days after the delivery of the Tag-Along Notice.  Upon the consummation of any Transfer pursuant to this Section 9.09, each of the sellers participating therein will receive the same form and amount of consideration for its securities and shall be subject to the same terms and conditions of Transfer (except as otherwise provided in the HoldCo Agreement); provided that if HoldCo is selling or causing to be sold HoldCo Shares (whether pursuant to the proviso set forth in Section 9.09(b) or at its election) (x) the aggregate consideration payable to HoldCo and its Affiliates in such Transfer shall equal a portion of the aggregate consideration payable to all of the sellers in such Transfer calculated by dividing GE’s Percentage Interest by the aggregate Percentage Interests being sold in such Transfer and (y) the aggregate consideration payable to the Comcast Members in such Transfer shall equal a portion of the aggregate consideration payable to all of the sellers in such Transfer calculated by dividing the Comcast Members’ aggregate Percentage Interests by the aggregate Percentage Interests being sold in such Transfer.  Notwithstanding anything to the contrary contained herein, if the aggregate consideration payable to all of the sellers in the Tag-Along Sale exceeds the product of (x) the Percentage Interests represented by the securities to be sold in the Tag-Along Sale and (y) [$28.15 billion]3, (A) the aggregate consideration payable to HoldCo and its Affiliates in the Tag-Along Sale shall be reduced by GE’s Percentage Interest of 50% of such excess amount and (B) the aggregate consideration payable to Comcast and its Affiliates in the Tag-Along Sale shall be increased by the amount specified in clause (A).

(d) If HoldCo does not elect to exercise its Tag-Along Right by delivering a Tag-Along Acceptance Notice within the time period set forth in Section 9.09(c), then Comcast may Transfer or cause to be Transferred all (but not less than all) of the Membership Interests then held by Comcast and its Affiliates at the price proposed in the Tag-Along Notice and on other terms and conditions that are no more favorable (other than in an immaterial respect) to Comcast and its Affiliates than the terms and conditions specified in the Tag-Along Notice at any time during the period ending 180 calendar days after the expiration of the aforementioned time period; provided that such period shall be extended to the extent that such Transfer has not occurred by virtue of the failure to obtain all Governmental Approvals required with respect to such Transfer but in no event will such period be extended for more than an additional 180 days.  If, however, Comcast fails to complete or cause to be completed the proposed Transfer to the Third Party Acquirer within such time periods, then any proposed

3 This amount will be increased by the purchase price for any Relevant Transactions (as defined in the Master Agreement) contributed at Closing, if any.

Transfer pursuant to this Section 9.09 shall again become subject to HoldCo’s Tag-Along Right.

(e) If HoldCo elects to exercise its Tag-Along Right in connection with a Transfer by the Comcast Members pursuant to this Section 9.09, then concurrently with the consummation of such Transfer Comcast shall give notice thereof to HoldCo, shall remit to HoldCo the total consideration (the cash portion of which is to be paid by wire transfer in accordance with GE’s wire transfer instructions) for the securities of HoldCo and its Affiliates Transferred pursuant to such Transfer and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by HoldCo.

(f) Notwithstanding anything contained in this Section 9.09, there shall be no liability on the part of Comcast to HoldCo or any other Person if a Transfer by the Comcast Members pursuant to this Section 9.09 is not consummated for whatever reason, regardless of whether HoldCo has delivered a Tag-Along Notice.  Whether to effect a Transfer pursuant to this Section 9.09 is in the sole and absolute discretion of Comcast.

(g) If HoldCo elects to exercise its Tag-Along Right in connection with a Transfer by the Comcast Members pursuant to this Section 9.09, all of the sellers in such Transfer shall be obligated to join on a pro rata basis (based on their respective entitlements to consideration payable in such Transfer) in any indemnification or other obligations that Comcast agrees to provide or undertake in connection with such Transfer; provided that the liability resulting from any such indemnity or similar obligation shall be several and not joint as between the Comcast Members, on the one hand, and HoldCo and its Affiliates, on the other hand.

Section 9.10 .  Comcast Drag-Along Right.  (a)  In connection with the proposed Transfer (by merger, consolidation, sale or otherwise) of all (but not less than all) of the Membership Interests owned by the Comcast Members to a Third Party Acquirer (a “Drag-Along Sale”), Comcast may at its option require and compel HoldCo or its Affiliates to Transfer or cause to be Transferred the securities representing GE’s Percentage Interest for the same consideration and otherwise on the same terms and conditions as the terms and conditions under which the Comcast Members are Transferring their Membership Interests pursuant to the Drag-Along Sale; provided that if at such time GE has sold any HoldCo Shares to the Company or Comcast pursuant to a HoldCo Redemption Right or Comcast Purchase Right, Comcast may only require and compel GE to sell or cause to be sold HoldCo Shares (the “Drag-Along Right”); and provided, further, that if GE is selling or causing to be sold HoldCo Shares instead of Membership Interests (whether pursuant to the preceding proviso or at its election) (x) the aggregate consideration payable to HoldCo and its Affiliates in the Drag-Along Sale shall equal a portion of the aggregate consideration payable to all of the sellers in the Drag-Along Sale calculated by dividing GE’s Percentage Interest by the aggregate Percentage Interests being sold in such Transfer and (y) the aggregate consideration payable to the Comcast Members in the Drag-Along Sale shall equal a portion of the aggregate consideration payable to all of the sellers in the Drag-Along Sale calculated by dividing the Comcast Members’ aggregate Percentage Interests by the aggregate Percentage Interests being sold in such Transfer.

(b) Notwithstanding anything to the contrary contained in Section 9.10(a), if the aggregate consideration payable to HoldCo and its Affiliates in the Drag-Along Sale is less than an amount equal to the Redemption Purchase Price determined as of the date of the Drag-Along Notice, Comcast shall remit to HoldCo the amount of such shortfall concurrently with the consummation of such Drag-Along Sale.  In connection with any Drag-Along Notice delivered prior to an IPO, the parties shall promptly commence the appraisal process set forth in Section 9.05 to determine the Fully Distributed Public Market Value of the Company (which shall permit the Redemption Purchase Price to be calculated).

(c) Comcast may exercise its Drag-Along Right by delivering a written notice of its election (a “Drag-Along Notice”) to HoldCo within 15 calendar days of execution of a definitive agreement relating to the Drag-Along Sale.  The Drag-Along Notice shall indicate the purchase price and the other material terms and conditions of the proposed Drag-Along Sale, including the identity of the proposed Third Party Acquirer.

(d) Concurrently with the consummation of the Drag-Along Sale pursuant to this Section 9.10, Comcast shall give notice thereof to HoldCo, shall remit to HoldCo the total consideration (the cash portion of which is to be paid by wire transfer in accordance with GE’s wire transfer instructions) for the securities of HoldCo and its Affiliates Transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by HoldCo.  Notwithstanding the foregoing or anything to the contrary contained in Section 9.10(a), if the conditions to a Drag-Along Sale are satisfied but an appraisal process as described in Section 9.10(b) is ongoing, the parties shall consummate the closing without taking into account any shortfall amount referred to in Section 9.10(b) in calculating the amount of the total consideration to be remitted to HoldCo.  Upon conclusion of an appraisal process pursuant to Section 9.10(b), Comcast shall promptly pay to HoldCo any shortfall amount plus interest on such amount from and including the date of such closing to but excluding the date of payment at a rate per annum equal to the “Prime Rate” as published in The Wall Street Journal, Eastern Edition, in effect from time to timing during the period from such closing to the date of payment.

(e) Notwithstanding anything contained in this Section 9.10, there shall be no liability on the part of Comcast to HoldCo or any other Person if the Drag-Along Sale pursuant to this Section 9.10 is not consummated for whatever reason.  Whether to effect a Drag-Along Sale pursuant to this Section 9.10 is in the sole and absolute discretion of Comcast.

(f) If Comcast elects to exercise its Drag-Along Right, under no circumstances shall HoldCo or its Affiliates be required to make any representations or warranties or provide any indemnification to the Third Party Acquirer in connection with such Transfer except for, or in respect of, the Specified Representations or as otherwise provided in the HoldCo Agreement.

Section 9.11 .  Additional Members.  (a)  In connection with a Transfer of Membership Interests or HoldCo Shares other than in connection with a Transfer pursuant to a Public Offering or pursuant to a Rule 144 Sale, each such Person who receives Membership Interests or HoldCo Shares in accordance with, and as permitted by, the terms of this Agreement, in each case who is not already a Member (in the case of a Transfer of Membership Interests) or a party (in the case of a Transfer of HoldCo Shares) to this Agreement or the HoldCo Agreement, shall execute and deliver this Agreement or a counterpart of this Agreement and/or the HoldCo Agreement or a counterpart of the HoldCo Agreement, as the case may be, and agree in writing to be bound by the terms and conditions of this Agreement and/or the HoldCo Agreement, as the case may be, that were applicable to the transferor (subject to Section 13.06 hereof, in the case of this Agreement, and subject to Section 7.05 of the HoldCo Agreement, in the case of the HoldCo Agreement), and, in the case of a transferee of Membership Interests, shall thereupon be admitted as an additional Member of the Company (an “Additional Member”).

(b) Each Person who is issued new Membership Interests in accordance with the terms of this Agreement and who is not already a Member shall execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement, and shall thereupon be admitted as an Additional Member.

(c) A transferee of Membership Interests who is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

(d) Each Additional Member shall be named as a Member on Schedule 4.01.  Unless and until admitted as an Additional Member, a transferee of any Membership Interest, or a recipient of any newly issued Membership Interests, shall have no powers, rights or privileges of a Member of the Company.

(e) Following a Transfer of any Membership Interests in accordance with this Article 9, the transferee of such Membership Interests shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Membership Interests, and shall receive allocations and distributions in respect of such Membership Interests as if such transferee were a Member.  Unless otherwise prohibited by Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the following shall apply to select the method to be utilized for determining the distributive share of the Company’s income, gains, losses, deductions, credits and other items of a Member whose interest is disposed of, in whole or in part:  (i) upon a closing of (A) any transfer by a Comcast Member to GE or any of its Subsidiaries, (B) any transfer by HoldCo to Comcast or any of its Subsidiaries including, for the avoidance of doubt, the Company, or (C) any HoldCo Redemption Right, the “closing of the books” method (including the “calendar day” convention described in Proposed Treasury Regulations Section 1.706-4(e)(1)) shall be utilized and (ii) upon any other transfer by a Member, the transferor Member shall have the right to designate whether to use the “closing of the books” method or the “proration” method; provided that the transferor Member shall indemnify the Company for any reasonable incremental costs and expenses incurred by the Company in calculating the items to be allocated under the method selected pursuant to this clause (ii) compared to the costs and expenses that would have been incurred if the Company had calculated the items to be allocated using the method not selected.

(f) The Company shall maintain books for the purpose of registering the transfer of interests in the Company.  Upon a transfer of interests in the Company, the transferor of such interests shall notify the Company so that such transfer may be registered in the books of the Company.  A transfer of interests in the Company shall be effective upon registration of the transfer in the books of the Company.

Section 9.12 .  Termination of Member Status; Redemption or Repurchase.  Any Member that Transfers all of its, and owns no, Membership Interests shall immediately cease to be a Member and shall no longer be a party to this Agreement (in its capacity as a Member) and Schedule 4.01 shall be updated to eliminate such Person; provided, however, that such Member (i) shall not thereby be relieved of its liability for breach of this Agreement prior to such time or, except as set forth in Section 9.01(b)(iv), from any obligations under this Agreement not related to its capacity as a Member; (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time; (iii) shall retain the right to indemnification hereunder; and (iv) except in the case of Comcast as expressly permitted by Section 9.01(b)(iv), shall not thereby be relieved of any of its obligations under Article 9.  Except for purchases of Membership Interests in accordance with the HoldCo Redemption Rights, Membership Interests may be redeemed or repurchased by the Company only with the prior written consent of the Board and, to the extent set forth in Section 4.10(a), HoldCo.

Section 9.13 .  Void Transfers.  To the greatest extent permitted by the Act and other Law, any Transfer by any Member of any Membership Interests or other interest in the Company (including, for the avoidance of doubt, any Transfer of any Person which directly or indirectly owns Membership Interests) in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person.  In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

Section 9.14 .  Transfer Indemnification; Other Tax Matters. (a) GE shall indemnify and hold Comcast, the Company, HoldCo, Holding and any Third Party Acquirer to which Membership Interests are Transferred in accordance with Section 13.06(ii) (a “Comcast Third Party Acquirer”) harmless against any income or franchise taxes imposed on a transfer of Membership Interests or HoldCo Shares by GE or any GE transferee to Comcast, the Company or any Comcast Third Party Acquirer (including, for the avoidance of doubt, any tax imposed upon an actual or deemed distribution of HoldCo Shares by the Company to Comcast or its Affiliates, Holding or its Affiliates or a Comcast Third Party Acquirer or its Affiliates); provided that, other than in the case of the Back-End Transaction, if (I) pursuant to the Second HoldCo Redemption Right, the aggregate Percentage Interests of the Comcast Members or the Comcast Third Party Acquirer and its Affiliates, as applicable, will equal 100% after the purchase of securities upon HoldCo’s exercise of the Second HoldCo Redemption Right, (II) GE elects to sell HoldCo Shares in connection with the Second HoldCo Redemption Right and (III) Comcast or the Comcast Third Party Acquirer, as applicable, does not exercise its right to require the Company to assign to Comcast or the Comcast Third Party Acquirer, as applicable, the obligation to purchase such HoldCo Shares pursuant to Section 9.04(d), GE shall not be required to indemnify any party with respect to any tax described above to the extent attributable to the HoldCo Shares Transferred in connection with the Second HoldCo Redemption Right; provided, further, that the amount payable by GE pursuant to this Section shall include an amount so that after paying all Taxes with respect to the receipt of the indemnification payment, each party entitled to indemnification herein receives an amount (based on the Applicable Tax Rate) equal to the amount that it would have received had not such Taxes been imposed.  The party that may be entitled to indemnification under the previous sentence (the “Indemnified Party”) will act in good faith to execute, or cause to be executed, the transaction in which such securities are transferred in a manner that seeks to minimize the amount of taxes for which indemnification may by claimed pursuant to the previous sentence (“Indemnifiable Taxes”); provided that the Indemnified Party shall not be required to structure the transaction in a manner that seeks to minimize Indemnifiable Taxes if doing so would reasonably be expected to require the Indemnified Party to incur any additional cost that is not compensated by GE.

(b) The Indemnified Party shall promptly deliver to GE a copy of any written communication received by the Indemnified Party or any of its Affiliates from a taxing authority concerning Indemnifiable Taxes and shall promptly notify GE in writing of any pending or threatened audit, claim or demand (a “Tax Claim”) that could give rise to a right of indemnification describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim.

(c) GE shall have the right, at its expense, to participate in any Tax Claim or administrative or judicial proceeding with respect to Indemnifiable Taxes.   Such participation shall include the right to review submissions made to a taxing authority as well as notice of any in person or telephonic meetings with a taxing authority.  The Indemnified Party shall not settle any such Tax Claim or administrative or judicial proceeding without the consent of GE, which consent shall not be unreasonably withheld or delayed.

(d) At least 15 days prior to any transfer of HoldCo Shares by the Company to Comcast or its Affiliates or a Comcast Third Party Acquirer or its Affiliates, the Company shall provide written notice to GE of the intended transfer, setting forth in reasonable detail the facts and circumstances regarding such transfer (the “Comcast Proposed Transfer”).  The Company will not implement the Comcast Proposed Transfer without the consent of GE, which consent shall not be unreasonably withheld or delayed; provided that in the event GE does not consent to the Comcast Proposed Transfer within 10 days after receipt of written notice of the Comcast Proposed Transfer, GE shall on such date provide Comcast or a Comcast Third Party Acquirer, as the case may be, with an alternative proposal to effect a comparable transfer by the Company of such HoldCo Shares (the “GE Proposed Transfer”).  If the GE Proposed Transfer is not reasonably acceptable to Comcast or the Comcast Third Party Acquirer, as the case may be, the Company shall provide written notice to GE of its rejection of the GE Proposed Transfer, setting forth the reasons for such rejection.  If Comcast or the Comcast Third Party Acquirer, as the case may be, does not receive written notice from GE with a revised GE Proposed Transfer reasonably acceptable to Comcast or the Comcast Third Party Acquirer, as the case may be within five days after sending GE written notice of its rejection, the Company shall be permitted to implement the Comcast Proposed Transfer, and GE shall indemnify Comcast and the Comcast Third Party Acquirer to the extent provided by Section 9.14(a) with respect to the Comcast Proposed Transfer.  If the GE Proposed Transfer (or the revised GE Proposed Transfer, if applicable) is reasonably acceptable to Comcast or the Comcast Third Party Acquirer, as the case may be, either as originally submitted or as revised, (i) Comcast or the Comcast Third Party Acquirer, as the case may be, shall cause the GE Proposed Transfer (or the revised GE Proposed Transfer, if applicable) to be implemented and (ii) GE shall, in addition to its obligation to indemnify pursuant to Section 9.14(a), indemnify and hold Comcast and a Comcast Third Party Acquirer harmless for any incremental costs associated with the implementation of the GE Proposed Transfer (or the revised GE Proposed Transfer, if applicable) rather than the Comcast Proposed Transfer.

(e) With respect to any transfer pursuant to this Article 9 in connection with which GE transfers HoldCo Shares instead of Membership Interests, GE shall not make an election under Section 338(h)(10) of the Code or otherwise cause such transfer to be treated as a sale of HoldCo’s assets for tax purposes.

ARTICLE 10
Covenants

Section 10.01 .  Confidentiality.  (a)  Each Member agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose.  Each Member agrees that it shall be responsible for any breach of the provisions of this Section 10.01 by any of its Representatives to whom it discloses Confidential Information.  Each Member further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Member’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Member;

(ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Member is subject; provided that, unless otherwise prohibited by Law, such Member agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Member shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law));

(iii) to any Person to whom such Member is contemplating a Transfer of its Company Securities; provided that such Transfer would not be in violation of the provisions of this Agreement, the potential transferee agrees in advance of any such disclosure to be bound by a confidentiality agreement consistent with the provisions hereof and such Member shall be responsible for breaches of such confidentiality agreement by such potential transferee;

(iv) to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Member uses reasonable efforts to seek confidential treatment of such information to the extent available;

(v) to the extent required by the rules and regulations of the Commission or stock exchange rules; or

(vi) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Member.

(b) “Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any Member (including by virtue of its present or former right to designate a Director); provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its directors, officers, employees, shareholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or any of the other Transaction Agreements, (ii) was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company or (iii) becomes available to such Member on a non-confidential basis from a source other than the Company after the disclosure of such information to such Member or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to such Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person; provided that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of Comcast, GE or any of their respective Subsidiaries prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clauses (ii) or (iii) not be deemed Confidential Information and Comcast and GE shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of this Section 10.01 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

Section 10.02 .  Related Party Transactions.  (a)  For so long as GE directly or indirectly owns any Membership Interests, neither the Company nor any of its Subsidiaries shall enter into any Related Party Transaction unless such transaction is on terms that are no less favorable to the Company or such Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person (“Arm’s Length Terms”).

(b) For so long as GE directly or indirectly owns any Membership Interests, prior to the Company or a Company Subsidiary entering into a proposed Related Party Transaction involving annual payments or annual incurrence of obligations by the Company or such Subsidiary in excess of $7.5 million, the Company shall provide GE with a written notice (an “RPT Notice”) containing a summary of the material terms of such proposed transaction and shall provide GE a reasonable opportunity to consult with representatives of the Company and Comcast (including those senior employees of the Company and Comcast or their Subsidiaries involved in the negotiation of such transaction) concerning such proposed transaction.  Notwithstanding that an RPT Notice is not required with respect to Related Party Transactions involving $7.5 million or less as set forth above, nothing in this Agreement shall prevent the Company or its management from notifying GE of such transactions or from discussing such transactions with employees of GE or its Affiliates.

(c) Without the prior written consent of GE, neither the Company nor any of its Subsidiaries shall enter into any Non-Ordinary Course Related Party Transaction.

(d) If GE does not believe an Ordinary Course Related Party Transaction described in an RPT Notice is on Arm’s Length Terms, GE shall have ten Business Days from the date of receipt of the relevant RPT Notice to deliver a written notice (an “RPT Dispute Notice”) to Comcast and the Company to such effect, which notice shall specify the reasons for GE’s belief.  If GE does not deliver an RPT Dispute Notice during such period, the relevant parties may enter into the relevant Related Party Transaction on the same terms or on terms that are the same (other than in an immaterial respect) as those described in the RPT Notice.  If GE does deliver an RPT Dispute Notice during such period, the parties shall resolve the dispute as described below.

(e) Within five Business Days of the delivery of the RPT Dispute Notice, each of Comcast and GE shall select and appoint one senior executive to act as its representative (each an “RPT Dispute Representative”) in connection with such dispute.  The RPT Dispute Representatives shall promptly enter into good faith discussions (in person or by telephone) to attempt to resolve the dispute.  The RPT Dispute Representatives shall have the authority to enter into a binding resolution of the dispute.  If GE does not select and appoint an RPT Dispute Representative within the time period specified in this Section 10.02(e), Comcast shall have the right to cause the Company or the applicable Company Subsidiary to enter into the Ordinary Course Related Party Transaction on the terms set forth in the RPT Notice or on terms that are the same (other than in an immaterial respect) as those described in the RPT Notice.  If Comcast does not select and appoint an RPT Dispute Representative within the time period specified in this Section 10.02(e), Comcast shall be prohibited from entering into the Related Party Transaction that is the subject of the applicable RPT Dispute Notice.

(f) If each of Comcast and GE does select and appoint an RPT Dispute Representative within the time period specified in Section 10.02(e) but the RPT Dispute Representatives are unable to resolve the dispute within seven Business Days of the later of their two appointments, Comcast and GE shall select and appoint an independent third party with relevant expertise in the type of Ordinary Course Related Party Transaction in dispute to arbitrate the dispute within ten Business Days of the expiration of such period.  If Comcast and GE are unable to select and appoint the arbitrator within the specified period, Comcast shall deliver to GE in writing a list of five potential arbitrators meeting the requirements set forth in this Section 10.02(f) and, within five Business Days of receipt of such list, GE shall select and appoint the arbitrator from such list.  If GE does not select and appoint the arbitrator in accordance with the immediately preceding sentence, Comcast shall select and appoint the arbitrator from such list within five Business Days of the expiration of the period specified in the immediately preceding sentence.

(g) Within 30 calendar days of the selection of the arbitrator, the arbitrator shall determine the Arm’s Length Terms of the Related Party Transaction.  The arbitration shall be conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties.  The decision of the arbitrator as to the Arm’s Length Terms of the Ordinary Course Related Party Transaction shall be binding on the parties.  All fees and disbursements of the arbitrator shall be shared equally by Comcast and GE.

(h) After the determination of the arbitrator pursuant to Section 10.02(g), Comcast shall have the right to cause the Company or the applicable

Company Subsidiary to enter into the Ordinary Course Related Party Transaction on the terms determined by the arbitrator; provided that Comcast may elect in its sole discretion not to enter into such Related Party Transaction on such terms.

(i) If GE does not believe an Ordinary Course Related Party Transaction that is not the subject of an RPT Notice is on Arm’s Length Terms, GE shall have ten Business Days from the date GE obtains knowledge of the transaction to deliver an RPT Dispute Notice.  In such case, the provisions contained in Sections 10.02(d) through (h) shall apply mutatis mutandis; provided that if the Ordinary Course Related Party Transaction in question was entered into before GE delivered its RPT Dispute Notice, then (x) any provision permitting Comcast to cause the Company or the applicable Company Subsidiary to enter into a Related Party Transaction on specific terms shall be deemed to permit the Company or the applicable Company Subsidiary to continue such Related Party Transaction on such terms and (y) any provision prohibiting Comcast from entering into a Related Party Transaction on specific terms shall be deemed to require Comcast to (A) terminate such Related Party Transaction or (B) amend the terms of such Related Party Transaction such that it would be on Arms’ Length Terms.

(j) Except as expressly set forth in Sections 10.02(a) and 10.02(b), the provisions of this Section 10.02 shall terminate and cease to be of further effect at such time as GE’s Percentage Interest is less than 10%.

Section 10.03 .  Non-Competition.  (a)  Except (i) with respect to their ownership of interests in the Company and (ii) as permitted by this Section 10.03 or by Section 10.06, neither Comcast nor GE nor any of their respective Subsidiaries will engage in any Company Principal Business.  This Section 10.03 shall cease to be applicable to any Person at such time as such Person is no longer a Subsidiary of Comcast or GE, as the case may be, and shall not apply to any Person that purchases assets, operations or a business from Comcast or GE, or one of their respective Subsidiaries, if such Person is not a Subsidiary of Comcast or GE, as the case may be, after such transaction is consummated.  This Section 10.03 does not apply to any Subsidiary of GE or Comcast in which a Person who is not an Affiliate of GE or Comcast, as the case may be, holds equity interests and with respect to which GE or Comcast or another of their respective Subsidiaries, as applicable, has contractual or legal obligations (including fiduciary duties of representatives on the board of directors or similar body of such Subsidiary) existing as of the date hereof that limit GE’s or Comcast’s ability to impose on the subject Subsidiary a non-competition obligation such as that in this Section 10.03.

(b) Notwithstanding the provisions of Section 10.03(a), and without implicitly agreeing that the following activities would be subject to the provisions of Section 10.03(a), nothing in this Agreement shall preclude, prohibit or restrict:

(i) GE, or any of its Subsidiaries, from engaging in any manner in any (A) Financial Services Business, (B) Existing Business Activities, (C) GE De Minimis Business or (D) Satellite Business; or (ii) Comcast or any of its Subsidiaries, from engaging in any manner in any (A) Comcast Permitted Business or (B) Comcast De Minimis Business.

(c) Notwithstanding the provisions of Section 10.03(a), GE or any of its Affiliates may make a Mixed Competing Business Acquisition; provided that if such acquisition would otherwise be prohibited by this Section 10.03, promptly following such acquisition, GE, or its Affiliate, as applicable, shall offer the Company in writing the opportunity to acquire, or invest in, the Company Principal Business acquired, or invested in, by GE or its Affiliate in such Mixed Competing Business Acquisition.  The writing pursuant to which such offer is made shall include a summary of the material terms of the offer, including the price of such offer.  Such terms shall include (x) a price that reflects GE’s reasonable good faith determination of the portion of the aggregate purchase price paid by GE or its Affiliate in the Mixed Competing Business Acquisition that was attributable to the Company Principal Business included in such Mixed Competing Business Acquisition and (y) other commercially reasonable arms’ length terms.  In the event that the Company disputes GE’s determination of price or the commercial reasonableness and arm’s length nature of the other terms included in such offer, the Company shall provide written notice to GE and the dispute shall be resolved by a mutually agreed upon appraiser (who shall be an independent third party with relevant expertise) pursuant to an appraisal process not to exceed 30 calendar days and conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties.  If an appraisal process is necessary and Comcast and GE do not mutually select and appoint such appraiser within five Business Days following delivery of the notice required pursuant to the preceding sentence, an appraiser shall be selected and appointed in the manner set forth in the final two sentences of Section 10.02(f).  All fees and disbursements of the Appraiser shall be shared equally by Comcast and GE.

(d) Promptly after making a written offer as set forth in Section 10.03(c) above (and in any event within 10 Business Days thereafter), GE shall provide the Company all material information available to GE with respect to the Company Principal Business.  GE shall include in any third party confidentiality agreement entered into in connection with the proposed transaction subject to such offer a provision permitting GE to comply with its disclosure obligations under this Section 10.03(d).  The Company shall have 10 Business Days from the later of (i) the date all such information is provided and (ii) the completion of any appraisal process conducted pursuant to Section 10.03(c) to decide whether to accept the offer.

(e) If prior to the expiration of such 10 Business Day period the Company accepts such offer, the parties shall work together in good faith to complete the Company’s acquisition of, or investment in, the Company Principal Business as soon as reasonably practicable, subject to receipt of required regulatory approvals.  Notwithstanding the provisions in Section 4.10(a), HoldCo may not exercise any rights it may have under Section 4.10(a) that would prohibit or otherwise impede such Company Principal Business acquisition or investment (including in connection with the incurrence of any Debt required to complete such acquisition or investment).

(f) If prior to the expiration of such 10 Business Day period the Company fails to accept such offer, and the ownership of the Company Principal Business by GE or its Affiliates would otherwise be prohibited by this Section 10.03, then GE or its Affiliate, as the case may be, shall be required to divest the Company Principal Business within a commercially reasonable period of time.

(g) The Company’s decision whether to accept such offer (or to grant any consent to waive any rights of the Company in respect of such offer) shall be made by only those members of the Board designated by the Comcast Members.

(h) This Section 10.03 shall terminate and be of no further force and effect upon the earlier of (i) Comcast and its Subsidiaries no longer holding (directly or indirectly) any Membership Interests or (ii) GE and its Subsidiaries no longer holding (directly or indirectly) any Membership Interests.

Section 10.04 .  Structuring of an IPO.  (a)  Prior to an IPO, the Members will form a corporation (“Holding”) into which each Member (other than HoldCo) will contribute such Member’s Membership Interests and into which GE and Comcast or any of their respective Affiliates that own HoldCo Shares will contribute their respective HoldCo Shares.  In lieu of the contribution by any of the Comcast Members contemplated by the immediately preceding sentence, Comcast may contribute or cause to be contributed the equity of such Comcast Member.  As a result of such contributions, Comcast and its Affiliates (in the aggregate), GE and its Affiliates (in the aggregate) and any Member that is not a Comcast Member or HoldCo will receive shares of Holding (the “Common Stock”) that correspond to the relative Percentage Interests of Comcast, GE and such Member, as applicable.  After the formation of Holding and the contributions referred to above, (i) except where the context clearly requires otherwise, the term, “Company”, shall refer to Holding, (ii) the terms “Membership Interests” and “Members” and similar terms that are applicable to limited liability companies and used in this Agreement shall refer to the Common Stock, the Holding shareholders and similarly corresponding terms applicable to the corporate form and (iii) the parties agree to enter into, and to cause Holding to enter into, an agreement setting forth, to the extent permitted by applicable Law, shareholder rights and obligations equivalent to those applicable to Members set forth in this Agreement.  For the avoidance of doubt, the registration rights provided to GE, Comcast and their Affiliates pursuant to Section 10.04(b) shall be with respect to the Common Stock received in exchange for the contributions by GE and Comcast described above.  The parties shall cause such contributions to qualify as a transaction described in Section 351 of the Code and shall not take any action that would be reasonably likely to prevent such contributions from qualifying as such a transaction.

(b) GE and Comcast shall be entitled to the registration rights set forth on Exhibit D.

Section 10.05 .  Compliance by Subsidiaries.  Each of Comcast and GE shall cause the Comcast Members or HoldCo, as the case may be, to comply with their obligations under this Agreement.

Section 10.06 .  Acquisition of Company Principal Businesses.  (a) Prior to a Stand-alone Competing Business Acquisition proposed by Comcast or any of its Affiliates or promptly following any Mixed Competing Business Acquisition by Comcast or any of its Affiliates, Comcast shall offer (a “Competing Business Offer”) the Company in writing the opportunity to acquire, or invest in, the Company Principal Business proposed to be acquired, or invested in, by Comcast or its Affiliate in such Stand-alone Competing Business Acquisition or acquired, or invested in, by Comcast or its Affiliate in such Mixed Competing Business Acquisition, as applicable.  The writing pursuant to which a Competing Business Offer is made shall include a summary of the material terms of the offer, including the price of such offer.  In the case of a Stand-alone Competing Business Acquisition, the terms of the Competing Business Offer shall be the terms negotiated between Comcast or its Affiliate, on the one hand, and the applicable third party seller, on the other hand, with respect to the proposed acquisition of, or investment in, the applicable Company Principal Business.  In the case of a Mixed Competing Business Acquisition, the terms of the Competing Business Offer shall include (x) a price that reflects Comcast’s reasonable good faith determination of the portion of the aggregate purchase price paid by Comcast or its Affiliate in the Mixed Competing Business Acquisition that was attributable to the Company Principal Business included in such Mixed Competing Business Acquisition and (y) other commercially reasonable arm’s length terms.  In the event that the Company disputes Comcast’s determination of price or the commercial reasonableness and arm’s length nature of the other terms included in any such Competing Business Offer, the Company shall provide written notice to Comcast and the dispute shall be resolved by a mutually agreed upon appraiser (who shall be an independent third party with relevant expertise) pursuant to an appraisal process not to exceed 30 calendar days and conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties.  If an appraisal process is necessary and Comcast and GE do not mutually select and appoint such appraiser within five Business Days following delivery of the notice required pursuant to the preceding sentence, an appraiser shall be selected and appointed in the manner set forth in the final two sentences of Section 10.02(f).  All fees and disbursements of the Appraiser shall be shared equally by Comcast and GE.

(b) Promptly after making a Competing Business Offer (and in any event within 10 Business Days thereafter), Comcast shall provide the Company all material information available to Comcast with respect to the applicable Company Principal Business.  Comcast shall include in any third party confidentiality agreement entered into in connection with the proposed transaction subject to the Competing Business Offer a provision permitting Comcast to comply with its disclosure obligations under this Section 10.06(b).  The Company shall have 10 Business Days from the later of (i) the date all such information is provided and (ii) the completion of any appraisal process conducted pursuant to Section 10.06(a) (the “Offering Period”) to decide whether to accept the Competing Business Offer.

(c) If prior to the expiration of the applicable Offering Period the Company accepts a Competing Business Offer, the parties shall work together in good faith to complete the Company’s acquisition of, or investment in, the Company Principal Business as soon as reasonably practicable, subject to receipt of required regulatory approvals.  Notwithstanding the provisions in Section 4.10(a), HoldCo may not exercise any rights it may have under Section 4.10(a) that would prohibit or otherwise impede such Company Principal Business acquisition or investment (including in connection with the incurrence of any Debt required to complete such acquisition or investment), so long as such acquisition or investment is completed in all material respects on the terms and conditions approved in accordance with Section 10.06(h).

(d) If prior to the expiration of the applicable Offering Period the Company fails to accept a Competing Business Offer made with respect to a Stand-alone Competing Business Acquisition in which the purchase price for the Company Principal Business acquisition or investment is less than or equal to $500 million or, if the applicable Threshold has not been exceeded or would not be exceeded as a result of such Stand-alone Competing Business Acquisition, greater than $500 million, Comcast and its Affiliates shall thereafter (subject to Section 10.06(i)) be permitted to acquire, or invest in, the applicable Company Principal Business on substantially the same terms as were offered to the Company pursuant to the Competing Business Offer.

(e) If prior to the expiration of the applicable Offering Period the Company fails to accept a Competing Business Offer made with respect to a Stand-alone Competing Business Acquisition in which the purchase price for the Company Principal Business acquisition or investment is greater than $500 million and the applicable Threshold has been exceeded or would as a result of such Stand-alone Competing Business Acquisition be exceeded, Comcast and its Affiliates shall be prohibited from acquiring, or investing in, the applicable Company Principal Business.

(f) If prior to the expiration of the applicable Offering Period the Company fails to accept a Competing Business Offer made with respect to a Mixed Competing Business Acquisition in which the purchase price for the Company Principal Business acquisition or investment is less than or equal to $500 million or, if the applicable Threshold has not been exceeded or would not be exceeded as a result of the Mixed Competing Business Acquisition, greater than $500 million, Comcast or its Affiliate, as the case may be, shall (subject to Section 10.06(i)) be permitted to continue to own and operate the applicable Company Principal Business.

(g) If prior to the expiration of the applicable Offering Period the Company fails to accept a Competing Business Offer made with respect to a Mixed Competing Business Acquisition in which the purchase price for the Company Principal Business acquisition or investment is greater than $500 million and the applicable Threshold has been exceeded or would as a result of such Mixed Competing Business Acquisition be exceeded, Comcast or its Affiliate, as the case may be, shall be required to divest the applicable Company Principal Business within a commercially reasonable period of time.

(h) The Company’s decision whether to accept a Competing Business Offer (or to grant any consent to waive any rights of the Company in respect of a Competing Business Offer) shall be made by only those members of the Board designated by HoldCo.  If the Company fails to accept a Competing Business Offer, for so long as HoldCo or any of its Affiliates directly or indirectly holds any Membership Interests, neither HoldCo nor any of its Affiliates may pursue such Competing Business Offer or acquire or invest in such Company Principal Business in reliance on the GE De Minimis Business exception pursuant to Section 10.03(b)(i)(C).

(i) Notwithstanding anything to the contrary contained herein but subject to Section 10.06(j), prior to the 18-month anniversary of the Closing Date, (x) neither Comcast nor any of its Affiliates may make a Significant Investment in a Company Principal Business in a Stand-alone Competing Business Acquisition and (y) Comcast or one of its Affiliates may make a Significant Investment in a Company Principal Business in a Mixed Competing Business Acquisition only if such Company Principal Business is divested within a commercially reasonable period of time.

(j) Notwithstanding any provision of this Agreement to the contrary, and without implicitly agreeing that the following transactions would be subject to the provisions of this Section 10.06, this Section 10.06 shall not be applicable to (x) any transaction entered into by Comcast or its Affiliates prior to the date of this Agreement in accordance with Section 6.22 of the Master Agreement, (y) any acquisition of, or other investment in, a Comcast Permitted Business or a Comcast De Minimis Business by Comcast or its Affiliates and (z) the acquisition by Comcast or its Affiliates of all or a portion of the Weather Channel Business pursuant to Section 10.07.  Without limiting the generality of the foregoing and for the avoidance of doubt, in each such case, the purchase price for any such transaction shall be disregarded when determining whether the Threshold has been exceeded or would be exceeded as a result of any other transaction.

(k) Except as set forth in Section 10.06(h), the provisions of this Section 10.06 shall terminate and cease to be of further effect at such time as GE’s Percentage Interest is less than 20% (calculated in accordance with Section 4.10(d)).

Section 10.07 .  Weather Channel.  (a)  If as a result of the consummation of the transactions contemplated by the Master Agreement the Company or any of its Subsidiaries become entitled to exercise an “NBCU Call Option” pursuant to Section 4.6 of the Weather Channel Stockholders Agreement or a right of first refusal pursuant to Section 4.4 of the Weather Channel Stockholders Agreement at an earlier time than the Company or such Subsidiary would otherwise have been entitled to exercise such right, at the election of Comcast, the Company or such Subsidiary will, to the extent permissible, assign such right to Comcast or an Affiliate of Comcast designated by Comcast and, if not permissible, will enter into a mutually agreeable arrangement with Comcast or such Affiliate so that Comcast or such Affiliate may acquire the applicable interest in the Weather Channel Business on the same terms and conditions as the Company or such Subsidiary would have been able to acquire such interest pursuant to such right; provided, however, that Comcast shall indemnify the Company and GE for any losses, claims, damages or liabilities arising out of or in connection with such arrangement.  Notwithstanding anything to the contrary herein, no such assignment or arrangement shall be deemed to be a Related Party Transaction, and the provisions of Section 10.02 shall not apply to any such assignment or arrangement.

(b) For the avoidance of doubt, if Comcast or any of its Affiliates purchases an interest in the Weather Channel Business pursuant to Section 10.07(a), then, subject to the applicable provisions of the Weather Channel Stockholders Agreement, Comcast or such Affiliate may exercise any right relating to or in connection with its ownership of such interest in the Weather Channel Business in its sole discretion and without regard to any interest of the Company or any other Person therein and no such exercise of any such right shall be subject to the provisions of Section 10.02.

ARTICLE 11
Financial Reporting

Section 11.01 .  Annual Financial Information.  (a)  The Company agrees that, so long as any member of the GE Group meets the Equity Method Threshold at any time during any fiscal year, the Company shall deliver to GE:

(i) within eight calendar days following the conclusion of such fiscal year, the estimated consolidated net income of the Company and updated Agreed Adjustments, if applicable, for such fiscal year;

(ii) in accordance with the timeframe established by Comcast to satisfy its reporting requirements, but in no event later than seven Business Days following the conclusion of such fiscal year, the Corporate Reporting Data and updated Agreed Adjustments, if applicable, for such fiscal year, subject to adjustment, if any, pursuant to Section 11.01(b)(ii);

(iii) within five Business Days prior to the day the Company completes its audited annual consolidated financial statements (the “Audited Financial Statements”), and, in any event, prior to the issuance of the Company’s audit opinion by the Company Auditors (the “Audit Opinion”), a draft of the final form of the Audited Financial Statements and a draft of the final form of the Audit Opinion; and

(iv) upon completion of the Audited Financial Statements and the Audit Opinion, a copy of such Audited Financial Statements and the manually signed Audit Opinion.

If requested by GE, the Company shall take commercially reasonable efforts to provide to GE the Audited Financial Statements in compliance with Regulation S-X under the Securities Act and to support the Company Auditors in providing manually signed reports and consents with respect to the Audited Financial Statements that are in compliance with Regulation S-X under the Securities Act, in each case, to enable the GE Group to adhere to the disclosure requirements therein should the Company qualify as a “significant investee” (as defined in Rule 3-09 of Regulation S-X under the Securities Act) of GE.  In addition, the Company shall use commercially reasonable efforts to provide the GE Group with any other information reasonably requested by GE to enable the GE Group to timely comply with its reporting requirements under applicable Law and, upon GE’s reasonable request, the Company shall request that the Company Auditors provide customary “comfort” letters and consents (at GE’s expense) with respect to any financial information provided by the Company pursuant to this Article 11 that is included in any securities offering by any member of the GE Group (and the Company shall use commercially reasonable efforts to facilitate the provision thereof).

(b) In all events, the timeline for the preparation and delivery of the Audited Financial Statements contemplated by Section 11.01(a)(iii) to GE will be governed by the timeline set forth by Comcast’s reporting requirements under applicable Law.  If the Audited Financial Statements are expected to be finalized subsequent to the filing of GE’s Form 10-K for any fiscal year the Company shall (i) upon five Business Days’ notice by GE, in accordance with the provisions of Section 11.03(a)(iii), deliver the management representation letter referenced therein to GE prior to the filing date of GE’s Form 10-K for such fiscal year, and (ii) inform GE in a timely manner of any issues (and shall promptly respond to any inquiries or requests relating to such issues made by GE) that arise (whether raised by the Company Auditors or otherwise) in connection with the preparation of the Audited Financial Statements to ensure proper financial reporting by GE of its investment in the Company.

(c) Following such time when the GE Group no longer meets the Equity Method Threshold, the Company agrees to furnish to GE as soon as practicable, the Company’s unaudited (or, if available, audited) consolidated balance sheet as at the end of such fiscal year and the related unaudited (or, if available, audited) statements of operations and cash flow for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and, if an audit of the Company is performed, certified by the Company Auditors, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year.  The provisions of this Section 11.01(c) shall terminate and be of no further force and effect upon the earlier to occur of (i) an IPO and (ii) the date on which no member of the GE Group holds any Membership Interests.

Section 11.02 .  Quarterly Financial Information.  (a)  The Company agrees that, so long as any member of the GE Group meets the Equity Method Threshold at any time during any fiscal quarter, the Company shall deliver to GE:

(i) within four calendar days following the conclusion of such fiscal quarter, the estimated consolidated net income of the Company and updated Agreed Adjustments, if applicable, for such fiscal quarter;

(ii) in accordance with the timeframe established by Comcast to satisfy its reporting requirements, but in no event later than seven Business Days following the conclusion of such fiscal quarter, the Corporate Reporting Data and updated Agreed Adjustments, if applicable, for such fiscal quarter, subject to adjustment, if any, pursuant to Section 11.02(b)(ii); and

(iii) in accordance with the timeframe established by Comcast to satisfy its reporting requirements, the unaudited quarterly consolidated financial statements of the Company (consisting of a balance sheet and statements of operations, changes in members equity, and comprehensive income).

(b) If the unaudited quarterly consolidated financial statements of the Company are expected to be finalized subsequent to the filing of GE’s Form 10-Q for any fiscal quarter, the Company shall (i) upon five Business Days’ notice by GE, in accordance with the provisions of Section 11.03(a)(iii), deliver the management representation letter referenced therein to GE prior to the filing date of GE’s Form 10-Q for such fiscal quarter, and (ii) inform GE in a timely manner of any issues (and shall promptly respond to any inquiries or requests relating to such issues made by GE) that arise in connection with the preparation of the Company’s unaudited quarterly consolidated financial statements to ensure proper financial reporting by GE of its investment in the Company.

(c) Following such time when the GE Group no longer meets the Equity Method Threshold, the Company agrees to furnish to GE as soon as practicable, the Company’s unaudited consolidated balance sheet as at the end of each of the first three fiscal quarters and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP, together with a comparison of the figures in such financial statements with the figures for the comparable period of the previous fiscal year.  The provisions of this Section 11.02(c) shall terminate and be of no further force and effect upon the earlier to occur of (i) an IPO and (ii) the date on which no member of the GE Group holds any Membership Interests.

Section 11.03 .  Certain Other Provisions Regarding Financial Reporting.  (a)  The Company agrees that, so long as any member of the GE Group meets the Equity Method Threshold during any quarterly or annual period:

(i) Maintenance of Books and Records.  The Company shall, and shall cause each of its consolidated Subsidiaries to, (A) make and keep books, records and accounts, which, in the good faith judgment of the Company, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries and (B) devise and maintain a system of internal accounting controls which, in the good faith judgment of the Company, is sufficient to provide reasonable assurances that: (x) transactions are executed in accordance with management’s general or specific authorization, (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other standard applicable to such statements and (2) to maintain accountability for assets and (z) access to assets is permitted only in accordance with management’s general or specific authorization.

(ii) Internal Audit and Company Auditors Reports.  The Company and Comcast shall allow GE reasonable access, upon GE’s reasonable request, to reports and/or results of performance of internal audit procedures performed by the internal audit functions of Comcast or the Company with respect to the Company for the purpose of complying with GE’s reporting and disclosure obligations under applicable Law.  Upon GE’s reasonable request, the Company shall deliver promptly to GE copies of all reports submitted to the Company by the Company Auditors (including, without limitation, each report submitted to the Company or any of its subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters) to the extent necessary to facilitate GE’s compliance with its reporting and disclosure obligations under applicable Law.

(iii) Management Representation Letters.  For so long as the Company qualifies as a “significant investee” (as defined in Rule 3-09 of Regulation S-X under the Securities Act) of GE, the Company shall provide GE the annual or quarterly management representation letter, as applicable, in form and substance that is consistent with the financial reporting practices of Comcast and its Subsidiaries and reasonably satisfactory to GE, which management representation letter shall be signed by the President, Chief Financial Officer and Controller of the Company and delivered to GE on a timeline that is consistent with the issuance of annual and quarterly financial statements, as applicable, in accordance with GE’s reporting schedule.

(iv) Company Operating Review.  The Company shall promptly deliver to GE any budget or forecasting reports or updates completed in accordance with the internal financial reporting processes of Comcast (“Budget and Forecasting Reports”), together with any adjustments to the Agreed Adjustments in connection therewith to the extent known by the Company at the time of delivery of the relevant Budget and Forecasting Reports.  The Company agrees to deliver Budget and Forecasting Reports on at least a quarterly basis.

(b) Fiscal Periods.  The Company shall advise GE if, as of the Closing Date, any Contributed Comcast Subsidiary (as defined in the Master Agreement) has a fiscal year which ends on a date other than December 31.  Fiscal period ends shall be as determined by Comcast and shall not be adjusted to reflect any differences between fiscal period ends of Comcast and GE.  The Company shall use commercially reasonable efforts to maintain a fiscal year which ends on December 31 and, so long as the Company is required to deliver any financial information pursuant to Sections 11.01 and 11.02, shall provide prompt written notice to GE in the event of any change to the Company’s fiscal year end.

Section 11.04 .  GE Annual Statements.  In connection with any GE Group member’s preparation of its audited annual financial statements and its annual reports to shareholders (collectively the “GE Annual Statements”), during any fiscal year in which the members of the GE Group meet the Equity Method Threshold, the Company agrees as follows:
(a) Coordination of Auditors’ Opinions.  Notwithstanding any other provisions hereof, for so long as the Company qualifies as a “significant investee” (as defined in Rule 3-09 of Regulation S-X under the Securities Act) of GE, (i) the Company will use its commercially reasonable efforts to enable the Company Auditors to complete their audit and issue their opinion on the Audited Financial Statements in sufficient time to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements, and (ii) the Company and GE shall coordinate timing of their respective audits to allow for the aforementioned timely filing and communication of the GE Annual Statements.
(b) Access to Audit Personnel and Working Papers.  The Company will request the Company Auditors to make available to the GE Auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time after the Company Auditors’ opinion date, so that the GE Auditors are able to perform the procedures they consider necessary as it relates to the GE Auditors’ report on the GE Annual Statements.
Section 11.05 .  Access to Management Personnel and Information. So long as any member of the GE Group meets the Equity Method Threshold, the Company agrees to permit GE and the GE Auditors to inspect, at GE’s sole expense, all existing books and records of the Company and its Subsidiaries, and to provide GE and the GE Auditors reasonable access to the management and other relevant personnel of the Company and its Subsidiaries, in each case, during regular business hours for any purpose reasonably related to GE’s status as a (direct or indirect) holder of Membership Interests; provided that the Company and its Subsidiaries shall not be required to cooperate with any inspection or access requests pursuant to this Section 11.05 that would unduly interfere with their business operations.
Section 11.06 .  GE Public Filings.  The Company shall use commercially reasonable efforts to assist GE, to the extent reasonably requested by GE, in the preparation of GE Public Filings; provided that such assistance shall be limited to information relating to the Company required to be disclosed in the relevant GE Public Filing.  The Company agrees to provide to GE information that is required to be disclosed therein under applicable Law(including financial information and financial statements of the Company and the Contributed Comcast Businesses (as defined in the Master Agreement)) and, upon GE’s reasonable request, the Company shall request that the Company Auditors provide customary “comfort” letters and consents (at GE’s expense) with respect to any financial information provided by the Company pursuant to this Section 11.06 that is included in any securities offering by any member of the GE Group (and the Company shall use commercially reasonable efforts to facilitate the provision thereof).  The Company agrees to use commercially reasonable efforts to provide such information in a timely manner to enable GE to prepare, print and release GE Public Filings on such dates as GE shall reasonably determine.
Section 11.07 .  Compensation for Providing Information.  The party requesting information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party.
Section 11.08 .  Liability.  No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such information.  No party shall have any liability to any other party if any information is destroyed.
Section 11.09 .  Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article 11 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any other provision of this Agreement (including Article 10) or any other Transaction Agreement.

ARTICLE 12
Dissolution, Liquidation and Termination

Section 12.01 .  No Dissolution.  The Company shall not be dissolved by the withdrawal of any Member (subject to Section 12.02(d)) or the admission of Additional Members in accordance with the terms of this Agreement.

Section 12.02 .  Events Causing Dissolution.  The Company shall be dissolved and its affairs shall be wound up solely upon the first to occur of the following events:

(a) subject to Section 4.10(a), the determination of the Members, by means of an affirmative vote of the Members holding a majority of the outstanding Membership Interests, to dissolve and terminate the Company;

(b) the sale of all or substantially all of the Company’s assets;

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(d) at any time when there are no Members, unless the Company is continued in accordance with the Act.

Section 12.03 .  Bankruptcy of a Member.  The bankruptcy (within the meaning of Sections 18-101 and 18-304 of the Act) of a Member shall not cause such Member to cease to be a Member, and upon the occurrence of such event, the Company shall continue without dissolution.  The receivership or dissolution of a Member will not in and of itself cause the dissolution of the Company, and upon the occurrence of such event, the Company shall continue without dissolution under the management and control of the remaining Members, unless there are no remaining Members of the Company.

Section 12.04 .  Winding Up.  (a)  In the event of the dissolution of the Company pursuant to Section 12.02, the Company’s affairs shall be wound up by a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.

(b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 12.05 any remaining assets of the Company, all without affecting the liability of Members and without imposing any liability on any Liquidating Agent.

(c) Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.

(d) A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation.  Subject to the provisions of Section 12.05, the Liquidating Agent shall have reasonable discretion to determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation.  The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

(e) Upon the completion of the winding up of the Company, any Director designated by the Comcast Members or the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

Section 12.05 .  Distribution of Assets.  (a)  As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):

(i) first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision has been made and distributions to Members under Article 8; and

(ii) to the Members in respect of their Membership Interests pro rata in accordance with the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, allocations and adjustments for all periods.

(b) It is the intention of the parties that final Capital Account balances of the Members in respect of their Membership Interests will permit liquidating distributions to be made (after the satisfaction of the obligations of the Company to creditors pursuant to Section 12.05(a)(i) hereof) pro rata in accordance with their respective Membership Percentages.  The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member in respect of its Membership Interests immediately prior to the distribution of the Company’s assets pursuant to Section 12.05(a)(ii) (after the satisfaction of the obligations of the Company to creditors pursuant to Section 12.05(a)(i)) being equal to the amount that would be distributable to such Member in accordance with its

Membership Percentage.  The Company is authorized, to the extent possible, to make appropriate adjustments to the allocation of items of income, gain, loss and deduction as necessary to cause the amount of each Member’s Capital Account in respect of its Membership Interests immediately prior to the distribution of the Company’s assets pursuant to Section 12.05(a)(ii) (after the satisfaction of the obligations of the Company to creditors pursuant to Section 12.05(a)(i)) to equal the amount that would be distributable to such Member in respect of its Membership Interests in accordance with its Membership Percentage.  Notwithstanding Section 12.05(a)(ii), if the Company is unable to make allocations such that the final Capital Account balances in respect of the Members’ Membership Interests are pro rata in accordance with the Members’ Membership Percentages, distributions to Members in respect of their Membership Interests pursuant to Section 12.05(a)(ii) shall be pro rata in accordance with their respective Membership Percentages.

(c) The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 12.05.

Section 12.06 .  Distributions in Cash or in Kind.  Upon the dissolution of the Company, the Liquidating Agent shall use all commercially reasonable efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.05; provided that if in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its value (determined in good faith by the Liquidating Agent), in accordance with Section 12.05, subject to the priorities set forth in Section 12.05, and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 12.05(a).

Section 12.07 .  Claims of the Members.  The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Director, any other Member or, for the avoidance of doubt, Comcast or GE.  No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.

ARTICLE 13
Miscellaneous

Section 13.01 .  Further Assurances.  Each Member, Comcast and GE shall, upon the request from time to time of the Company and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company to carry out fully the purposes and intent of this Agreement.

Section 13.02 .  Amendment or Modification.  (a)  This Agreement may be amended or modified only with the written consent of (i) Comcast and (ii) GE; provided that, subject to Section 13.02(b), the consent of GE will not be required from and after such time as GE’s Percentage Interest is less than 10%.

(b) In addition, any amendment or modification of this Agreement that (i) adversely affects a Member or any of its Affiliates disproportionately to its effect on the other Members and their Affiliates, (ii) diminishes a Member’s express rights under the terms of this Agreement, or (iii) imposes obligations on a Member in a manner contrary to the express provisions of this Agreement, shall, in each case, require the prior written consent of such Member.

(c) Notwithstanding Sections 13.02(a) and 13.02(b), the Board of the Company may amend, without the consent of Comcast, GE or any of the Members:

(i) this Agreement solely in order to reflect the fact that a new Member admitted in accordance with the terms of this Agreement has agreed to become bound by, and subject to, this Agreement;

(ii) this Agreement and the Certificate of Formation in order to change the name of the Company to the extent such change of name is permitted pursuant to Section 2.02;

(iii) Schedule 4.01 to this Agreement to reflect changes required pursuant to changes in the Members (including the admission of Additional Members), Membership Interests, Membership Percentages, and Percentage Interests of the Members in accordance with the terms of this Agreement; and

(iv) this Agreement, to reflect the terms of any equity interests in the Company and the issuance thereof as provided in Section 3.03(b).

Section 13.03 .  Waiver; Cumulative Remedies.  Except as otherwise specifically provided herein, any party may waive any right of such party under this Agreement by an instrument signed in writing by such party.  Except as specifically provided herein, the failure or delay of any Member to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Member thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 13.04 .  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto.  There are no agreements, undertakings, representations or warranties of any of the parties hereto with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.

Section 13.05 .  Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Company and the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that any Person who is entitled to exculpation, indemnification or advancement pursuant to Section 6.01 of this Agreement and is not party to this Agreement shall be a third-party beneficiary of this Agreement to the extent required for purposes of such Section 6.01; provided that all claims for indemnification shall be made only in the name and on behalf of such Person by a Member.

Section 13.06 .  Non-Assignability; Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto (including for the avoidance of doubt in connection with Transfers permitted hereunder) except that in connection with (i) Transfers made by GE or any of its Affiliates in accordance with the terms of this Agreement GE may assign or cause to be assigned rights and obligations of GE and its Affiliates under Section 3.07, Article 9 and Exhibit D (provided that no such assignment shall relieve any party of any of its obligations hereunder and provided, further, that if the Second Comcast Purchase Right has expired without Comcast having exercised such Comcast Purchase Right or GE having sold or permitted to be sold (or agreed to sell or permit to sell) any securities representing GE’s Percentage Interest immediately after the Closing, subject to the last sentence of this Section 13.06, GE may in connection with a Transfer of securities representing all of GE’s Percentage Interest assign or cause to be assigned all rights and obligations of GE and its Affiliates under this Agreement), (ii) a Transfer made by Comcast and its

Affiliates of all (but not less than all) of the Membership Interests held by the Comcast Members in accordance with the terms of this Agreement Comcast may assign or cause to be assigned all of the rights and obligations of Comcast and its Affiliates under this Agreement (provided that, except as set forth in Section 9.01(b)(iv), no such assignment shall relieve any party of any of its obligations hereunder) and (iii) a Transfer made by Comcast and its Affiliates of Membership Interests held by the Comcast Members in accordance with the terms of this Agreement Comcast may assign or cause to be assigned rights and obligations of Comcast and its Affiliates under Sections 3.07 and 9.07 and Exhibit D (provided that no such assignment shall relieve any party of any of its obligations hereunder).  Prior to any Transfer (and related assignment) contemplated by the second proviso in clause (i) of this Section 13.06, the applicable transferee must certify in writing to Comcast and the Company that, immediately after giving effect to such Transfer, such transferee and its Affiliates would be in compliance with Section 10.03 and expressly covenant with Comcast and the Company that such transferee and its Affiliates will comply with Section 10.03.  Notwithstanding anything to the contrary contained in this Agreement, no Transfer of HoldCo Shares otherwise permitted by the provisions of this Agreement shall become effective unless the transferee of such HoldCo Shares agrees in writing to be bound as a HoldCo Shareholder by the provisions of Section 8(g) of the Tax Matters Agreement.  For the avoidance of doubt, any Membership Interests or HoldCo Shares Transferred by GE or any of its Affiliates (other than shares of Common Stock sold in a Public Offering or pursuant to a Rule 144 Sale) shall remain subject to the Comcast Purchase Rights pursuant to Section 9.03 and the rights of Comcast under Sections 9.06, 9.07 and 9.10 (it being understood that shares of Common Stock sold in a Public Offering or pursuant to a Rule 144 Sale shall not remain subject to any such rights), and any transferee of any such securities shall be obligated to participate in any Back-End Transaction pursuant to Section 9.08 (either by agreeing to sell all New HoldCo Common Interests (as defined in Exhibit E-1) held by such transferee to Comcast in accordance with Exhibit E-1 or by agreeing to receive the same form and amount of consideration per security as GE and its Subsidiaries) and GE shall provide Comcast with notice promptly after such Transfer of the manner in which such transferee has agreed to become obligated to participate in any Back-End Transaction, in each case, even if any of such Sections do not reference any of such securities held by the transferees of GE or such Affiliate or any of such transferees.

Section 13.07 .  Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity.  Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties.  In any event, the invalidity or unenforceability of any provision of this

Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 13.08 .  Injunctive Relief.  The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available.  Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties and the Company may be entitled to in law or in equity, each of the parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to seek specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof.  Furthermore, the parties expressly agree that if any of the parties hereto, or the Company, institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law.  Each party hereby waives any requirement of any posting of bond.

Section 13.09 .  Governing Law.  This  Agreement shall be governed by and construed in accordance with the provisions of the Act, and other applicable Laws of the State of Delaware, without regard to its conflicts of law principles.

Section 13.10 .  Submission to Jurisdiction.  For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and subject to Sections 9.02 and 10.02, each party to this Agreement irrevocably submits, to the fullest extent permitted by Law, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts.  For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection to the laying of venue in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each party irrevocably consents, to the fullest extent permitted by Law, to service of process in connection with any such suit, action or other proceeding by registered mail to such party at its address set forth in this Agreement, in accordance with the provisions of Section 13.12.  The consent to jurisdiction set forth in this

Section 13.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 13.10.  The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 13.11 .  Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 13.12 .  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Comcast or any Comcast Member:

Comcast Corporation
One Comcast Center
Philadelphia, PA  19103
Attention: General Counsel
Facsimile:  (215) 286-7794

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: David L. Caplan
               William Aaronson
Facsimile:  (212) 450-3800
Telephone: (212) 450-4000

If to GE or HoldCo:

General Electric Company
3135 Easton Turnpike, W3A24
Fairfield, CT  06828

Attention:  Senior Counsel for Transactions
Facsimile: (203) 373-3008

And a copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff
                R. Jay Tabor
Facsimile: (212) 310-8007
Telephone: (212) 310-8000

If to any other Member:  to such addresses reflected in the books and records of the Company.

By written notice to the Company, any Member, Comcast or GE may change the address to which notices shall be directed.

Section 13.13 .  Counterparts.  This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMCAST CORPORATION
By:
Name:
Title:

[INITIAL COMCAST MEMBER 1]
By:
Name:
Title:

[INITIAL COMCAST MEMBER 2]
By:
Name:
Title:

[INITIAL COMCAST MEMBER 3]
By:
Name:
Title:

GENERAL ELECTRIC COMPANY
By:
Name:
Title:

NAVY HOLDINGS, INC.
By:
Name:
Title: